FORM 1-A TIER II OFFERING

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 30, 2019

SUBJECT TO COMPLETION

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

CloudCommerce, Inc.

321 Sixth Street, San Antonio, TX 78215

Phone: (805) 964-3313

www.cloudcommerce.com

Up to 800,000 shares of Series F Preferred Stock

Minimum investment 20 shares of Series F Preferred Stock ($500)

SEE “SECURITIES BEING OFFERED” AT PAGE 39

	Price to Public	Broker-Dealer discount and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons
Per share	$25.00	$0.25	$24.75	$0
Total Maximum	$20,000,000	$200,000	$19,800,000	$0

(1)	CloudCommerce, Inc. (the “Company”) has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fees payable by the Company to Dalmore. See “Plan of Distribution” for details.

(2)	The Company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $250,000 regardless of the number of shares that are sold in this offering. In the event that the maximum offering amount is sold, the total offering expenses will be approximately $2,200,000.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) ______, 2020, or (3) the date at which the offering is earlier terminated by the Company at its sole discretion. The Company intends to engage an agent to hold any funds that are tendered by investors. The Offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $500 (20 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 2.

Sales of these securities will commence on approximately _______, 2019.

The company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this Offering Circular is_______ __, 2019.

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SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in our Series F Preferred Stock. You should carefully read the entire Offering Circular carefully, especially concerning the risks associated with the investment in the securities covered by this Offering Circular discussed under the “Risk Factors” section beginning on page 2.

The Company

CloudCommerce is a leading provider of audience-driven business intelligence and marketing solutions.

The Offering

Securities offered	Up to 800,000 shares of Series F Preferred Stock

Common Stock outstanding before the Offering	142,021,401 shares (based on number of shares outstanding as of August 28, 2019)

Preferred Stock outstanding before the Offering	10,000 shares of Series A Preferred Stock, 18,025 shares of Series B Preferred Stock, 14,425 shares of Series C Preferred Stock, 90,000 shares of Series D Preferred Stock, 10,000 shares of Series E Preferred Stock, and 0 shares of Series F Preferred Stock (see “Securities Being Offered” for description of each series of preferred stock)

Preferred Stock outstanding after the Offering	10,000 shares of Series A Preferred Stock, 18,025 shares of Series B Preferred Stock, 14,425 shares of Series C Preferred Stock, 90,000 shares of Series D Preferred Stock, 10,000 shares of Series E Preferred Stock, and 800,000 shares of Series F Preferred Stock (assuming sale of maximum offering amount)

Offering Price	$25.00 per share

Market for Common Stock and Preferred Stock	Our common stock is quoted on the OTCQB. We will seek to have a market maker file an application with FINRA on our behalf so as to be able to quote the Series F Preferred Stock on the OTCQB.

Minimum Investment	$500.00

Terms of the Series F Preferred Stock

Holders of the Series F Preferred Stock will be entitled to the following:

●	Dividend distribution:

o	Accrual of dividends:

▪	Investors in this Offering will begin to accrue an annual 10% dividend after the issuance of their Series F Preferred Stock, payable in preference and priority to any payment of any dividend on the common stock. Such dividend rights will be on a pari passu basis with the Series A Preferred Stock.

▪	Payment of dividends:

●	Payments will be made monthly provided legally available funds are available. The Company intends to reserve 15% of the gross funds raised from this Offering for payments of such dividends.

●	Voting: The Series F Preferred Stock will not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series F Preferred Stock.

●	Liquidation preference: The Series F Preferred Stock will be entitled to a liquidation preference in an amount equal to $25 per share plus any declared but unpaid dividends, before any payments to holders of common stock.

●	No conversion rights: Shares of Series F Preferred Stock will not be convertible into common stock.

●	Redemption: To the extent it may lawfully do so, the Company may, in its sole discretion, after the first anniversary of the original issuance date of the Series F Preferred Stock, redeem any or all of the then outstanding shares of Series F Preferred Stock at a redemption price of $25 per share plus any accrued but unpaid dividends.

RISK FACTORS

Investing in our Series F Preferred Stock involves a high degree of risk. In addition to the other information provided in this Offering Circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our capital stock. We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects.

Risks Related to Our Business

We have a history of losses and can provide no assurance of our future operating results.

We have experienced net losses and negative cash flows from operating activities, and we expect such losses and negative cash flows to continue in the foreseeable future. As of December 31, 2018, and 2017 and the six months ended June 30, 2019, we had working capital deficit of $4,146,991, $1,835,714 and $4,992,709 respectively.   For the year ended December 31, 2018, and the six months ended June 30, 2019, we incurred net losses of $2,870,013, and 1,069,633, respectively. The opinion of our independent registered public accountants on our audited financial statements for the years ended December 31, 2018 and 2017 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon raising capital from financing transactions and future sales.

We have a limited operating history, which may make it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a relatively short operating history and have been delivering SWARM solutions, our proprietary audience-driven business intelligence solution, since January 2018, and are now in the process of building SWARM into a SaaS (software-as-a-service) solution. As a result, it may be difficult to evaluate in an investment in our stock. Furthermore, we operate in an industry that is characterized by rapid technological innovation, intense competition, changing customer needs and frequent introduction of new products, technologies and services. We have encountered, and we will continue to encounter, risks and uncertainties frequently experienced by companies in evolving industries. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in the market, or we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

Our future success will depend in large part on our ability to, among other things:

●	market acceptance of our current and future products and services;

●	improve the performance and capabilities of our products;

●	manage the full automation of our SWARM solution;

●	compete with other companies, custom development efforts and open source initiatives that are currently in, or may in the future enter, the market for our products;

●	technology and data center infrastructure, enhancements to cloud architecture, improved disaster recovery protection, increasing data security, compliance and operations expenses;

●	data center costs as customers increase the amount of data that is available to our platform and the number of users on our platform;

●	the amount and timing of operating expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations and infrastructure;

●	write-downs, impairment charges or unforeseen liabilities in connection with intangible assets or acquisitions;

●	our ability to successfully manage any acquisitions; and

●	general economic and political conditions in our domestic and international markets

If we fail to address or manage these risks successfully, including those associated with the challenges listed above as well as those described elsewhere in this section, our business will be adversely affected and our results of operations will suffer.

Our success depends on increasing the number and value of enterprise sales transactions, which typically involve a longer sales cycle, greater deployment challenges and additional support and services than sales to individual purchasers of our products.

Growth in our revenues and profitability depends in part on our ability to complete more and larger enterprise sales transactions. These larger transactions may involve significant customer negotiation. Enterprise customers may undertake a significant evaluation process, which can last from several months to a year or longer. For example, in recent periods, excluding renewals, our transactions over $100,000 have generally taken over three months to close. Any individual transaction may take substantially longer than three months to close. If our sales cycle were to lengthen in this manner, events may occur during this period that affect the size or timing of a purchase or even cause cancellations, which may lead to greater unpredictability in our business and results of operations. We will spend substantial time, effort and money on enterprise sales efforts without any assurance that our efforts will produce any sales

The actual market for our products and services could be significantly smaller than our estimates of our total potential market opportunity, and if customer demand for our products and services does not meet expectations, our ability to generate revenue and meet our financial targets could be adversely affected.

While we expect strong growth in the markets for our products, it is possible that the growth in some or all of these markets may not meet our expectations, or materialize at all. The methodology on which our estimate of our total potential market opportunity is based includes several key assumptions based on our industry knowledge, market research, and customer experience. If any of these assumptions proves to be inaccurate, then the actual market for our products could be significantly smaller than our estimates of our total potential market opportunity. In addition, we have very limited experience with customer adoption of our products, having only provided SWARM solutions since January 2018. If the customer demand for our products or the adoption rate in our target markets does not meet our expectations, our ability to generate revenue from customers and meet our financial targets could be adversely affected.

If our new products and product enhancements do not achieve sufficient market acceptance, our results of operations and competitive position will suffer.

We spend substantial amounts of time and money to research and develop new software and enhanced versions of our existing software to incorporate additional features, improve functionality, function in concert with new technologies or changes to existing technologies and allow our customers to analyze a wide range of data sources. When we develop a new product or an enhanced version of an existing product, we typically incur expenses and expend resources upfront to market, promote and sell the new offering. Therefore, when we develop and introduce new or enhanced products, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market.

Further, we may make changes to our software that our customers do not find useful. We may also discontinue certain features, begin to charge for certain features that are currently free or increase fees for any of our features or usage of our software. We may also face unexpected problems or challenges in connection with new product or feature introductions.

Our new products or product enhancements, such as SWARM, and changes to our existing software could fail to attain sufficient market acceptance for many reasons, including:

●	failure to predict market demand accurately in terms of software functionality and capability or to supply software that meets this demand in a timely fashion;

●	inability to operate effectively with the technologies, systems or applications of our existing or potential customers;

●	defects, errors or failures;

●	negative publicity about their performance or effectiveness;

●	delays in releasing our new software or enhancements to our existing software to the market;

●	the introduction or anticipated introduction of competing products by our competitors;

●	an ineffective sales force;

●	poor business conditions for our end-customers, causing them to delay purchases; and

●	the reluctance of customers to purchase software incorporating open source software.

In addition, because our products are designed to operate on and with a variety of systems, we will need to continuously modify and enhance our products to keep pace with changes in technology. We may not be successful in either developing these modifications and enhancements or in bringing them to market in a timely fashion.

If our new software or enhancements and changes do not achieve adequate acceptance in the market, our competitive position will be impaired, and our revenues could decline. The adverse effect on our results of operations may be particularly acute because of the significant research, development, marketing, sales and other expenses we will have incurred in connection with the new software or enhancements.

Real or perceived errors, failures or bugs in our software could adversely affect our results of operations and growth prospects.

Because our software is complex, undetected errors, failures or bugs may occur, especially when new versions or updates are released. Our software is often installed and used in large-scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures of our software or other aspects of the computing environment into which it is deployed. In addition, deployment of our software into computing environments may expose undetected errors, compatibility issues, failures or bugs in our software. Despite testing by us, errors, failures or bugs may not be found in our software until it is released to our customers. Moreover, our customers could incorrectly implement or inadvertently misuse our software, which could result in customer dissatisfaction and adversely impact the perceived utility of our products as well as our brand. Any of these real or perceived errors, compatibility issues, failures or bugs in our software could result in negative publicity, reputational harm, loss of or delay in market acceptance of our software, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays or cessation of our licensing, which could cause us to lose existing or potential customers and could adversely affect our results of operations and growth prospects.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and results of operations.

We have in the past experienced, and may in the future experience, performance issues due to a variety of factors, including infrastructure changes, human or software errors, website or third-party hosting disruptions or capacity constraints due to a number of potential causes including technical failures, cyber-attacks, security vulnerabilities, natural disasters or fraud. If our security is compromised, our website is unavailable or our users are unable to download our software within a reasonable amount of time or at all, our business could be negatively affected. Moreover, if our security measures, products or services are subject to cyber-attacks that degrade or deny the ability of users to access our website, products or services, our products or services may be perceived as unsecure and we may incur significant legal and financial exposure. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. These cloud-based products are hosted at third-party data centers that are not under our direct control. If these data centers were to be damaged or suffer disruption, our ability to provide these products to our customers could be impaired and our reputation could be harmed.

In addition, it may become increasingly difficult to maintain and improve our website performance, especially during peak usage times and as our software becomes more complex and our user traffic increases. Adverse consequences could include unanticipated system disruptions, slower response times, degradation in level of customer support and impaired quality of users’ experiences, and could result in customer dissatisfaction and the loss of existing customers. We expect to continue to make significant investments to maintain and improve website performance and security and to enable rapid and secure releases of new features and applications for our software. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and results of operations may be adversely affected.

Our products use third-party software and services that may be difficult to replace or cause errors or failures of our products that could lead to a loss of customers or harm to our reputation and our operating results.

We license third-party software and depend on services from various third parties for use in our products. In the future, this software or these services may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of the software or services could result in decreased functionality of our products until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated, which could harm our business.

In addition, any errors or defects in or failures of the third-party software or services could result in errors or defects in our products or cause our products to fail, which could harm our business and be costly to correct. Many of these providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our customers or third-party providers that could harm our reputation and increase our operating costs.

We will need to maintain our relationships with third-party software and service providers, and to obtain software and services from such providers that do not contain any errors or defects. Any failure to do so could adversely impact our ability to deliver effective products to our customers and could harm our operating results.

If customers demand products that provide business analytics via a SaaS business model, our business could be adversely affected.

In recent years, we believe that companies have begun to expect that key software be provided through a SaaS model, and customers may eventually require that we provide our product via a SaaS deployment. We have recently announced SWARM, our professional services solution that provide our core capabilities as a commercial service offering. We anticipate using our current cash or future cash flows to fund further development of a SaaS version of SWARM, and we may encounter difficulties that cause our costs to exceed our current expectations. Moreover, to commercially provide this product at scale, we will need to make additional investments in related infrastructure such as server farms, data centers, network bandwidth and technical operations personnel. All of these investments will negatively affect our operating results. Even if we make these investments, we may be unsuccessful in achieving significant market acceptance of this new product. Moreover, sales of a potential future SaaS offering by our competitors could adversely affect sales of all of our existing products. In addition, increasing sales of our SaaS offering could cannibalize our professional services offering to our existing and prospective customers, which could negatively impact our overall sales growth. The migration of our customers to a SaaS model would also change the manner in which we recognize revenue, which could adversely affect our operating results and business

Our use of open source software could negatively affect our ability to sell our software and subject us to possible litigation.

We use open source software in our software and expect to continue to use open source software in the future. We may face claims from others claiming ownership of, or seeking to enforce the license terms applicable to such open source software, including by demanding release of the open source software, derivative works or our proprietary source code that was developed using such software. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open source code change, we may be forced to re-engineer our software or incur additional costs. Finally, we cannot assure you that we have not incorporated open source software into our software in a manner that may subject our proprietary software to an open source license that requires disclosure, to customers or the public, of the source code to such proprietary software. Any such disclosure would have a negative effect on our business and the value of our software.

We may require additional capital to fund our business and support our growth, and our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.

We intend to continue to make substantial investments to fund our business and support our growth. In addition, we may require additional funds to respond to business challenges, including the need to develop new features or enhance our software, improve our operating infrastructure or acquire or develop complementary businesses and technologies. As a result, we may need to engage in equity or debt financings to provide the funds required for these and other business endeavors. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain such additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely affected. In addition, our inability to generate or obtain the financial resources needed may require us to delay, scale back, or eliminate some or all of our operations, which may have a material adverse effect on our business, operating results, financial condition and prospects.

A significant portion of our total assets consists of goodwill, which is subject to a periodic impairment analysis and a significant impairment determination in any future period could have an adverse effect on our results of operations even without a significant loss of revenue or increase in cash expenses attributable to such period.

We have goodwill totaling $4,575,000 at December 31, 2018 resulting from the acquisitions of Parscale Creative, WebTegrity and Parscale Media. We evaluate this goodwill for impairment based on the fair value of the operating business units to which this goodwill relates at least once a year. This estimated fair value could change if we are unable to achieve operating results at the levels that have been forecasted, the market valuation of those business units decreases based on transactions involving similar companies, or there is a permanent, negative change in the market demand for the services offered by the business units. These changes could result in an impairment of the existing goodwill balance that could require a material non-cash charge to our results of operations.

We operate with significant levels of debt and rely on funding to operate.

As of December 31, 2018, our total outstanding debts were approximately $2,100,000. In addition, a large portion of the outstanding debt is owed to an entity controlled by our Chief Financial Officer. Due to operational losses, we continue to require funding from our lenders to cover operational expenses. Although we are not required to make quarterly or annual payments on the outstanding balance of our debt, interest accrues on the principal amount of such debt and the balance is required to be repaid at some point in the future. There is no guarantee that we will have sufficient funds to pay our obligations, nor is there a guarantee that our lenders will re-finance the debts or extend the maturity dates.

There is no guarantee that our lenders will continue to support us.

We may require additional capital to fund operations, finance additional acquisitions, purchase computer equipment, expand into additional markets, initiate advertising campaigns, or hire key personnel. Although we have positive working relationships with our lenders, there is no guarantee that the lenders will continue to support us in all the ways we choose to spend our capital. If our lenders choose not to fund the Company, then our operations may be halted, our growth may decrease, or we may need to scale back on our expenditures.

We are operating at a loss and may incur additional losses in the future.

Our net loss for the year ended December 31, 2018 was $(2,870,013). To reach our business growth objectives, we currently expect to increase our operating, sales, and marketing expenses, as well as capital expenditures. To offset these expenses, we will need to generate additional profitable revenue. If our revenue declines or grows slower than either we anticipate or our clients’ projections indicate, or if our operating, sales and marketing expenses exceed our expectations or cannot be reduced to an appropriate level, we may not generate sufficient revenue to be profitable or be able to sustain or increase profitability on a quarterly or annual basis in the future.

We are dependent on key personnel for our operations. If those key personnel were to leave the Company, operations may suffer.

Our performance is highly dependent on the continued services of our executive officers and other key personnel, the loss of any of whom could materially adversely affect our business. In addition, we need to attract and retain other highly-skilled, technical and managerial personnel for whom there is intense competition. For example, if we are unable to hire or continually train our employees to keep pace with the rapid and continuing changes in technology and the markets we serve or changes in the types of services our clients are demanding, we may not be able to develop and deliver new services and solutions to fulfill client demand. Our inability to attract and retain qualified technical and managerial personnel could materially adversely affect our ability to maintain and grow our business significantly.

If labor rates for key personnel increases, the increase may strain cash flows further.

Competition for labor could substantially increase our labor costs. Although we seek to preserve the contractual ability to pass through increases in labor costs to our clients, not all of our current contracts provide us with this protection, and we may enter into contracts in the future which limit or prohibit our ability to pass through increases in labor costs to our clients. If we are unable to pass costs through to our clients, our financial condition may be materially affected.

We need to continue to invest in enhancements to our cloud infrastructure and if our required investments are greater than anticipated or fail to yield anticipated cost savings and performance benefits, our financial results will be negatively impacted.

We have made and will continue to make substantial investments in new equipment to support growth at our data centers, provide enhanced levels of service to our customers and reduce future costs of subscription revenues. Ongoing improvements to our cloud infrastructure may be more expensive than we anticipate and may not yield the expected savings in operating costs or the expected performance benefits. In addition, we may be required to re-invest any cost savings achieved from prior cloud infrastructure improvements in future infrastructure projects to maintain the levels of service required by our customers. We may not be able to maintain or achieve cost savings from our investments, which could harm our financial results.

If there is a triggering event that adversely affects the Company, then our intangible assets may be impaired, resulting in significant write offs.

Goodwill and identifiable intangible assets represented approximately 85% of our total assets as of December 31, 2018.  The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. We are required to test goodwill and intangible assets for impairment annually, as well as on an interim basis to the extent that factors or indicators become apparent that could reduce the fair value below its book value. Such factors requiring an interim test for impairment include loss of key employees, pending bankruptcy, loss of a significant client, declining sales, significant cost increases, change in management or declining spend in the industry.  If it is determined that there has been an event that may reduce the fair value of our intangible assets, then we would be required to write off all, or a portion, of the balance recorded as intangible assets. Such a write off would reduce earnings during the period of the write off.

We may become a party to litigation involving intellectual property rights, employment violations, breach of contract, or other lawsuit, which may place a burden on management and cash flows.

Third parties may, in the future, assert that our business, the technologies we use, or the business practices we use, infringe on their intellectual property rights or employment rights or that we are in violation of other rights or laws. Defending the Company against such actions may require significant time of management and substantial amounts of money. We cannot predict whether third parties will assert claims in the future or whether any future claims will prevent us from offering our products or services. If we are found to be in the wrong, we may be required to pay a significant amount of money which could include damages and attorneys’ fees.

A portion of our services are provided by third parties which we do not control. Such third parties may provide poor service which may harm the relationships we have with our clients.

We currently, and may in the future, rely on third party providers to provide various portions of our service offering.  If our business relationship with a third-party provider is negatively affected, or is terminated, we might not be able to deliver the corresponding service offering to our clients, which could cause us to lose clients and future business, reducing our revenues. Any such failure on the part of the third party, may damage our reputation and otherwise result in a material adverse effect upon our business and financial condition.

We face intense competition, and may not be able to compete effectively, which would reduce demand for our products and adversely affect our business, growth, revenues and market share.

The market for our products is intensely and increasingly competitive and subject to rapidly changing technology and evolving standards. In addition, many companies in our target market are offering, or may soon offer, products and services that may compete with our products.

Our current primary competitors generally fall into the following categories:

●	large software companies, including suppliers of traditional business intelligence products that provide one or more capabilities that are competitive with our products, such as Microsoft Corporation, Oracle Corporation, SAP AG and IBM;

●	business analytics software companies, such as Tableau Software, Inc., Qlik Technologies, Looker Data Services, Inc., Sisense, Inc., and Tibco Software, Inc.; and

●	SaaS-based products or cloud-based analytics providers such as salesforce.com, Inc. and Infor, Inc.

We expect competition to increase as other established and emerging companies enter the markets in which we compete, as customer requirements evolve and as new products and technologies are introduced

Many competitors, particularly the large software companies named above, have longer operating histories, significantly greater financial, technical, research and development, marketing, distribution, professional services or other resources and greater name recognition than we do. In addition, many competitors have strong relationships with current and potential customers, channel partners and development partners and extensive knowledge of markets in which we compete. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, for example by devoting greater resources to the development, promotion and sale of their products than we do.

Moreover, many of these competitors may bundle their data management and analytics products into larger deals or maintenance renewals, often at significant discounts or at no charge. Increased competition may lead to price cuts, alternative pricing structures or the introduction of products available for free or a nominal price, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share. We may not be able to compete successfully against current and future competitors, and our business, operating results and financial condition will be harmed if we fail to meet these competitive pressures.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, these competitors may increase their ability to meet the needs of customers. These relationships may limit our ability to sell or certify our products and services through specific distributors, technology providers, database companies and distribution channels and allow competitors to rapidly gain significant market share. These developments could limit our ability to obtain revenue from existing and new customers. If we are unable to compete successfully against competitors, our business, operating results and financial condition would be harmed.

We face intense competition in the business intelligence market which may lead to reduced revenue and loss of market share.

The markets for business intelligence (“BI”) software, analytical applications and information management are highly competitive and subject to rapidly changing technology and evolving standards. In addition, many companies in these markets are offering, or may soon offer, products and services that may compete with our software products.

We face competitors in several broad categories, including BI software, analytical processes, query, search and reporting tools. We compete with large technology corporations that provide one or more capabilities that are competitive with our software products, such as Amazon, IBM, Microsoft, Oracle and SAP AG, and with open source BI vendors, including Pentaho and JasperSoft. Open source software is software that is made widely available by its authors and is licensed “as is” for a nominal fee or, in some cases, at no charge. As the use of open source software becomes more widespread, certain open source technology could become competitive with our proprietary technology, which could cause sales of our products to decline or force us to reduce the fees we charge for our products. We also compete, or may increasingly in the future compete, with various independent competitors that are primarily focused on BI products, such as Birst, MicroStrategy, the SAS Institute, Tableau and TIBCO. We expect additional competition as other established and emerging companies or open source vendors enter the BI software market and new products and technologies are introduced. We expect this to be particularly true with respect to our cloud-based initiatives as we and our competitors seek to provide business analytics products based on a software-as-a-service, or SaaS, platform. This is an evolving area of business analytics solutions, and we anticipate competition to increase based on customer demand for these types of products.

Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources and greater name recognition than we do. In addition, many of our competitors have strong relationships with current and potential customers and extensive knowledge of the BI industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than us. Increased competition may lead to price cuts, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share. We may not be able to compete successfully against current and future competitors, and our business, operating results and financial condition will be harmed if we fail to meet these competitive pressures.

Current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, these competitors may increase their ability to meet the needs of our current or potential customers. Our current or prospective indirect channel partners may establish cooperative relationships with our current or future competitors. These relationships may limit our ability to sell our software products through specific distribution channels. Accordingly, new competitors or alliances among current and future competitors may emerge and rapidly gain significant market share. These developments could limit our ability to obtain revenues from new customers and to sustain maintenance revenues from our installed customer base. If we are unable to compete successfully against current and future competitors, our business, operating results and financial condition would be harmed.

We target a global marketplace and compete in a rapidly evolving and highly competitive industry which makes our future operating results difficult to predict. If we are unable to enhance products or acquire new products that respond to rapidly changing customer requirements, technological developments or evolving industry standards, our long-term revenue growth will be harmed.

We target the global business intelligence, or BI, marketplace, which is an industry characterized by rapid technological innovation, changing customer needs, substantial competition, evolving industry standards and frequent introductions of new products, enhancements and services. Any of these factors can render our existing software products and services obsolete or unmarketable. We believe that our future success will depend in large part on our ability to successfully:

●	support current and future releases of popular hardware, operating systems, computer programming languages, databases and software applications

●	develop new products and product enhancements that achieve market acceptance in a timely manner

●	maintain technological competiveness and meet an expanding range of customer requirements.

As we encounter increasing competitive pressures, we will likely be required to modify, enhance, reposition or introduce new products and service offerings. We may not be successful in doing so in a timely, cost-effective and appropriately responsive manner, or at all, which may have an adverse effect on our business, quarterly operating results and financial condition. All of these factors make it difficult to predict our future operating results which may impair our ability to manage our business

Our success is highly dependent on our ability to penetrate the existing market for business analytics software as well as the growth and expansion of that market.

Although the overall market for business analytics software is well-established, the market for business analytics software like ours is relatively new, rapidly evolving and unproven. Our future success will depend in large part on our ability to penetrate the existing market for business analytics software, as well as the continued growth and expansion of what we believe to be an emerging market for analytics solutions that are faster, easier to adopt, easier to use and more focused on self-service capabilities. It is difficult to predict customer adoption and renewal rates, customer demand for our products, the size, growth rate and expansion of these markets, the entry of competitive products or the success of existing competitive products. Our ability to penetrate the existing market and any expansion of the emerging market depends on a number of factors, including the cost, performance and perceived value associated with our products, as well as customers’ willingness to adopt a different approach to data analysis. Furthermore, many potential customers have made significant investments in legacy business analytics software systems and may be unwilling to invest in new software. If we are unable to penetrate the existing market for business analytics software, the emerging market for self-service analytics solutions fails to grow or expand, or either of these markets decreases in size, our business, results of operations and financial condition would be adversely affected.

Our financial results would suffer if the market for BI software does not continue to grow or if we are unable to further penetrate this market.

Resistance from consumer and privacy groups to increased commercial collection and use of data on spending patterns and other personal behavior and governmental restrictions on the collection and use of personal data may impair the further growth of this market, as may other developments. We cannot be sure that this market will continue to grow or, even if it does grow, that customers will purchase our software products or services. We have spent, and intend to keep spending, considerable resources to educate potential customers about BI software in general and our software products and services in particular. However, we cannot be sure that these expenditures will help our software products achieve any additional market acceptance or enable us to attract new customers or new users at existing customers. A reduction in the demand for our software products and services could be caused by, among other things, lack of customer acceptance, weakening economic conditions, competing technologies and services or decreases in software spending. If the market and our market share fail to grow or grow more slowly than we currently expect, our business, operating results and financial condition would be harmed.

Our industry is dependent on quickly evolving technologies and knowledge. If we do not maintain proper technology or knowledge, then our operations may be adversely affected.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our products and services and the underlying network infrastructure. If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, our business could be adversely affected. The internet and e-commerce environments are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. We must continue to address the increasingly sophisticated and varied needs of our clients and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

In addition, many competitors expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to competitors’ research and development programs. If we fail to maintain adequate research and development resources or compete effectively with the research and development programs of competitors, our business could be harmed. Our ability to grow is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver business intelligence solutions at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely affect our ability to compete.

Our acquisitions may not achieve expected benefits, and may increase our liabilities, disrupt our existing business and harm our operating results.

As part of our strategy, we seek to acquire other businesses and technologies to complement our current products, expand the breadth of our markets, or enhance our technical capabilities. For example, in August 2017, we acquired Parscale Creative. The benefits we expect to receive from these and other acquisitions depend on our ability to successfully conduct due diligence, negotiate the terms of the acquisition and integrate the acquired business into our systems, procedures and organizational structure. Any inaccuracy in our acquisition assumptions or any failure to uncover liabilities or risks associated with the acquisition, make the acquisition on favorable terms, integrate the acquired business or assets as and when expected or retain key employees of the acquired company may reduce or eliminate the expected benefits of the acquisition to us, increase our costs, disrupt our operations, result in additional liabilities, investigations and litigation, and may also harm our strategy, business and operating results. The failure to achieve expected acquisition benefits may also result in impairment charges for goodwill and purchased intangible assets.

Future acquisitions may include an equity component that may dilute the positions of current stockholders.

We have traditionally used our equity to finance our acquisitions. As we search for additional companies to acquire, the components of the purchase price may include a combination of cash, debt and equity. The issuance of a substantial amount of equity may have a dilutive effect on our current shareholders upon such equity being deemed free-trading. Although this dilution may result in higher trading volume, it may result in lower market prices, which may limit an investor’s ability to obtain a return on their investment.

In addition, the incurrence of debt could have a variety of negative effects, including:

●	default and foreclosure on our assets if our operating revenues are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We are subject to governmental laws, regulation and other legal obligations, particularly those related to privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could impair our efforts to maintain and expand our customer base, causing our growth to be limited and harming our business.

We receive, store and process personal information and other data from and about customers in addition to our employees and services providers. Also, in connection with future feature offerings, we may receive, store and process additional types of data, including personally identifiable information, related to end consumers. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, such as the U.S. Federal Trade Commission, or FTC, and various state, local and foreign agencies. Our data handling also is subject to contractual obligations and may be deemed to be subject to industry standards, including certain industry standards that we undertake to comply with.

The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use and storage of data relating to individuals, including the use of contact information and other data for marketing, advertising and other communications with individuals and businesses. In the United States, various laws and regulations apply to the collection, processing, disclosure, and security of certain types of data. Additionally, the FTC and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, dissemination and security of data. The laws and regulations relating to privacy and data security are evolving, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.

Any failure or perceived failure by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy, data protection, information security, marketing or consumer communications may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our customers and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and information security in the United States, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new features and maintain and grow our customer base and increase revenue. Future restrictions on the collection, use, sharing or disclosure of data or additional requirements for express or implied consent of our customers, partners or end consumers for the use and disclosure of such information could require us to incur additional costs or modify our platform, possibly in a material manner, which we may be unable to achieve in a commercially reasonable manner or at all, and which could limit our ability to develop new features. If our policies, procedures, or measures relating to privacy, data protection, information security, marketing, or customer communications fail, or are perceived as failing, to comply with laws, regulations, policies, legal obligations or industry standards, we may be subject to governmental enforcement actions, litigation, regulatory investigations, fines, penalties and negative publicity and could cause our application providers, customers and partners to lose trust in us, which could materially affect our business, operating results and financial condition.

There is a significant amount of exposure to the Company due to Bradley Parscale being on the board of directors.

As recently announced, Bradley Parscale was named as campaign manager for Donald Trump’s 2020 presidential election run. As soon as the announcement was made, opponents to Mr. Parscale and President Trump made a connection to Parscale Digital and CloudCommerce, resulting in negative press articles, vindictive message through social media, and angry direct messages to some of our employees. We expect these types of activities to continue, and potentially increase in intensity as we near the 2020 elections. There is a potential that employees who do not want to be associated with Mr. Parscale or President Trump will terminate their employment or attempt to cause harm to the Company. Further, there may be customers who may also want to reduce their business with us because of the relationship with Mr. Parscale. We could also lose customers, and if we are not able to replace the revenue from those lost customers, total revenue could decline.

Our executive officers and directors own a controlling interest in our voting stock and investors have a limited voice in our management.

Our executive officers and directors, in the aggregate, beneficially own approximately 84% of our common stock, as of August 28, 2019 (see “Security Ownership of Management and Certain Security Holders”). As a result, these stockholders acting together, have the ability to control substantially all matters submitted to the Company's stockholders for approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our principal stockholders, directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our common stock.

There is substantial doubt about our ability to continue as a going concern.

Our independent public accounting firm in their report dated December 31, 2018 included an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. Our ability to continue as a going concern ultimately is dependent on our ability to generate a profit which is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, to achieve profitable operations. As a result, our financial statements do not reflect any adjustment which would result from our failure to continue to operate as a going concern. Any such adjustment, if necessary, would materially affect the value of our assets.

Risks Related to the Investment in our Securities

There currently is no public trading market for our Series F Preferred Stock and an active market may not develop or, if developed, be sustained. If a public trading market does not develop, you may not be able to sell any of your securities.

There is currently no public trading market for our Series F preferred stock. While we will seek to have a market maker file an application with FINRA on our behalf so as to be able to quote the Series F Preferred Stock on the OTCQB, there can be no assurance that an active market may develop or be sustained. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your securities at any price. Even if a public market does develop, the market price could decline below the amount you paid for your securities.

The Series F Preferred Stock will be subordinate to our existing and future debt obligations, and your interests could be diluted by the issuance of additional equity securities, including additional Series F Preferred Stock, and by other transactions.

The Series F Preferred Stock will be subordinate to all of our existing and future indebtedness. Therefore, if we become bankrupt, liquidate our assets, reorganize or enter into certain other transactions, our assets will be available to pay our obligations with respect to the Series F Preferred Stock only after we have paid all of our existing and future indebtedness in full. There may be insufficient assets remaining following such payments to make any payments to holders of the Series F Preferred Stock then outstanding.

The issuance of additional equity on a parity with or senior to the Series F Preferred Stock would dilute the interests of the holders of shares of Series F Preferred Stock, and any such additional issuances or additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series F Preferred Stock.

The Series F Preferred Stock will not be convertible to common stock.

The Series F Preferred Stock will not be convertible to common stock. This may reduce the value of the Series F Preferred Stock as the holders, by virtue of being holders of the Series F Preferred Shares, will not have the opportunity to benefit from any increase in the market price of the common stock.

The Series F Preferred Shares will be subject to the Company’s right of redemption.

The Company will have the right to redeem outstanding shares of Series F Preferred Stock, in the Company’s discretion, commencing one year after the initial issuance date of such shares, and subject to the terms and conditions of the Series F Preferred Stock. Such redemption, if it occurs, may reduce the return on Series F Preferred Shares for its holders, as redeemed shares will no longer be entitled to further dividends.

We could be prevented from paying cash dividends on the Series F Preferred Stock

Under Nevada law, the Company may not pay cash dividends to holders of Series F Preferred Stock if the Company would not be able to pay its debts as they become due in the usual course of business. In addition, the dividend rights of the Series F Preferred Stock will be on a pari passu basis with the Series A Preferred Stock. This may limit our ability to pay dividends on the Series F Preferred Stock.

Investors should consult their own tax advisers regarding tax consequences of this Offering and the Series F Preferred Stock.

The Company makes no representations regarding the tax treatment that will apply to the Series F Preferred or this Offering, including, without limitation, with respect to any dividend or redemption payments under the Series F Preferred Stock. Subscribers should consult their own tax advisers regarding such tax consequences.

You will generally not have voting rights.

Our common stock is the only class of our securities carrying full voting rights. Holders of the Series F Preferred Stock generally have no voting rights except with respect to certain protective provisions set forth in the Certificate of Designation of Series F Preferred Stock.

Future issuances of preferred stock, including future issuances of shares of Series F Preferred Stock, may reduce the value of the Series F Preferred Stock.

Upon the completion of the Offering, we may sell additional shares of preferred stock on terms that may differ from the Series F Preferred Stock. Such shares could rank on parity with or senior to the Series F Preferred Stock offered hereby as to dividend rights or rights upon liquidation, winding up or dissolution. The subsequent creation and subsequent issuance of additional classes of preferred stock on parity with the Series F Preferred Stock, could dilute the interests of the holders of Series F Preferred Stock offered hereby. Any issuance of preferred stock that is senior to the Series F Preferred Stock would not only dilute the interests of the holders of Series F Preferred Stock offered hereby, but also could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series F Preferred Stock.

PLAN OF DISTRIBUTION

Plan of Distribution

CloudCommerce, Inc. is offering a maximum of 800,000 shares of Series F Preferred Stock on a “best efforts” basis.

The cash price per share of Series F Preferred Stock is $25.00.

The Company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The Offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this Offering being qualified by the Commission, and (3) the date at which the Offering is earlier terminated by the Company in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company. After the initial closing of this Offering, the Company expects to hold closings on at least a monthly basis.

The Company is offering its securities in all states.

The Company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

●	Review each investor’s subscription agreement to confirm such investor’s participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice nor any investment recommendations to any investor.

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Company has agreed to pay Dalmore $13,500 in one-time set up fees, consisting of a $10,000 agreement fee and approximately $3,500 for fees to be paid to FINRA, plus a commission equal to 1% of the amount raised in the offering to support the offering. Assuming that the maximum offering amount is sold, the Company estimates that the total fees the Company will pay to Dalmore will be approximately $213,500.

The Online Platform

The Company will pay FundAthena, Inc., d/b/a Manhattan Street Capital (“Manhattan Street Capital” or “MSC” as applicable) for its services in hosting the Offering of the shares on its online platform.

Further, the Company has entered into an Engagement Agreement with MSC effective August 14, 2019 (the “MSC Agreement”), which includes consulting and technology services. The company as applicable, will pay MSC the following:

●	A project management retainer fee of $10,000 USD per month for a 9-month period commencing on the effective date of the MSC Agreement, plus a ten-year warrant, exercisable on a cashless basis, to purchase 10,000,000 shares of the Company’s common stock at an exercise price of $0.0067 per share.

●	A technology and administration fee of $25 per investor, in cash, paid by the Company when each investor deposits funds into the escrow account.

●	A platform listing fee of $5,000 USD per month for each month the offering is live for investment or reservations on the platform.

●	AML check fees of $5 per investor ($15 for a trust).

All fees are due to MSC regardless of whether investors are rejected after AML checks or the success of the Offering.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Series F Preferred Stock in this Offering, you should complete the following steps:

1. Go to www.manhattanstreetcapital.com/CloudCommerce, and click on the "Invest Now" button;

2. Complete the online investment form;

3. Deliver funds directly by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt;

4. Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

5. Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor. After Dalmore has completed its review of a subscription agreement for an investment in the company, the funds may be released by the escrow agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Dalmore will have up to three days to ensure all the documentation is complete. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Dalmore has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Series F Preferred Stock. Dalmore is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Dalmore's anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Dalmore in this offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the company. All inquiries regarding this offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Escrow Agent

The Company intends to engage an agent to hold any funds that are tendered by investors. for this offering.

Transfer Agent

The company has also engaged Worldwide Stock Transfer, a registered transfer agent with the SEC (the “Transfer Agent”), who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The Company estimates the aggregate fee due to the Transfer Agent for the above services to be $100,000 annually.

Incentives

The Company intends to offer marketing promotions to encourage potential investors to invest. Details on the company's current incentives can be found on the Company's offering page found at www.manhattanstreetcapital.com/cloudcommerce.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE OFFERINGOFFERING ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur; however, investors may only purchase shares in minimum increments of $500. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, including working capital.

In addition, we intend to reserve 15% of the proceeds raised in the Offering for the payment of dividends. Investors in this Offering will be entitled to a monthly dividend payment of 10% per year after the issuance of their Series F Preferred Stock (see “Securities Being Offered”). The Company intends to pay these dividends from this reserve. The dividend reserve (15% of the gross proceeds from this Offering) will be held in a money market account located at Bank of America.

As of the date of this offering circular, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

OUR BUSINESS

Overview

CloudCommerce is a provider of audience-driven business intelligence and marketing solutions.

Our flagship solution, SWARM, analyzes a robust mix of audience data to help businesses find who to talk to, what to say to them, and how to motivate them to take meaningful action. We do this by applying advanced data science, behavioral science, artificial intelligence, and market research techniques to discover, develop and create custom audiences for any business activity.

With applications, such as marketing, brand perception, customer relationship management, human resources management and operational logistics, SWARM is designed to deliver powerful audience-driven business intelligence to convert opportunities into business success.

SWARM- An Audience Intelligence Solution

SWARM is an end-to-end solution that helps businesses find who to talk to, what to say to them, and how to motivate them to take meaningful action. It does this by applying advanced data science, behavioral science, artificial intelligence, and market research techniques to discover, develop and create custom audiences for any business activity. With applications, such as marketing, brand perception, customer relationship management, human resources management and operational logistics, SWARM delivers powerful audience-driven business intelligence to convert opportunities into business success.

The Problem

Marketers have largely taken a blanket approach to communication. The same message is often sent across an entire customer audience with little regard for how different groups of people communicate, build communities, and develop their purchasing habits. When they do segment audiences, they tend to use very objective selection criteria, such as income, geography, education or purchase history to deduce attitudes or intentions.

However, research has shown that attitudes and intentions are weak predictors of behavior, which is ultimately what marketers want to influence and affect.  Instead, we believe motivations and feelings are much better at predicting behavior. But they are also can be the hardest to deduce from audience data.

The Solution – SWARM

SWARM is a behavioral science approach to audience creation and communication. It helps marketers probe deep consumer motivations and triggers, in order to effectively predict and influence their actions. We believe if marketers can influence action, they can get people to buy, change the opinion of, or support a particular brand, business, or person.

There are 4 major products in SWARM:

BUZZ - Behavior Based Market Research

We believe that market research is evolving and that the techniques being developed today are more sophisticated and backed by strong data science. Despite these changes, many traditional research firms have failed to innovate, including: small sample sizes, survey design bias, improper weighting, and gut intuition sampling are just some of the issues that plague the industry. BUZZ is designed with the ability to put a finger on the pulse of the marketplace in the moment. It does this by deducing attitudes, emotions, and opinions from various internal and external data sources such as customer data, social media activity, or micro and macro trends. We have automated the market research process that we believe provides a level of statistical depth beyond what traditional firms can offer.

THE SWARM – Intelligent Audience Building

The core of our solution, and what we believe separates us from other audience data companies, is our unique approach to audience building. The concept of ‘personas’ has been around for decades, but we aim take that general concept to the next level. THE SWARM was developed to solve not only who to talk to, but also what to say to them, and how to motivate them to take meaningful action. Using our proprietary clustering and behavioral analysis techniques, we believe we are able to create audiences that are more efficient, targeted, and focused than traditional methods. Our clustering is designed to not only finds the right people to talk to, but also the message that motivate them.

HIVE – Redefined Geographic Targeting

Our approach is that conventional geographic audience targeting is outdated. Arbitrary units of location like counties, cities, DMAs, and regions were created hundreds of years ago based on land rights ownership. We believe their use in understanding people’s behavior, purchase habits, and underlying values is minimal. We try to solve this by clustering people into granular geographic tribes, called “Hives.” We define Hives by attributes such as common language (e.g., colloquialisms), shared experience and narratives (e.g., climate, history), and concentrated demography and biology (e.g., ethnicity, age). Based on the needs of our clients, we can redraw the geographic lines based on various Hive selection criteria, which can make marketing more efficient, business decisions more intelligent, and growth more plausible.

HONEY – Advanced Reporting and Visualization

We believe advanced audience data analysis technologies are useless if it doesn’t produce simple, powerful and actionable business intelligence. HONEY comes with user-friendly reporting and visualization tools intended to organize and explain all of the advance data science into a simple to understand format for decision makers. HONEY is designed to combine the intelligence of client CRM data with third-party consumer data and targeted market research to create a powerful foundation for any audience intelligence solution.

Comprehensive Product Ecosystem

We are constantly striving to help our clients better understand both their current audience and the larger marketplace. Our team has developed a series of products intended to challenge the status quo of how intelligence is done within the marketing industry. Each of our products can stand alone, but grow more powerful as part of a larger ecosystem.

Services

The Company consists of five subsidiaries, CLWD Operations, Inc. (formerly Indaba Group, Inc.), Parscale Digital, Inc., which merged with Parscale Creative, Inc., as a result of an acquisition dated August 1, 2017, WebTegrity, LLC (“WebTegrity”), which was acquired November 15, 2017, Data Propria, Inc., which the Company launched February 1, 2018, and Giles Design Bureau, Inc., which spun out from Parscale Digital in May, 2018.

Together with its wholly-owned subsidiaries, CloudCommerce can deliver end-to-end business intelligence and marketing solutions through a range of services and capabilities. SWARM implementations can include some or all of these capabilities.

Data Propria, Inc. - Data Analytics

To deliver the highest Return on Investment (“ROI”) for our customers’ digital marketing campaigns, we utilize sophisticated data science to identify the correct universes to target relevant audiences. Our ability to understand and translate data drives every decision we make. By listening to and analyzing our customers’ data we are able to make informed decisions that positively impact our customers’ business. We leverage industry-best tools to aggregate and visualize data across multiple sources, and then our data and behavioral scientists segment and model that data to be deployed in targeted marketing campaigns. We have data analytics expertise in retail, wholesale, distribution, logistics, manufacturing, political, and several other industries.

Parscale Digital - Digital Marketing

We help our customers get their message out, educate their market and tell their story. We do so creatively and effectively by deploying powerful call-to-action digital campaigns with national reach and boosting exposure and validation with coordinated advertising in print media. Our fully-developed marketing plans are founded on sound research methodologies, brand audits and exploration of the competitive landscape. Whether our customer is a challenger brand, a political candidate, or a well-known household name, our strategists are skillful at leveraging data and creating campaigns that move people to make decisions.

Giles Design Bureau, Inc. - Branding and Creative Services

We approach branding from a “big picture” perspective, establishing a strong identity and then building on that to develop a comprehensive branding program that tells our customer’s story, articulates what sets our customer apart from their competitors and establishes our customer in their market.

WebTegrity - Development and Managed Infrastructure Support

Commerce-focused, user-friendly digital websites and apps elevates our customer’s marketing position and draw consumers to their products and services. Our platform-agnostic approach allows us to architect and build solutions that are the best fit for each customer. Once the digital properties are built, our experts will help manage and protect the website or app and provide the expertise needed to scale the infrastructure needed as our customer’s business grows.

Growth Strategy

Our goal is to become the leading provider of audience-driven business intelligence and marketing solutions. Our strategies to meet this goal include:

●	Automate our SWARM solution through the development of software that will allow our customers to self-serve on our platform.

●	Acquire or partner with companies that can speed up the automation and delivery of the SWARM platform.

●	Continue to hire top talent in the fields of data science, machine learning, artificial intelligence, and behavioral science.

●	Drive profitable business growth.

Revenue Model

We have a variety of revenue-generating models.

We will charge monthly recurring platform fees for SWARM depending on various usage metrics. This will provide consistent and steady revenue that will provide predictable forecasts. We also charge fixed or variable implementation fees to design, build and execute on digital marketing campaigns. These campaigns consist of professional services fees as well as mark up on media spend. Our professional services are billed at hourly or monthly rates, depending on the customer’s needs. We believe this flexibility allows us to attract customers while maximizing profits based on billable hours.

In addition, we have several retainer arrangements for other services that vary in term length that provides reliable income.

Sales and Marketing

Our objective is to be the leading global provider of audience-driven business intelligence and marketing solutions. To achieve this objective, we have assembled a team of experts working collectively for the best interest of our customers.

During the client sales process, our team delivers demonstrations, presentations, proposals and contracts. Many new customers have been retained through email marketing, direct sales, and word-of-mouth referrals. Our direct sales efforts are aimed at senior marketing and information technology (IT) executives within Consumer, B2B and political organizations who are looking to create or expand their digital operations. Word-of-mouth referrals have been very valuable to us and we intend to continue nurturing our customer and industry relationships to maximize these referrals.

In addition to our direct sales efforts and referrals, we have established and continue to explore channel partnerships to expand our customer base. Prospective channel partners include existing Technology companies, hosting providers, ERP vendors, and e-commerce marketing professionals.

Industry Overview

Market Research Future (MRFR), predicts that the global business intelligence (BI) market will grow from $16.3 billion in 2016 to $34.3 billion by 2022 at the compound annual growth rate of 11.03%.

Segmentation

According to MRFR, the global business intelligence market is segmented based on technology, service, component, deployment, organization, and industry. By technology, the market is segmented into mobile BI, cloud BI, social BI, and others. By service, the market is segmented into managed service, hosted service and others. By deployment, the market is segmented into on-cloud and on-premises. By organization, the market is segmented into telecom & information technology, education, manufacturing, retail, banking and others.

Regional Analysis

MRFR reports that North America leads the market for business intelligence. Presence of major industry players in the region, intense R&D activities in the field of technology, increasing competition, and evolving trend of data proliferation aids the growth of the market in North America. Asia-Pacific holds potential growth opportunities and is estimated to manifest high growth due to ongoing industrialization and advancements in the field of technology in the region.

to accelerate growth of a business; and (v) allowing businesses to focus on their specific core competencies.

Competition

Our current primary competitors generally fall into the following categories:

●	large technology companies, including suppliers of traditional business intelligence and data preparation products, and/or cloud-based offerings that provide one or more capabilities that are competitive with our products, such as Amazon.com, Inc., Google, IBM, Microsoft Corporation, Oracle Corporation, salesforce.com, inc. and SAP SE;

●	business analytics software companies, such as Tableau Software, Inc. and Domo, Qlik, and Looker; and

●	providers of SaaS-based or cloud-based analytics products.

In addition, we may compete with open source initiatives and custom development efforts. We operate in a rapidly growing and rapidly changing market. As a result, we expect competition to continue to increase as other established and emerging companies enter the business analytics market, as customer requirements evolve and as new products and technologies are introduced. We expect this to be particularly true with respect to our SaaS-based offering. This is a relatively new and evolving area of business analytics solutions, and we anticipate competition to increase based on customer demand for these types of products.

Many of our competitors, particularly the large software companies named above, have longer operating histories, significantly greater financial, technical, marketing, distribution, professional services or other resources and greater name recognition than we do. In addition, many of our competitors have strong relationships with current and potential customers and extensive knowledge of the business analytics industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, for example by offering a SaaS-based product that competes with our on-premises products or our SaaS product, SWARM, or devote greater resources to the development, promotion and sale of their products than us. Moreover, many of these competitors are bundling their analytics products into larger deals or maintenance renewals, often at significant discounts. Increased competition may lead to price cuts, alternative pricing structures or the introduction of products available for free or a nominal price, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share. We may not be able to compete successfully against current and future competitors, and our business, results of operations and financial condition will be harmed if we fail to meet these competitive pressures.

Our ability to compete successfully in our market depends on a number of factors, both within and outside of our control. Some of these factors include ease and speed of product deployment and use, discovery and visualization capabilities, analytical and statistical capabilities, performance and scalability, the quality and reliability of our customer service and support, total cost of ownership, return on investment and brand recognition. Any failure by us to compete successfully in any one of these or other areas may reduce the demand for our products, as well as adversely affect our business, results of operations and financial condition.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, these competitors may increase their ability to meet the needs of our customers or potential customers. In addition, our current or prospective indirect sales channel partners may establish cooperative relationships with our current or future competitors. These relationships may limit our ability to sell or certify our products through specific distributors, technology providers, database companies and distribution channels and allow our competitors to rapidly gain significant market share. These developments could limit our ability to obtain revenues from existing and new customers and to maintain maintenance services revenues from our existing and new customers. If we are unable to compete successfully against current and future competitors, our business, results of operations and financial condition would be harmed.

Government Regulation

We are subject to various federal, state, and local laws affecting e-commerce and communication businesses. The Federal Trade Commission and equivalent state agencies regulate advertising and representations made by businesses in the sale of their products, which apply to us. We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. Currently, when serving customers in the European Union, we must take precautions to maintain the General Data Protection Regulation requirements. As the United States continues to adopt similar regulations. Our software and services will comply with those requirements.

Employees

As of July 31, 2019, we had 65 full time employees, 6 of whom are employed in administrative positions, 2 in sales and marketing positions, and 57 in technical positions. Fifty-four employees are in Texas, 5 in Florida, 2 in Utah, 1 in California, 1 in New Jersey, 1 in Washington, DC, and 1 in New York.

All of our employees have executed agreements that impose nondisclosure obligations on the employee and assign to us (to the extent permitted by state and federal laws) all copyrights and other inventions created by the employee during his employment with us. Additionally, we have a trade secret protection policy in place that management believes to be adequate to protect our intellectual property and trade secrets.

Seasonality

We do not anticipate that our business will be substantially affected by seasonality.

Legal Proceedings

We are not party to any material legal proceedings, and our property is not the subject of any material legal proceedings.

Trademarks

We have registered trademarks for CloudCommerce®.

Company History

The Company was incorporated in Nevada on January 22, 2002 and was formerly known as Warp 9, Inc., Roaming Messenger, Inc., and Latinocare Management Corporation (“LMC”). On July 9, 2015, we changed the name of the Company from Warp 9, Inc. to CloudCommerce, Inc. On January 17, 2018, the board of directors of the Company elected to change its year end from June 30 to December 31. The Company, based in San Antonio, Texas, began operations on October 1, 1999.  Our principal executive offices are located at 321 Sixth Street, San Antonio, TX 78215, and our telephone is (805) 964-3313. Our website address is www.cloudcommerce.com. The information on, or that can be access through, our website is not part of this offering statement.

OUR PROPERTY

On August 1, 2017, the Company signed a lease for approximately 8,290 square feet at 321 Sixth Street, San Antonio, TX 78215, for $9,800 per month, expiring July 31, 2022. This office space is primarily used by our subsidiaries, Parscale Digital and Giles Design Bureau.

As a result of the Company’s acquisition of WebTegrity, we assumed a lease for office space used by the WebTegrity employees, at 14603 Huebner Road, Suite 3402, San Antonio, TX 78230. The lease was executed on March 20, 2017 for a period of 36 months, commencing March 20, 2017, at a rate of $2,750 per month.

We believe these facilities are suitable and adequate to meet our current business requirements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis should be read in conjunction with our consolidated financial statements and the related notes included in this Offering Circular. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this Offering Circular. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, those noted under “Risk Factors” of this Offering Circular.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our Condensed Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our Condensed Consolidated Financial Statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments, particularly those related to the determination of the estimated recoverable amounts of trade accounts receivable, impairment of long-lived assets, revenue recognition, and deferred tax assets. We believe the following critical accounting policies require more significant judgment and estimates used in the preparation of the Condensed Consolidated Financial Statements.

Among the significant judgments made by management in the preparation of our Condensed Consolidated Financial Statements are the following:

Revenue recognition

On January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605. Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. The adoption of ASC 606 did not have a material impact on the Company’s Condensed Consolidated Financial Statements.

Accounts receivable

The Company extends credit to its customers who are located nationwide. Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected. The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of a long-lived asset, management evaluates whether the estimated future undiscounted net cash flows from the asset are less than its carrying amount. If impairment is indicated, the long-lived asset would be written down to fair value. Fair value is determined by an evaluation of available price information at which assets could be bought or sold, including quoted market prices, if available, or the present value of the estimated future cash flows based on reasonable and supportable assumptions.

Indefinite Lived Intangibles and Goodwill Assets

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

The Company tests for indefinite lived intangibles and goodwill impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable. In accordance with its policies, the Company performed a qualitative assessment of indefinite lived intangibles and goodwill at December 31, 2018 and determined there was no impairment of indefinite lived intangibles and goodwill.

Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired customer lists, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Fair value of financial instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of June 30, 2019 and December 31, 2018, the Company’s notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

Fair value is defined as the price to sell an asset or transfer a liability, between market participants at the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

Recent Accounting Pronouncements

Management reviewed accounting pronouncements issued during the quarter ended June 30, 2019, and the following pronouncements were adopted during the period.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASC 842”). Under ASC 842, lessees are recognized as a right-of-use asset and a lease liability for all leases, other than those that meet the definition of a short-term lease. For income statement purposes, leases are classified as either operating or finance. Operating leases are expensed on a straight-line basis, similar to current operating leases, while finance leases result in a front-loaded pattern, similar to current capital leases. The Company adopted ASC 842 effective January 1, 2019 and elected certain available transitional practical expedients.

Management reviewed accounting pronouncements issued during the year ended December 31, 2018, and the following pronouncements were adopted during the period.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The standard is effective for annual periods beginning after December 15, 2017, and interim periods therein. The Company follows paragraph 606 of the FASB Accounting Standards Codification for revenue recognition and ASU 2014-09, adopting the pronouncements on January 1, 2018. The company considers revenue realized or realizable and earned when services are performed to such a degree that the performed service is delivered or deliverable to the client, or when a tangible item, such as interior décor or signage, is delivered to the client.

Since the Company was already recognizing revenue in a manner consistent with paragraph 606 of the FASB Accounting Standards Codification, there was no material impact on prior year results.

ASU 2014-09 supersedes existing guidance on revenue recognition with a five-step model for recognizing and measuring revenue from contracts with customers. The objective of the new standard is to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance also requires a number of disclosures regarding the nature, amount, timing, and uncertainty of revenue and the related cash flows. The guidance can be applied retrospectively to each prior reporting period presented (full retrospective method) or retrospectively with a cumulative effect adjustment to retained earnings for initial application of the guidance at the date of initial adoption (modified retrospective method). The Company adopted the new standard effective January 1, 2018 using the modified retrospective method applied to those contracts that were not completed or substantially completed as of January 1, 2018. The timing and measurement of revenue recognition under the new standard is not materially different than under the old standard. The adoption of the new standard had an immaterial impact on the Company’s Condensed Consolidated Financial Statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 (ASU 2016-13) "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2019. We are currently in the process of evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

In January 2017, the FASB issued 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test and eliminating the requirement for a reporting unit with a zero or negative carrying amount to perform a qualitative assessment. Instead, under this pronouncement, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and would recognize an impairment change for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized is not to exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects will be considered, if applicable. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.

Results of Operations for the Three Months Ended June 30, 2019, compared to the Three Months Ended June 30, 2018.

REVENUE

Total revenue for the three months ended June 30, 2019 decreased by $443,089 to $2,154,561, compared to $2,597,650 for the three months ended June 30, 2018.  The decrease was primarily due to a reduction in revenue from a related party, partially offset by revenue increases from third parties.

SALARIES AND OUTSIDE SERVICES

Salaries and outside services for the three months ended June 30, 2019 decreased by $529,838 to $932,173, compared to $1,462,011 for the three months ended June 30, 2018.  The decrease was primarily due to a reduction of outside services expenses as a result of a reduction in revenue. Beginning January 1, 2019, the Company established a new paid time off policy, by which the Company eliminated all accrued paid time off, reducing December 31, 2018 balances to zero.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

Selling, general, and administrative (“SG&A”) expenses for the three months ended June 30, 2019 increased by $356,293 to $1,484,919 compared to $1,128,626 for the three months ended June 30, 2018.  The increase was primarily due to an increase in operating expenses, travel, payroll taxes, and rent.

STOCK BASED COMPENSATION

Stock based compensation expenses for the three months ended June 30, 2019 decreased by $43,630 to $82,274, compared to $125,904 for the three months ended June 30, 2018. The decrease was due to several stock option issuances being fully expensed in the current period.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the three months ended June 30, 2019 increased by $119 to $254,910 compared to $254,791 for the three months ended June 30, 2018. The increase was primarily due to the purchase of additional fixed assets.

OTHER INCOME AND EXPENSE

Total net other expense for the three months ended June 30, 2019 increased by $32,907 to net other expense of $125,999 compared to net other expense of $93,092 for the three months ended June 30, 2018. The increase in net other expense was primarily due to the utilization of a secured borrowing arrangement, resulting in higher interest expense.

NET LOSS

The net loss for the three months ended June 30, 2019 was $725,714, compared to the net loss of $360,679 for the three months ended June 30, 2018.  The increase in net loss for the period was primarily due to the increase in operating expenses and a reduction in revenue from related parties.

Results of Operations for the Six Months Ended June 30, 2019, compared to the Six Months Ended June 30, 2018.

REVENUE

Total revenue for the six months ended June 30, 2019 decreased by $666,791 to $4,807,568, compared to $5,474,359 for the six months ended June 30, 2018.  The decrease was primarily due to a reduction in revenue from a related party, partially offset by revenue increases from third parties.

SALARIES AND OUTSIDE SERVICES

Salaries and outside services for the six months ended June 30, 2019 decreased by $868,298 to $2,084,053, compared to $2,952,351 for the six months ended June 30, 2018.  The decrease was primarily due to a reduction of salary and paid time off expenses. Beginning January 1, 2019, the Company established a new paid time off policy, by which the company eliminated all accrued paid time off, reducing prior year balances to zero.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

Selling, general, and administrative (“SG&A”) expenses for the six months ended June 30, 2019 decreased by $106,699 to $2,827,105 compared to $2,933,804 for the six months ended June 30, 2018.  The decrease was primarily due to a decrease in operating expenses, travel, payroll taxes, and rent.

STOCK BASED COMPENSATION

Stock based compensation expenses for the six months ended June 30, 2019 decreased by $122,332 to $163,644 compared to $285,976 for the six months ended June 30, 2018. The decrease was due to several stock option issuances being fully expensed in the current period.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the six months ended June 30, 2019 increased by $1,655 to $509,841, compared to $508,186 for the six months ended June 30, 2018. The increase was primarily due to the purchase of additional fixed assets.

OTHER INCOME AND EXPENSE

Total net other expense for the six months ended June 30, 2019 increased by $110,387 to net other expense of $292,558 compared to net other expense of $182,171 for the six months ended June 30, 2018. The increase in net other expense was primarily due to the utilization of a secured borrowing arrangement, resulting in higher interest expense.

NET LOSS

The net loss for the six months ended June 30, 2019 was $1,069,633, compared to the net loss of $1,152,343 for the six months ended June 30, 2018.  The decrease in net loss for the period was primarily due to the reduction of revenue from related parties and an increase in interest expense.

Results of operations for the year ended December 31, 2018 as compared to the year ended December 31, 2017 (unaudited)

The following table presents results of operations for the year ended December 31, 2018 and 2017 (unaudited).

	Year Ended
	December 31, 2018	December 31, 2017
		(unaudited)
REVENUE	9,551,405	3,988,223
REVENUE - related party	2,205,423	1,771,529
TOTAL REVENUE	11,756,828	5,759,752

OPERATING EXPENSES
Salaries and outside services	6,026,404	4,235,252
Selling, general and administrative expenses	6,757,471	2,849,984
Stock based compensation	479,182	524,256
Loss on impairment of goodwill and intangible assets	—	1,239,796
Depreciation and amortization	1,017,262	742,818

TOTAL OPERATING EXPENSES	14,280,319	9,592,106

LOSS FROM OPERATIONS BEFORE OTHER INCOME AND TAXES	(2,523,491)	(3,832,354)

OTHER INCOME (EXPENSE)
Other income (expense)	330	(13,072)
Loss on sale of fixed assets	(24,442)	(1,567)
Interest expense	(322,410)	(114,026)

TOTAL OTHER INCOME (EXPENSE)	(346,522)	(128,665)

LOSS FROM OPERATIONS BEFORE PROVISION FOR TAXES	(2,870,013)	(3,961,019)

PROVISION (BENEFIT) FOR INCOME TAXES	—	(153,874)

NET LOSS	(2,870,013)	(3,807,945)

REVENUE

Total revenue for the fiscal year ended December 31, 2018 increased by $5,997,076 to $11,756,828, compared to $5,759,752 in the prior year. The increase is primarily due to the growth within our data sciences and digital marketing services.

SALARIES AND OUTSIDE SERVICES

Salaries and outside services expenses for the fiscal year ended December 31, 2018 increased by $1,791,152 to $6,026,404, compared to $4,235,252 for the fiscal year ended December 31, 2017. The increase is primarily due to the acquisition of Parscale Creative and WebTegrity, and the additional cost of those companies.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (“SG&A”)

SG&A expenses for the fiscal year ended December 31, 2018 increased by $3,907,487 to $6,757,471, compared to $2,849,984 for the fiscal year ended December 31, 2017. The increase is primarily due to the acquisition of Parscale Creative and WebTegrity, and the additional cost of those companies.

RESEARCH AND DEVELOPMENT

Research and development expenses for the fiscal year ended December 31, 2018 and December 31, 2017 were zero.

STOCK OPTION EXPENSE

Stock option expense for the fiscal year ended December 31, 2018 decreased by $45,074, to $479,182, compared to $524,256 for the fiscal year ended December 31, 2017. The decrease was due to older stock options being fully expensed in the currently year.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the fiscal year ended December 31, 2018 increased by $274,444 to $1,017,262, compared to $742,818 for the fiscal year ended December 31, 2017. The increase was due to the amortization of acquired intangible assets and additional fixed assets acquired with Parscale Creative and WebTegrity.

OTHER INCOME AND EXPENSE

Total other expense for the fiscal year ended December 31, 2018 increased by $217,857 to $346,522, compared to $128,665 for the fiscal year ended December 31, 2017. The increase was primarily due the interest from additional borrowings and the implementation of three lines of credit during the year ended December 31, 2018.

NET (LOSS)

For the fiscal year ended December 31, 2018, our consolidated net loss decreased by $937,932 to $2,870,013, compared to a consolidated net loss of $3,807,945 for the fiscal year ended December 31, 2017. This decrease in net loss is primarily due to increases in revenue, and a focus on providing high margin services, including data sciences and digital marketing.

Results of operations for the six months ended December 31, 2017 as compared to the six months ended December 31, 2016 (unaudited)

The following table presents results of operations for the six months ended December 31, 2017 and 2016 (unaudited).

	Six Months Ended
	December 31, 2017	December 31, 2016
		(unaudited)
REVENUE	2,778,298	1,721,164
REVENUE - related party	1,771,529	—
TOTAL REVENUE	4,549,827	1,721,164

OPERATING EXPENSES
Salaries and outside services	2,671,797	1,617,220
Selling, general and administrative expenses	2,389,523	442,533
Stock based compensation	275,319	253,063
Loss on impairment of goodwill and intangible assets	1,239,796	—
Depreciation and amortization	562,737	120,671

TOTAL OPERATING EXPENSES	7,139,172	2,433,487

LOSS FROM OPERATIONS BEFORE OTHER INCOME AND TAXES	(2,589,345)	(712,323)

OTHER INCOME (EXPENSE)
Other income	—	2,952
Gain on sale of fixed assets	—	23,252
Interest expense	(50,243)	(34,554)

TOTAL OTHER INCOME (EXPENSE)	(50,243)	(8,350)

LOSS FROM OPERATIONS BEFORE PROVISION FOR TAXES	(2,639,588)	(720,673)

PROVISION (BENEFIT) FOR INCOME TAXES	(153,474)	—

NET LOSS	(2,486,114)	(720,673)

REVENUE

Total revenue for the six months ended December 31, 2017 increased by $2,828,663 to $4,549,827, compared to $1,721,164 in the prior year, an increase of 164%. The increase is primarily due to the acquisition of Parscale Creative.

SALARIES AND OUTSIDE SERVICES

Salaries and outside services expenses for the six months ended December 31, 2017 increased by $1,054,577, or approximately 65% to $2,671,797, compared to $1,617,220 for the six months ended December 31, 2016. The increase is primarily due to the additional headcount added from the Parscale Creative acquisition.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (“SG&A”)

SG&A expenses for the six months ended December 31, 2017 increased by $1,946,990, or approximately 440% to $2,389,523, compared to $442,533 for six months ended December 31, 2016. The increase is primarily due to increases in rent, travel, transaction costs related to the Parscale Creative and WebTegrity acquisitions, and the overall increase in the cost to produce our services as a larger Company after those acquisitions.

STOCK OPTION EXPENSE

Stock option expense for the six months ended December 31, 2017 increased by $22,256, or approximately 9% to $275,319, compared to $253,063 for the six months ended December 31, 2016. The increase was due to additional stock options offered to employees.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the six months ended December 31, 2017 increased by $442,066, or approximately 366% to $562,737, compared to $120,671 for the six months ended December 31, 2016. The increase was due to the amortization of acquired intangible assets and additional fixed assets acquired from Parscale Creative and WebTegrity.

OTHER INCOME AND EXPENSE

Total other expense for the six months ended December 31, 2017 increased by $41,893, or approximately 502%, to net expense of $50,243, compared to net expense of $8,350 for six months ended December 31, 2016. The increase in net expense is primarily due to increases in borrowing, which resulted in interest expense.

NET (LOSS)

For the six months ended December 31, 2017, our consolidated net loss increased by $1,765,441, to $2,486,114, compared to a consolidated net loss of $720,673 for six months ended December 31, 2016. This increase in net loss is primarily due to impairment of the Indaba goodwill and intangible assets, and transaction costs related to the Parscale Creative and WebTegrity acquisitions.

Results of operations for the year ended June 30, 2017 as compared to the year ended June 30, 2016

REVENUE

Total revenue for the fiscal year ended June 30, 2017 increased by $851,346 to $2,931,089, compared to $2,079,743 in the prior year, an increase of 41%. The increase is primarily due to the growth within our Indaba subsidiary.

SALARIES AND OUTSIDE SERVICES

Salaries and outside services expenses for the fiscal year ended June 30, 2017 increased by $561,487, or approximately 21% to $3,180,675, compared to $2,619,188 for the fiscal year ended June 30, 2016. The increase is primarily due to the increased cost to retain talented employees.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (“SG&A”)

SG&A expenses for the fiscal year ended June 30, 2017 decreased by $164,783, or approximately 15% to $902,994, compared to $1,067,777 for the fiscal year ended June 30, 2016. The decrease is primarily due to the decreases in advertising and travel.

STOCK OPTION EXPENSE

Stock option expense for the fiscal year ended June 30, 2017 increased by $16,007, or approximately 3% to $502,000, compared to $485,993 for the fiscal year ended June 30, 2016. The increase was due to a full year of stock options expensed in the current year but issued and only partially expensed in the prior year.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the fiscal year ended June 30, 2017 increased by $116,985, or approximately 64% to $300,752, compared to $183,767 for the fiscal year ended June 30, 2016. The increase was due to the amortization of acquired intangible assets and additional fixed assets acquired with Indaba, and additional intangible assets associated with the change of the Company’s name to CloudCommerce. The depreciation and amortization of these intangible assets were included in the year ended June 30, 2016, but not for 12 months, due to the mid-year acquisition of Indaba. During the year ended June 30, 2017, a full year of these items have been included in expense.

OTHER INCOME AND EXPENSE

Total other expense for the fiscal year ended June 30, 2017 decreased by $5,121,554, or approximately 98%, to expense of $86,772, compared to expense of $5,208,326 for the fiscal year ended June 30, 2016. The decrease was primarily due the discontinuance of derivative accounting at the end of the prior year, and the associated losses were not carried forward to the current year.

NET (LOSS)

For the fiscal year ended June 30, 2017, our consolidated net loss decreased by $5,449,607, to $2,042,504, compared to a consolidated net loss of $7,492,111 for the fiscal year ended June 30, 2016. This decrease in net loss is primarily due to increases in revenue and the discontinuance of accounting for derivative liabilities.

LIQUIDITY AND CAPITAL RESOURCES

The Company had a net working capital deficit (i.e. the difference between current assets and current liabilities) of ($4,992,709) at June 30, 2019 compared to a net working capital deficit of ($4,146,991) at fiscal year ended December 31, 2018.

As of December 31, 2018, the Company had a cash balance of $116,312, compared to $272,321 as of December 31, 2017. The Company had a net working capital deficit (the difference between current assets and current liabilities) of ($4,146,991) as of December 31, 2018, compared to a net working capital deficit of ($1,835,714) at December 31, 2017.

Cash flow used in operating activities was $820,728 for the six months ended June 30, 2019, compared to cash flow used in operating activities of $300,034 for the six months ended June 30, 2018. The increase in cash flow used in operating activities of $520,694 was primarily due to decreases in accounts payable and accrued expenses, and an increase of accounts receivable.

Cash used in operating activities was $344,407 for the year ended December 31, 2018, compared to $990,053 used for the six months ended December 31, 2017, and cash used of $867,850 for the year ended June 30, 2017.

Cash flow used in investing activities was $2,104 for the six months ended June 30, 2019, compared to cash flow used in investing activities of $20,646 for the six months ended June 30, 2018.  The decrease in cash flow used in investing activities of $18,542 was primarily due to a reduction in the purchase of computers, partially offset by the reduction of fixed asset disposals.

Cash used in investing activities was $52,072 for the year ended December 31, 2018, compared to cash flow provided of $247,587 in the six months ended December 31, 2017 and cash provided of $13,728 for the year ended June 30, 2017.

Cash flow provided by financing activities was $794,134 for the six months ended June 30, 2019, compared to cash flow used in financing activities of $792,123 for the six months ended June 30, 2018.  The increase in cash flow provided by financing activities of $2,011 was due to additional borrowings, partially offset by debt repayments.

Cash flow provided by financing activities was $240,470 for the year ended December 31, 2018, compared to $983,918 provided for the six months ended December 31, 2017 and cash provided of $835,328 for the year ended June 30, 2017.

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

The financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if we are unable to continue as a going concern. Our independent auditors, in their report on our audited financial statements for the year ended December 31, 2018 expressed substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon, among other things, additional cash infusion. Management believes that the additional cash needed to meet our obligations as they become due, and which will allow the development of our core business operations, will be received through investments in the Company made by our existing shareholders, prospective new investors and future revenue generated by our operations.

As a result of the recent economic recession, and the continuing economic uncertainty, it has been difficult for companies to obtain equity or debt financing. While the credit markets have improved over the last year, it remains difficult for smaller companies to obtain financing on reasonable terms.

Any additional capital raised through the sale of equity or equity-backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities. The terms of the securities issued by us in future capital transactions may be more favorable to new investors and may include preferences, superior voting rights and the issuance of warrants or other derivative securities which may have a further dilutive effect.

Furthermore, any additional debt or equity or other financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business. Further, we may not be able to continue operations if we do not generate sufficient revenues from operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our reported financial results.

Off-Balance Sheet Arrangements

Our significant off-balance sheet transactions include commitments associated with non-cancelable operating leases, which includes office leases for Data Propria and WebTegrity. These leases do not meet the criteria for recording on the balance sheet, due to the term being less than 12 months.

EXECUTIVE OFFICERS AND DIRECTORS

The company’s executive officers, directors are listed below. The executive officers are full-time employees.

Name	Position	Age
Andrew Van Noy	Chief Executive Officer, President and Chairman	36
Gregory Boden	Chief Financial Officer, Corporate Secretary, and Director	48
Zachary Bartlett	Vice President of Communications and Director	37
Bradley Parscale	Director	43

Andrew Van Noy has been a director of the Company since November 2012. Mr. Van Noy has been the President of the Company since April 2012 and the Chief Executive Officer of the Company since August 2012. He was Executive Vice President of the Company from November 2011 to April 2012 and Vice President of Sales and Marketing of the Company from May 2011 to November 2011. From January 2009 to April 2011, Mr. Van Noy served as the Vice President of Sales and Marketing for PageTransformer, a company which provided web and software development for iPad, iPhone, and Android devices. Mr. Van Noy came to the Company with experience in digital marketing, private equity and investment banking. During his years at the Company, Mr. Van Noy led the efforts to rebrand and restructure the business and presided over the acquisition of a number of companies. Mr. Van Noy graduated from BYU with a Bachelor of Science degree.

The Board of Directors believes that Mr. Van Noy is qualified to serve as a director because of his experience in executive roles and his experience with re-branding and re-structuring of the Company.

Gregory Boden has been a director of the Company since November 2011 and the Corporate Secretary of the Company since February 2013. In April 2012, Mr. Boden was appointed Chief Financial Officer of the Company. Mr. Boden is also the managing partner of a private equity company since January 2011. Prior to joining the CloudCommerce, from October 2009 to December 2010, he managed the franchise accounting and cash application departments of Select Staffing, a nationwide staffing company. From September 2006 to October 2009, Mr. Boden worked in public accounting in the audit practice of KPMG, LLP. Mr. Boden received his Master of Accountancy degree from the University of Denver.

The Board of Directors believes that Mr. Boden is qualified to serve as a director because of his management and industry experience, in addition to his understanding of accounting and financial reporting.

Zachary Bartlett has been a director of the Company since July 2012. In January 2018, Mr. Bartlett was appointed Vice President of Corporate Development. In July 2012, he was appointed Vice President of Operations of the Company. In October 2015, Mr. Bartlett was appointed Vice President of Communications of the Company. From July 2011 to July 2012, he served as an independent contractor assisting the Company with project management matters. Prior to joining the Company, Mr. Bartlett was the Creative Director of Crowbar Studios, Inc., a graphic design and web development firm he founded in 2008. From 2004 to 2008, he held the position of Art and Brand consultant at Demon International, a snowboard accessories company. Mr. Bartlett received his Bachelor of Fine Arts degree in graphic design from Brigham Young University.

The Board of Directors believes that Mr. Bartlett is qualified to serve as a director because of his industry experience and his understanding of industry trends.

Bradley Parscale has served as a director of the Company since August 1, 2017. He has served as President of Giles-Parscale, Inc., a privately held digital agency delivering holistic branding, design, and web development solutions based in San Antonio, Texas, for the past five years. Prior to serving as President of Giles-Parscale, Inc., Mr. Parscale was owner of Parscale Media, LLC, a web development and hosting firm. In 1999, Mr. Parscale received his Bachelor of Science in Business Finance, International Business and Economics from Trinity University in San Antonio, Texas.

The Board of Directors believes that Mr. Parscale is qualified to serve as a director of the Company because of the depth of his experience and knowledge of digital media.

No director is required to make any specific amount or percentage of his business time available to us. Our officer intends to devote such amount of his time to our affairs as is required or deemed appropriate by us.

Family Relationships

There are no family relationships among our executive officers and directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law;

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

The Board of Directors has not had an Audit Committee since February 2006. Until the Company re-establishes an audit committee, the Board of Directors acts as the audit committee. Due to his experience in public accounting and his understanding of GAAP, we believe that Mr. Boden, the Company’s Chief Financial Officer, fills the role of “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC. Because Mr. Boden is the Chief Financial Officer of the Company, he is not independent.

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (“Named Executive Officers”), and executive officers that we may hire in the future. As more fully described below, our Board of Directors makes all decisions for the total direct compensation of our executive officers, including the Named Executive Officers. We do not have a compensation committee, so all decisions with respect to management compensation are made by the whole board.

Compensation Program Objectives and Rewards

Our compensation philosophy is based on the premise of attracting, retaining, and motivating exceptional leaders, setting high goals, working toward the common objectives of meeting the expectations of customers and stockholders, and rewarding outstanding performance. Following this philosophy, in determining executive compensation, we consider all relevant factors, such as the competition for talent, our desire to link pay with performance in the future, the use of equity to align executive interests with those of our stockholders, individual contributions, teamwork and performance, and each executive’s total compensation package. We strive to accomplish these objectives by compensating all executives with total compensation packages consisting of a combination of competitive base salary and incentive compensation.

To date, we have not applied a formal compensation program to determine the compensation of the Named Executives Officers. In the future, as we and our management team expand, our Board of Directors expects to add independent members, form a compensation committee comprised of independent directors, and apply the compensation philosophy and policies described in this section of the 10-K.

The primary purpose of the compensation and benefits described below is to attract, retain, and motivate highly talented individuals when we do hire, who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Different elements are designed to engender different behaviors, and the actual incentive amounts which may be awarded to each Named Executive Officer are subject to the annual review of the Board of Directors. The following is a brief description of the key elements of our planned executive compensation structure.

●	Base salary and benefits are designed to attract and retain employees over time.

●	Incentive compensation awards are designed to focus employees on the business objectives for a particular year.

●	Equity incentive awards, such as stock options and non-vested stock, focus executives’ efforts on the behaviors within the recipients’ control that they believe are designed to ensure our long-term success as reflected in increases to our stock prices over a period of several years, growth in our profitability and other elements.

●	Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. We currently have not given separation benefits to any of our Name Executive Officers.

Benchmarking

We have not yet adopted benchmarking but may do so in the future. When making compensation decisions, our Board of Directors may compare each element of compensation paid to our Named Executive Officers against a report showing comparable compensation metrics from a group that includes both publicly-traded and privately-held companies. Our Board believes that while such peer group benchmarks are a point of reference for measurement, they are not necessarily a determining factor in setting executive compensation as each executive officer’s compensation relative to the benchmark varies based on scope of responsibility and time in the position. We have not yet formally established our peer group for this purpose.

The Elements of CloudCommerce’s Compensation Program

Base Salary

Executive officer base salaries are based on job responsibilities and individual contribution. The Board reviews the base salaries of our executive officers, including our Named Executive Officers, considering factors such as corporate progress toward achieving objectives (without reference to any specific performance-related targets) and individual performance experience and expertise. None of our Named Executive Officers have employment agreements with us. Additional factors reviewed by the Board of Directors in determining appropriate base salary levels and raises include subjective factors related to corporate and individual performance. For the year ended December 31, 2018, all executive officer base salary decisions were approved by the Board of Directors.

Our Board of Directors determines base salaries for the Named Executive Officers at the beginning of each fiscal year, or during the year if needed, and the Board proposes new base salary amounts, if appropriate, based on its evaluation of individual performance and expected future contributions.

Incentive Compensation Awards

During the fiscal years ended December 31, 2018 and 2017, the Company did not have an incentive compensation plan.

Equity Incentive Awards

Our 2003 Stock Option Plan for directors, officers, employees and key consultants (the “2003 Plan”) which authorized the issuance of up to 5,000,000 shares of our common stock pursuant to the 2003 Plan terminated upon the expiration of the remaining options granted under the 2003 Plan on May 24, 2014. In the future, we plan to establish a new management stock option plan pursuant to which stock options may be authorized and granted to our executive officers, directors, employees and key consultants. We expect to authorize up to 10% of our issued and outstanding common stock for future issuance under such plan. We believe that stock option awards motivate our employees to work to improve our business and stock price performance, thereby further linking the interests of our senior management and our stockholders. The Board considers several factors in determining whether awards are granted to an executive officer, including those previously described, as well as the executive’s position, his or her performance and responsibilities, and the amount of options, if any, currently held by the officer and their vesting schedule. Our policy prohibits backdating options or granting them retroactively. As of June 30, 2014, no stock options granted under the 2003 Plan remain outstanding and the 2003 Plan has been terminated. As of December 31, 2018, 151,475,799 stock options granted outside of the 2003 Plan are outstanding.

Benefits and Prerequisites

At this stage of our business we have limited benefits and no prerequisites for our employees other than paid time off that are generally comparable to those offered by other small private and public companies or as may be required by applicable state employment laws. We may adopt retirement plans and confer other fringe benefits for our executive officers in the future if our business grows sufficiently to enable us to afford them.

Separation and Change in Control Arrangements

We do not have any employment agreements with our Named Executive Officers. No employee is eligible for specific benefits or payments if their employment or engagement terminates in a separation or if there is a change of control.

Executive Officer Compensation

The following summary compensation table sets forth certain information concerning compensation paid to the three highest paid persons who were executive officers or directors during our last completed fiscal year.

Summary Compensation Table

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Andrew Van Noy	Chief Executive Officer, President, and Director	195,000	0	195,000
Gregory Boden	Chief Financial Officer, Corporate Secretary, and Director	120,000	0	120,000
Zachary Bartlett	Vice President of Communications and Director	138,000	0	138,000

Director Compensation

The Company’s four directors did not receive any compensation for their services rendered to the Company as directors during the fiscal year ended December 31, 2018.

Employment Agreements

The Company has not entered into any employment agreements with its executive officers to date. The Company may enter into employment agreements with its executive officers in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the names of our executive officers and directors and all persons known by us to beneficially own 10% or more of the issued and outstanding common stock of the Company at August 28, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of August 28, 2019 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership of each beneficial owner is based on 142,021,401 outstanding shares of common stock. Except as otherwise listed below, the address of each person is c/o CloudCommerce, Inc., 321 Sixth Street, San Antonio, TX 78215. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name, Title and Address	Number of Shares Beneficially Owned (1)	Percentage Ownership

Gregory Boden Director, Chief Financial Officer, and Corporate Secretary (2)	18,052,082	11.6%
Andrew VanNoy Chairman, Chief Executive Officer, and President (3)	78,604,651	40.3%
Zachary Bartlett Director and Vice President of Communications (4)	67,533,303	39.9%
Bradley Parscale Director (5)	225,000,000	61.3%
All current Executive Officers and Directors as a Group (4 persons)	389,190,036	84.4%

Ryan Shields (6)	44,000,000	23.7%
Blake Gindi (7)	40,000,000	22.0%

(1)	Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)	Includes 14,100,457 shares which may be purchased by Mr. Boden pursuant to stock options that are exercisable within 60 days of August 28, 2019. Does not include shares of common stock issuable upon conversion of outstanding convertible promissory notes and Series C Preferred stock held Bountiful Capital LLC, of which Mr. Boden serves as President. Such securities are subject to a 4.99% ownership blockers.

(3)	Includes 52,794,521 shares which may be purchased by Mr. Van Noy pursuant to stock options that are exercisable within 60 days of August 28, 2019.

(4)	Includes 27,200,913 shares which may be purchased by Mr. Bartlett pursuant to stock options that are exercisable within 60 days of August 28, 2019.

(5)	Includes shares underlying 90,000 shares of Series D Preferred Stock. Each share of Series D Preferred Stock may be converted at any time upon ninety (90) days’ written notice, into 2,500 shares of the Company’s common stock.

(6)	Represents shares underlying 4,400 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 10,000 shares of the Company’s common stock.

(7)	Represents shares underlying 4,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 10,000 shares of the Company’s common stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Chief Financial Officer of the Company, Gregory Boden, is also the President of Bountiful Capital, LLC (“Bountiful Capital”). Bountiful Capital issued promissory notes to the Company on January 12, 2016, April 18, 2016, October 3, 2016, May 16, 2017, May 30, 2017, June 14, 2017 and June 29, 2017, July 10, 2017, July 14, 2017, and July 30, 2017, which have been exchanged for Series C Preferred Stock, as of July 31, 2017. Bountiful Capital issued promissory notes to the Company on August 3, 2017, August 15, 2017 and August 28, 2017, September 28, 2017, October 11, 2017, October 27, 2017, November 15, 2017, November 27, 2017, November 30, 2017, December 19, 2017, January 3, 2018, January 30, 2018, February 2, 2018, July 23, 2019, and August 19, 2019. As of June 30, 2019, the total balance on these notes was $942,042, which includes $71,942 of accrued interest.

On August 1, 2017, Bradley Parscale, a director of the Company, entered into a consulting agreement with Parscale Digital, our wholly owned subsidiary, pursuant to which Parscale Digital agreed to engage Mr. Parscale, and Mr. Parscale agreed, to (i) provide specialized consulting services to Parscale Digital’s clients and (ii) undertake speaking engagements and trade conference and seminar appearances, for a period of two (2) years. In consideration of such services to be rendered under the consulting agreement, Parscale Digital agreed to pay Mr. Parscale a consultancy fee equal to ninety-five (95%) percent of all fees collected directly by Parscale Digital for Mr. Parscale’s performance of such services. This agreement terminated July 31, 2019.

SECURITIES BEING OFFERED

We are offering 800,000 shares of Series F Preferred Stock in this Offering.

The Company’s authorized capital stock consists of 2,005,000,000 shares of capital stock, of which 2,000,000,000 shares are common stock, at $0.001 par value, and 5,000,000 shares are preferred stock, at $0.001 par value. Of the Company’s preferred stock, 10,000 shares are designated Series A Preferred Stock, 25,000 shares are designated Series B Preferred Stock, 25,000 shares are designated Series C Preferred Stock, 90,000 shares are designated Series D Preferred Stock, 10,000 shares are designated Series E Preferred Stock, and 800,000 shares will be designated Series F Preferred Stock.

The following is a summary of the rights of the Company’s capital stock as provided in its articles of incorporation, and bylaws, each as amended, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

For a complete description of the Company’s capital stock, you should refer to its articles of incorporation and bylaws, and applicable provisions of the Nevada Revised Statutes.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore (subject to the rights of the holders of our preferred stock, as discussed below), holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors to our Board of Directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s common stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to the Company’s certificate of incorporation.

Subject to the rights of preferred stockholders, holders of the Company’s common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to the Company’s common stock.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, from time to time, in one or more series. Our articles of incorporation authorize our Board of Directors to issue preferred stock from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, dividends or limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors for each class or series of stock. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of stockholders unless such authorization is required by applicable law, or the rules of such securities exchange or market on which our stock is then listed or admitted to trading.

Series F Preferred Stock being offered in this Offering

The Company will designate 800,000 shares of its preferred stock as Series F Preferred Stock. Each share of Series F Preferred Stock will have a stated value of $25. The Series F Preferred Stock will not be convertible into shares of common stock. The holders of outstanding shares of Series F Preferred Stock will be entitled to receive dividends, at the annual rate of 10%, payable monthly, payable in preference and priority to any payment of any dividend on the common stock. Such dividends will be on a pari passu basis with the Series A Preferred Stock. The Company intends to reserve 15% of the gross funds raised from this Offering for payments of such dividends (see “Use of Proceeds”). The Series F Preferred Stock will be entitled to a liquidation preference in an amount equal to $25 per share plus any declared but unpaid dividends, before any payments to holders of common stock. The Series F Preferred Stock will have no preemptive or subscription rights, and there will be no sinking fund provisions applicable to the Series F Preferred Stock. The Series F Preferred Stock will not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series F Preferred Stock. To the extent it may lawfully do so, the Company may, in its sole discretion, after the first anniversary of the original issuance date of the Series F Preferred Stock, redeem any or all of the then outstanding shares of Series F Preferred Stock at a redemption price of $25 per share plus any accrued but unpaid dividends.

Series A Preferred Stock

The Company has designated 10,000 shares of its preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 10,000 shares of the Company’s common stock. The holders of outstanding shares of Series A Preferred Stock are entitled to receive dividends, payable quarterly, out of any assets of the Company legally available therefor, at the rate of $8.00 per share annually, payable in preference and priority to any payment of any dividend on the common stock. The Series A Preferred Stock is entitled to a liquidation preference in an amount equal to $200 per share plus any declared but unpaid dividends, before any payments to holders of common stock. The Series A Preferred Stock have no preemptive or subscription rights, and there is no redemption or sinking fund provisions applicable to the Series A Preferred Stock. The Series A Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series A Preferred Stock. As of the date hereof, there are 10,000 shares of Series A Preferred Stock issued and outstanding.

Series B Preferred Stock

The Company has designated 25,000 shares of its preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock has a stated value of $100. The Series B Preferred Stock is convertible into shares of common stock in an amount determined by dividing the stated value by a conversion price of $0.004 per share. The Series B Preferred Stock may not be converted to common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of our outstanding common stock. The holders of outstanding shares of Series B Preferred Stock are entitled to receive dividends, on a pari passu as-converted basis with the common stock. The Series B Preferred Stock is entitled to a liquidation preference in an amount equal to $100 per share plus any declared but unpaid dividends, before any payments to holders of common stock. The Series B Preferred Stock have no preemptive or subscription rights, and there is no redemption or sinking fund provisions applicable to the Series B Preferred Stock. The Series B Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series B Preferred Stock. As of the date hereof, there are 18,025 shares of Series B Preferred Stock issued and outstanding.

Series C Preferred Stock

The Company has designated 25,000 shares of its preferred stock as Series C Preferred Stock. Each share of Series C Preferred Stock has a stated value of $100. The Series C Preferred Stock is convertible into shares of common stock in an amount determined by dividing the stated value by a conversion price of $0.01 per share. The Series C Preferred Stock may not be converted to common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of our outstanding common stock. The holders of outstanding shares of Series C Preferred Stock are entitled to receive dividends, on a pari passu as-converted basis with the common stock. The Series C Preferred Stock is entitled to a liquidation preference in an amount equal to $100 per share plus any declared but unpaid dividends, before any payments to holders of common stock. The Series C Preferred Stock have no preemptive or subscription rights, and there is no redemption or sinking fund provisions applicable to the Series C Preferred Stock. The Series C Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series C Preferred Stock. As of the date hereof, there are 14,425 shares of Series C Preferred Stock issued and outstanding.

Series D Preferred Stock

The Company has designated 90,000 shares of its preferred stock as Series D Preferred Stock. Each share of Series D Preferred Stock has a stated value of $100. Each share of Series D Preferred Stock is convertible into 2,500 shares of common stock. The holders of outstanding shares of Series D Preferred Stock are entitled to receive dividends paid quarterly, out of any assets of the Company legally available therefore, at the amount equal to: (1/90,000) x (5% of the Adjusted Gross Revenue) of the Company’s subsidiary, Parscale Digital, Inc. (the “Subject Subsidiary”). Adjusted Gross Revenue means the top line gross revenue of Subject Subsidiary, as calculated generally accepted accounting principles less any reselling revenue attributed to third party advertising products or service. Such dividends are junior to the Company’s outstanding shares of Series A, B, and C preferred stock and no such dividends will be unless any required dividends are paid to the outstanding Series A, B, and/or C preferred stock. The Series D Preferred Stock is entitled to a liquidation preference in an amount equal to $100 per share plus any declared but unpaid dividends, before any payments to holders of common stock. The Series D Preferred Stock is junior in liquidation to the Company’s outstanding Series A, B and C preferred stock and as such no amounts will be paid to the Series D Preferred Stock upon liquidation unless any required amounts to be paid are paid to the outstanding Series A, B and C preferred stock. The Series D Preferred Stock have no preemptive or subscription rights, and there is no sinking fund provisions applicable to the Series D Preferred Stock. The Series D Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series D Preferred Stock. To the extent it may lawfully do so, the Company may, in its sole discretion, commencing after the seventh anniversary of the original issuance date of the Series D Preferred Stock, redeem any or all of the then outstanding shares of Series D Preferred Stock at a redemption price of $100 per share plus any accrued but unpaid dividends, provided that, holders may, upon receipt of a notice of redemption, elect to convert shares of Series D Preferred Stock to common stock or accept such cash redemption price. As of the date hereof, there are 90,000 shares of Series D Preferred Stock issued and outstanding.

Series E Preferred Stock

The Company has designated 10,000 shares of its preferred stock as Series E Preferred Stock. Each share of Series E Preferred Stock has a stated value of $100. The Series E Preferred Stock is convertible into shares of common stock in an amount determined by dividing the stated value by a conversion price of $0.05 per share. The Series E Preferred Stock may not be converted to common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of our outstanding common stock. The holders of outstanding shares of Series E Preferred Stock are not entitled to receive dividends. The Series E Preferred Stock is entitled to a liquidation preference in an amount equal to $100 per share plus any declared but unpaid dividends, before any payments to holders of common stock. The Series E Preferred Stock have no preemptive or subscription rights, and there is no sinking fund provisions applicable to the Series E Preferred Stock. The Series E Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series E Preferred Stock. To the extent it may lawfully do so, the Company may, in its sole discretion, after the fifth anniversary of the original issuance date of the Series E Preferred Stock, redeem any or all of the then outstanding shares of Series E Preferred Stock at a redemption price equal to 120% of the stated value per share plus any accrued but unpaid dividends, provided that, holders may, upon receipt of a notice of redemption, elect to convert shares of Series E Preferred Stock to common stock or accept such cash redemption price. As of the date hereof, there are 10,000 shares of Series E Preferred Stock issued and outstanding.

LEGAL MATTERS

Certain legal matters regarding the securities being offered by this Offering Circular have been passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

Our audited financial statements as of and for the year ended December 31, 2018 have been audited by M&K CPAS, PLLC, independent auditor. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Our audited financial statements as of and for the six months ended December 31, 2017, and as of and for the year ended June 30, 2017, have been audited by Liggett & Webb, P.A., independent auditor. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Offering Circular is part of the Offering Statement on Form 1-A that we filed with the SEC under Regulation A promulgated under the Securities Act and does not contain all the information set forth in the Offering Statement. Whenever a reference is made in this Offering Circular to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part hereof or the exhibits to the reports or other documents incorporated by reference in this Offering Circular for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

FINANCIAL STATEMENTS

CLOUDCOMMERCE, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018

AND SIX MONTHS ENDED DECEMBER 31, 2017 AND YEAR ENDED JUNE 30, 2017

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of CloudCommerce, Inc. and subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CloudCommerce, Inc. and subsidiaries (the Company) as of December 31, 2018 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2018, and the related notes and schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and the results of its operations and its cash flows for the year December 31, 2018, in conformity with accounting principles generally accepted in the United States of America. The consolidated financial statements of CloudCommerce, Inc. and subsidiaries as of December 31, 2017, were audited by other auditors whose report dated April 13, 2018 expressed an unqualified opinion on those consolidated statements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2018.

Houston, Texas

April 1, 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors

CloudCommerce, Inc.

Santa Barbara, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CloudCommerce, Inc. (“Company”) as of December 31, 2017, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the six months ended December 31, 2017 and the year ended June 30, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the six months ended December 31, 2017 and the year ended June 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations and has a working capital deficit and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Liggett & Webb, P.A.

We have served as the Company's auditor since 2015.

 New York, New York

April 13, 2018

CLOUDCOMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash	$116,312	$272,321
Accounts receivable, net	923,703	877,570
Accounts receivable, net - related party	78,753	398,410
Costs in excess of billings	99,017	—
Prepaid and other current Assets	74,284	39,168
TOTAL CURRENT ASSETS	1,292,069	1,587,469

PROPERTY & EQUIPMENT, net	138,739	161,325

OTHER ASSETS
Lease deposit	13,800	13,300
Goodwill and other intangible assets, net	8,396,151	9,546,757
TOTAL OTHER ASSETS	8,409,951	9,560,057

TOTAL ASSETS	$9,840,759	$11,308,851

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,619,115	$1,004,203
Accrued expenses	766,160	522,794
Lines of credit	417,618	475,468
Deferred revenue and customer deposit	1,081,570	620,504
Convertible notes and interest payable, current, net	225,089	97,013
Capital lease obligation, current	34,038	32,382
Notes payable	375,000	—
Notes payable, related parties	920,470	670,819
TOTAL CURRENT LIABILITIES	5,439,060	3,423,183

LONG TERM LIABILITIES
Capital lease obligation, long term	20,654	54,693
Deferred tax liability	—	1,021,566
Accrued expenses, long term	203,603	207,803
TOTAL LONG TERM LIABILITIES	224,257	1,284,062

TOTAL LIABILITIES	5,663,317	4,707,245
COMMITMENTS AND CONTINGENCIES (see Note 14)

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value;
5,000,000 Authorized shares:
Series A Preferred stock; 10,000 authorized, 10,000 shaes issued and outstanding;	10	10
Series B Preferred stock; 25,000 authorized, 18,025 shares issued and outstanding;	18	18
Series C Preferred Stock; 25,000 authorized, 14,425 shares issued and outstanding;	14	14
Series D Preferred Stock; 90,000 authorized, 90,000 shares issued and outstanding;	90	90
Series E Preferred stock; 10,000 authorized, 10,000 shares issued and outstanding;	10	10
Common stock, $0.001 par value;
2,000,000,000 authorized shares; 137,512,588 and 130,252,778 shares issued and outstanding, respectively	137,513	130,252
Additional paid in capital	29,532,735	29,094,147
Accumulated deficit	(25,492,948)	(22,622,935)
TOTAL SHAREHOLDERS’ EQUITY	4,177,442	6,601,606

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$9,840,759	$11,308,851

The accompanying notes are an integral part of these consolidated financial statements.

CLOUDCOMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Six Months Ended	Year Ended
	December 31, 2018	December 31, 2017	June 30, 2017

REVENUE	$9,551,405	$2,778,298	$2,931,089
REVENUE - related party	2,205,423	1,771,529	—
TOTAL REVENUE	11,756,828	4,549,827	2,931,089

OPERATING EXPENSES
Salaries and outside services	6,026,404	2,671,797	3,180,675
Selling, general and administrative expenses	6,757,471	2,389,523	902,994
Stock based compensation	479,182	275,319	502,000
Loss on impairment of Goodwill and Intangible Assets		1,239,796	—
Depreciation and amortization	1,017,262	562,737	300,752

TOTAL OPERATING EXPENSES	14,280,319	7,139,172	4,886,421

LOSS FROM OPERATIONS BEFORE OTHER INCOME AND TAXES	(2,523,491)	(2,589,345)	(1,955,332)

OTHER INCOME (EXPENSE)
Other income/(expense)	330	—	(10,120)
Loss on sale of fixed assets	(24,442)	—	21,685
Interest expense	(322,410)	(50,243)	(98,337)

TOTAL OTHER INCOME (EXPENSE)	(346,522)	(50,243)	(86,772)

LOSS FROM OPERATIONS BEFORE PROVISION FOR TAXES	(2,870,013)	(2,639,588)	(2,042,104)

PROVISION (BENEFIT) FOR INCOME TAXES	—	(153,474)	400

NET LOSS	(2,870,013)	(2,486,114)	(2,042,504)

PREFERRED DIVIDENDS	257,440	146,260	80,000

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,127,453)	$(2,632,374)	$(2,122,504)

NET LOSS PER SHARE
BASIC	$(0.02)	$(0.02)	$(0.02)
DILUTED	$(0.02)	$(0.02)	$(0.02)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	134,823,940	130,252,778	130,252,778
DILUTED	134,823,940	130,252,778	130,252,778

The accompanying notes are an integral part of these consolidated financial statements.

CLOUDCOMMERCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, June 30, 2016	28,025	$28	129,899,595	$129,899	$18,547,641	$(18,094,317)	$583,251

Share correction	—	—	353,183	353	(353)	—	—

Dividend on Series A Preferred stock	—	—	—	—	(80,000)	—	(80,000)

Stock based compensation	—	—	—	—	502,000	—	502,000

Net loss	—	—	—	—	—	(2,042,504)	(2,042,504)

Balance, June 30, 2017	28,025	$28	130,252,778	$130,252	$18,969,288	$(20,136,821)	$(1,037,253)

Issuance of Series C Preferred stock for the conversion of notes payable and accrued interest	14,425	14	—	—	1,485,900	—	1,485,914

Issuance of Series D Preferred stock for the acquisition of Parscale Creative, Inc.	90,000	90	—	—	7,609,910	—	7,610,000

Dividend on Series D Preferred stock	—	—	—	—	(106,260)		(106,260)

Issuance of Series E Preferred stock for the acquisition of WebTegrity, LLC	10,000	10	—	—	899,990	—	900,000

Dividend on Series A Preferred stock	—	—	—	—	(40,000)	—	(40,000)

Stock based compensation	—	—	—	—	275,319	—	275,319

Net loss	—	—	—	—	—	(2,486,114)	(2,486,114)

Balance, December 31, 2017	142,450	$142	130,252,778	$130,252	$29,094,147	$(22,622,935)	$6,601,606

Conversion of convertible note	—	—	6,026,301	6,027	18,080	—	24,107

Dividend on Series A Preferred stock	—	—	—	—	(80,000)	—	(80,000)

Dividend on Series D Preferred stock	—	—	—	—	(177,440)	—	(177,440)

Beneficial conversion feature	—	—	—	—	200,000	—	200,000

Stock based compensation	—	—	—	—	479,182	—	479,182

Stock Option Exercise	—	—	1,233,509	1,234	(1,234)	—	—

Net loss	—	—	—	—	—	(2,870,013)	(2,870,013)

Balance, December 31, 2018	142,450	$142	137,512,588	$137,513	$29,532,735	$(25,492,948)	$4,177,442

The accompanying notes are an integral part of these consolidated financial statements.

CLOUDCOMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Six Months Ended	Year Ended
	December 31, 2018	December 31, 2017	June 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,870,013)	$(2,486,114)	$(2,042,504)
Adjustment to reconcile net loss to net cash (used in) operating activities
Bad debt expense	262,571	(4,308)	(35,091)
Depreciation and amortization	1,017,262	562,737	300,752
Loss on sale of fixed assets	24,442	—	(21,685)
Non-cash compensation expense	479,182	275,319	502,000
Amortization of Beneficial Conversion Feature	139,726	—	—
Loss on impairment of goodwill and intangibles	—	1,239,796	—
Change in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(651,581)	(870,814)	79,064
Prepaid expenses and other assets	(35,116)	(9,062)	(8,861)
Costs in excess of billings	(99,017)	—	—
Lease deposit	(500)	(9,800)	—
Accounts payable	614,912	840,068	(13,248)
Accrued expenses	308,460	318,361	76,831
Change in lease obligation	4,199	—	—
Customer Deposits	77,927	—	—
Deferred income	383,139	(692,762)	296,492
Deferred taxes	—	(153,474)	(1,600)

NET CASH (USED IN) OPERATING ACTIVITIES	(344,407)	(990,053)	(867,850)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of fixed assets	(54,650)	(5,304)	(9,913)
Proceeds from the sale of fixed assets	2,578	—	23,641
Net cash on acquisitions	—	252,891	—

NET CASH (USED IN) / PROVIDED BY INVESTING ACTIVITIES	(52,072)	247,587	13,728

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation	(36,582)	(13,022)	—
Payment of dividend	(109,478)	(146,260)	(60,000)
Proceeds on line of credit	(57,850)	270,100	121,828
Proceeds from issuance of notes, related party	206,000
Proceeds from issuance of notes payable	950,000	873,100	773,500
Principal payments on debt, third party	(375,000)
Principal payments on debt, related party	(336,620)	—	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	240,470	983,918	835,328

NET INCREASE / (DECREASE) IN CASH	(156,009)	241,452	(18,794)

CASH, BEGINNING OF PERIOD	272,321	30,869	49,663

CASH, END OF PERIOD	$116,312	$272,321	$30,869

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$64,764	$36,529	$47,223
Taxes paid	$17,545	$—	$3,629

Non-cash financing activities:
Conversion of notes payable to common stock	$24,106	$—	$—
Change in deferred tax estimate	$1,021,566	$—	$—
Beneficial conversion feature	$200,000	$—	$—
Exchange of accounts receiveable for notes payable	$662,534	$—	$—
Cashless exercise of stock options	$1,234	$—	$—
Acquisition of Parscale Media for $1,000,000 notes payable	$1,000,000	$—	$—
Capital lease obligation	$—	$100,097	$—
Exchange of notes payable for preferred stock	$—	$1,485,914	$—
Issuance of Series D preferred stock for acquisition	$—	$7,610,000	$—
Issuance of Series E preferred stock for acquisition	$—	$900,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

1.	ORGANIZATION AND LINE OF BUSINESS

Organization

CloudCommerce, Inc. (“we”, “us”, “our” or the “Company”) is a Nevada corporation formerly known as Warp 9, Inc., Roaming Messenger, Inc., and Latinocare Management Corporation (“LMC”). On July 9, 2015, we changed the name of the Company from Warp 9, Inc. to CloudCommerce, Inc. to reflect a new plan of strategically acquiring profitable data driven marketing solutions providers with strong management teams. The Company, based in San Antonio, Texas, began operations on October 1, 1999. We develop solutions that help our clients acquire, engage, and retain their customers by leveraging cutting edge digital strategies and technologies. We focus intently on using data analytics to drive the creation of great user experiences and effective digital marketing campaigns. Whether it is creating omni-channel experiences, engaging a specific audience, or energizing voters in political campaigns, we believe data is the key to digital success. Our goal is to become the industry leader by always applying a “data first” strategy and acquiring other companies that can help us achieve this vision.  The Company consists of four subsidiaries, Parscale Digital, Inc., which merged with Parscale Creative, Inc., as a result of an acquisition dated August 1, 2017, WebTegrity, LLC, which was acquired November 15, 2017, Data Propria, Inc., which the Company launched February 1, 2018, and Giles Design Bureau, Inc., which spun out from Parscale Digital in May, 2018. On January 17, 2018, the board of directors of the Company elected to change its year end from June 30 to December 31. The Company focuses on four main areas, data analytics, digital marketing, branding and creative services, and web development.

Data Analytics

To deliver the highest Return on Investment (“ROI”) for our customer’s digital marketing campaign, we utilize sophisticated data science to identify the correct universes to target relevant audiences. Our ability to understand and translate data drives every decision we make. By listening to and analyzing our customers’ data we are able to make informed decisions that positively impact our customers’ business. We leverage industry-best tools to aggregate and visualize data across multiple sources, and then our data and behavioral scientists segment and model that data to be deployed in targeted marketing campaigns. We have data analytics expertise in retail, wholesale, distribution, logistics, manufacturing, political, and several other industries.

Digital Marketing

We help our customers get their message out, educate their market and tell their story. We do so creatively and effectively by deploying powerful call-to-action digital campaigns with national reach and boosting exposure and validation with coordinated advertising in print media. Our fully-developed marketing plans are founded on sound research methodologies, brand audits and exploration of the competitive landscape. Whether our customer is a challenger brand, a political candidate, or a well-known household name, our strategists are skillful at leveraging data and creating campaigns that move people to make decisions.

Branding and Creative Services

We approach branding from a “big picture” perspective, establishing a strong identity and then building on that to develop a comprehensive branding program that tells our customer’s story, articulates what sets our customer apart from their competitors and establishes our customer in their market.

Development and Managed Infrastructure Support

Commerce-focused, user-friendly digital websites and apps elevates our customer’s marketing position and draw consumers to their products and services. Our platform-agnostic approach allows us to architect and build solutions that are the best fit for each customer. Once the digital properties are built, our experts will help manage and protect the website or app and provide the expertise needed to scale the infrastructure needed as our customer’s business grows.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  As of December 31, 2018, the Company had negative working capital of $4,146,991 and has historically reported net losses, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, an additional cash infusion. The Company has obtained funds from its shareholders since its inception through December 31, 2018. It is management’s plan to generate additional working capital from increasing sales from the Company’s service offerings, in addition to acquiring profitable service providers.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of CloudCommerce is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

The Consolidated Financial Statements include the Company and its wholly owned subsidiaries Indaba Group, Inc (“Indaba”, “CLWD Operations”), a Delaware corporation, Parscale Digital, Inc., a Nevada corporation (“Parscale Digital”), WebTegrity, Inc., a Texas corporation, Data Propria, Inc., a Nevada corporation, and Giles Design Bureau, Inc., a Nevada corporation. All significant inter-company transactions are eliminated in consolidation of the financial statements.

Accounts Receivable

The Company extends credit to its customers, who are located nationwide. Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected. The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off. The balance of the allowance account at December 31, 2018 and 2017 are $45,613 and $6,184 respectively. During the year ended December 31, 2018, the six months ended December 31, 2017, and the year ended June 30, 2017, we included $262,571, ($4,308), and ($35,091), respectively, in expense related to balances that were written off as bad debt. For the six months ended December 31, 2017 and the year ended June 30, 2017, the company collected balances that were previously written off, resulting in negative expense during those periods.

On October 19, 2017, the Company entered into an agreement whereby accounts receivable amounts due from our customers to Parscale Digital were pledged to a third party. Under the terms of the agreement, the Company may receive advances in amounts up to $500,000, based on the amounts we invoice our customers, for a period of one year. Because the Company maintains the collectability risk of all outstanding balances, we record the customer balances at fair value in accounts receivable, including an allowance for any balances at risk of collectability, and the amount due to the third party as a liability. On April 12, 2018, the Company amended the secured borrowing arrangement, which increased the maximum allowable balance by $250,000, to a total of $750,000. As of December 31, 2018, the balance due from this arrangement was $102,988.

On August 2, 2018, the Company entered into agreements whereby accounts receivable amounts due from our customers to Giles Design Bureau, WebTegrity and Data Propria were pledged to a third party. Under the terms of the agreements, the Company may receive advances in amounts up to $150,000, $150,000 and $600,000, respectively, based on the amounts we invoice our customers, for a period of one year. Because the Company maintains the collectability risk of all outstanding balances, we record the customer balances at fair value in accounts receivable, including an allowance for any balances at risk of collectability, and the amount due to the third party as a liability. As of December 31, 2018, the balance due from these arrangements was $321,106 and zero, respectively.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are primarily used in our revenue recognition, the allowance for doubtful account receivable, fair value assumptions in accounting for business combinations and analyzing goodwill, intangible assets and long-lived asset impairments and adjustments, the deferred tax valuation allowance, and the fair value of stock options and warrants.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes income when the service is provided or when product is delivered. We present revenue, net of customer incentives. Most of the income is generated from professional services and site development fees. We provide online marketing services that we purchase from third parties. The gross revenue presented in our statement of operations includes digital advertising revenue. We also offer professional services such as development services.  The fees for development services with multiple deliverables constitute a separate unit of accounting in accordance with ASC 606, which are recognized as the work is performed. Upfront fees for development services or other customer services are deferred until certain implementation or contractual milestones have been achieved. If we have performed work for our clients, but have not invoiced clients for that work, then we record the value of the work in an asset in costs in excess of billings. The terms of services contracts generally are for periods of less than one year. The deferred revenue and customer deposits as of December 31, 2018 and 2017 was $1,081,570 and $620,504, respectively. See footnote 3 for a disclosure of our use of estimates and judgement, as it relates to revenue recognition.

We always strive to satisfy our customers by providing superior quality and service. Since we typically bill based on a Time and Materials basis, there are no returns for work delivered. When discrepancies or disagreements arise, we do our best to reconcile those by assessing the situation on a case-by-case basis and determining if any discounts can be given. Historically, no significant discounts have been granted.

Included in revenue are costs that are reimbursed by our clients, including third party services, such as photographers and stylists, furniture, supplies, and the largest component, digital advertising. We have determined, based on our review, that the amounts classified as reimbursable costs should be recorded as gross, due to the following factors:

●	The Company is the primary obligor in the arrangement;

●	We have latitude in establishing price;

●	We have discretion in supplier selection; and

●	The Company has credit risk.

During the year ended December 31, 2018, the six months ended December 31, 2017, and the year ended June 30, 2017, we included $3,870,291, $1,472,565, and zero, respectively, in revenue, related to reimbursable costs.

The Company records revenue into the following five categories:

●	Data Sciences – Includes polling, research, modeling, data fees, consulting and reporting.

●	Design – Includes branding, photography, copyrighting, printing, signs and interior design.

●	Development – Includes website coding.

●	Digital Advertising – Includes ad spend, SEO management and digital ad support.

●	Other – Includes domain name management, account management, email marketing, web hosting, email hosting, client training, reimbursed expenses and partner commissions.

For the years ended December 31, 2018 and December 31, 2017 (unaudited), revenue was disaggregated into the five categories as follows:

	Year ended December 31, 2018			Year ended December 31, 2017 (unaudited)
	Third Parties	Related Parties	Total	Third Parties	Related Parties	Total
Data Sciences	$886,600	$51,100	$937,700	$—	$—	$—
Design	1,840,975	393,962	2,234,937	721,984	80,278	802,262
Development	1,519,337	154,048	1,673,385	2,654,481	48,198	2,702,679
Digital Advertising	4,938,067	1,289,016	6,227,083	383,852	1,434,374	1,818,226
Other	366,426	317,297	683,723	227,906	208,679	436,585
Total	$9,551,405	$2,205,423	$11,756,828	$3,988,223	$1,771,529	$5,759,752

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were zero for the year ended December 31, 2018, the six months ended December 31, 2017, and the year ended June 30, 2017.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. Total advertising costs were $35,758, $17,407, and $5,854, for the year ended December 31, 2018, the six months ended December 31, 2017, and the year ended June 30, 2017, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of December 31, 2018, and 2017, the Company’s notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

Fair value is defined as the price to sell an asset or transfer a liability, between market participants at the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

As of December 31, 2018, and 2017, the Company had no assets or liabilities that are required to be valued on a recurring basis.

Property and Equipment

Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

		As of December 31,
	Years	2018	2017
Equipment	5-7	$169,667	$202,204
Office furniture	7	27,964	33,615
Leasehold improvements	Length of lease	—	—
Less accumulated depreciation and amortization		(58,893)	(74,494)
Net property and equipment		$138,739	$161,325

The following table discloses fixed asset transactions and recordings during the year ended December 31, 2018, the six months ended December 31, 2017, and the year ended June 30, 2017:

	Year ended December 31, 2018	Six months ended December 31, 2017	Year ended June 30, 2017
Depreciation expense	$41,656	$29,844	$25,371
Gain/(loss) on disposals	(24,442)	—	21,685
Cash paid for fixed asset additions	$54,650	$5,304	$9,913

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of a long-lived asset, management evaluates whether the estimated future undiscounted net cash flows from the asset are less than its carrying amount. If impairment is indicated, the long-lived asset would be written down to fair value. Fair value is determined by an evaluation of available price information at which assets could be bought or sold, including quoted market prices, if available, or the present value of the estimated future cash flows based on reasonable and supportable assumptions.

Business Combinations

The acquisition of subsidiaries is accounted for using the purchase method. The cost of the acquisition is measured at the aggregate of the fair value, at the acquisition date, of assets received, liabilities incurred or assumed, and equity instruments issued by the Company in exchange for control of the acquiree. Any costs directly attributable to the business combination are expensed in the period incurred. The acquiree’s identifiable assets and liabilities are recognized at their fair values at the acquisition date.

Goodwill arising on acquisition is recognized as an asset and initially measured at cost, being the excess of the cost of the business combination over the Company’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognized.

Indefinite Lived Intangibles and Goodwill Assets

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired customer lists, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

The Company tests for indefinite lived intangibles and goodwill impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable. In accordance with its policies, the Company performed a qualitative assessment of indefinite lived intangibles and goodwill at December 31, 2018 and determined there was no impairment of indefinite lived intangibles and goodwill.

In accordance with its policies, the Company performed a qualitative assessment of indefinite lived intangibles and goodwill at December 31, 2017 and determined there was impairment of indefinite lived intangibles and goodwill from our Indaba acquisition. Accordingly, all intangible assets and goodwill related to the Indaba acquisition has been written off, amounting to $1,239,796. This amount is included in Operating Expenses on the Income Statement, for the six months ended December 31, 2017. An impairment assessment was conducted during the year ended December 31, 2018 and determined that no impairment of intangible assets or goodwill was necessary.

Concentrations of Business and Credit Risk

The Company operates in a single industry segment. The Company markets its services to companies and individuals in many industries and geographic locations. The Company’s operations are subject to rapid technological advancement and intense competition. Accounts receivable represent financial instruments with potential credit risk. The Company typically offers its customers credit terms. The Company makes periodic evaluations of the credit worthiness of its enterprise customers and other than obtaining deposits pursuant to its policies, it generally does not require collateral. In the event of nonpayment, the Company has the ability to terminate services. As of December 31, 2018, the Company held cash and cash equivalents in the amount of $116,312, which was held in the operating bank accounts. Of this amount, none was held in any one account, in amounts exceeding the FDIC insured limit of $250,000. For further discussion on concentrations see footnote 13.

Stock-Based Compensation

The Company addressed the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The transactions are accounted for using a fair-value-based method and recognized as expenses in our statement of operations.

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the consolidated statement of operations during the year ended December 31, 2018, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of December 31, 2018 based on the grant date fair value estimated. Stock-based compensation expense recognized in the statement of operations for the years ended December 31, 2018 is based on awards ultimately expected to vest or has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The stock-based compensation expense recognized in the consolidated statements of operations during the year ended December 31, 2018, the six months ended December 31, 2017, and the year ended June 30, 2017 were $479,182, $275,319, and $502,000, respectively.

Basic and Diluted Net Income (Loss) per Share Calculations

Income (Loss) per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The shares for employee options, warrants and convertible notes were used in the calculation of the income per share.

For the year ended December 31, 2018, the Company has excluded 151,475,799 shares of common stock underlying options, 10,000 Series A Preferred shares convertible into 100,000,000 shares of common stock, 18,025 Series B Preferred shares convertible into 450,625,000 shares of common stock, 14,425 Series C Preferred shares convertible into 144,250,000 shares of common stock, 90,000 Series D Preferred shares convertible into 225,000,000 shares of common stock, 10,000 Series E Preferred shares convertible into 20,000,000 shares of common stock and 40,292,850 shares of common stock underlying $285,363 in convertible notes, because their impact on the loss per share is anti-dilutive.

For the six months ended December 31, 2017, the Company has excluded 134,800,000 shares of common stock underlying options, 10,000 Series A Preferred shares convertible into 100,000,000 shares of common stock, 18,025 Series B Preferred shares convertible into 450,625,000 shares of common stock, 14,425 Series C Preferred shares convertible into 144,250,000 shares of common stock, 90,000 Series D Preferred shares convertible into 225,000,000 shares of common stock, 10,000 Series E Preferred shares convertible into 20,000,000 shares of common stock and 24,253,220 shares of common stock underlying $97,013 in convertible notes, because their impact on the loss per share is anti-dilutive.

For the year ended June 30, 2017, the Company has excluded 123,000,000 shares of common stock underlying options, 10,000 Series A Preferred shares convertible into 100,000,000 shares of common stock, 18,025 Series B Preferred shares convertible into 450,625,000 shares of common stock, and 23,421,500 shares of common stock underlying $93,686 in convertible notes, because their impact on the loss per share is anti-dilutive.

Dilutive per share amounts are computed using the weighted-average number of common shares outstanding and potentially dilutive securities, using the treasury stock method if their effect would be dilutive.

Recently Adopted Accounting Pronouncements

Management reviewed accounting pronouncements issued during the year ended December 31, 2018, and the following pronouncements were adopted during the period.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The standard is effective for annual periods beginning after December 15, 2017, and interim periods therein. The Company follows paragraph 606 of the FASB Accounting Standards Codification for revenue recognition and ASU 2014-09, adopting the pronouncements on January 1, 2018. The company considers revenue realized or realizable and earned when services are performed to such a degree that the performed service is delivered or deliverable to the client, or when a tangible item, such as interior décor or signage, is delivered to the client. Since the Company was already recognizing revenue in a manner consistent with paragraph 606 of the FASB Accounting Standards Codification, there was no material impact on prior year results.

ASU 2014-09 supersedes existing guidance on revenue recognition with a five-step model for recognizing and measuring revenue from contracts with customers. The objective of the new standard is to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance also requires a number of disclosures regarding the nature, amount, timing, and uncertainty of revenue and the related cash flows. The guidance can be applied retrospectively to each prior reporting period presented (full retrospective method) or retrospectively with a cumulative effect adjustment to retained earnings for initial application of the guidance at the date of initial adoption (modified retrospective method). The Company adopted the new standard effective January 1, 2018 using the modified retrospective method applied to those contracts that were not completed or substantially completed as of January 1, 2018. The timing and measurement of revenue recognition under the new standard is not materially different than under the old standard. The adoption of the new standard had an immaterial impact on the Company’s Condensed Consolidated Financial Statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). Under ASU 2016-02, lessees will need to recognize a right-of-use asset and a lease liability for all of their leases, other than those that meet the definition of a short-term lease. For income statement purposes, leases must be classified as either operating or finance. Operating leases will result in straight-line expense, similar to current operating leases, while finance leases will result in a front-loaded pattern, similar to current capital leases. We are in the process of implementing changes to our systems and processes in conjunction with our review of existing lease agreements. We will adopt Topic 842 effective January 1, 2019 and expect to elect certain available transitional practical expedients.

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 (ASU 2016-13) “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2019. We are currently in the process of evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

In January 2017, the FASB issued 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test and eliminating the requirement for a reporting unit with a zero or negative carrying amount to perform a qualitative assessment. Instead, under this pronouncement, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and would recognize an impairment change for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized is not to exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects will be considered, if applicable. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized. For the year ended December 31, 2018, we used the federal tax rate of 21% in our determination of the deferred tax assets and liabilities balances.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates from 35 percent to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the change was signed into law. Accordingly, the Company adjusted its deferred tax assets and liabilities at December 31, 2018, using the new corporate tax rate of 21 percent.

3.	REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605. Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. The adoption of ASC 606 did not have a material impact on the Company’s Condensed Consolidated Financial Statements.

The core principles of revenue recognition under ASC 606 includes the following five criteria:

1.	Identify the contract with the customer

Contract with our customers may be oral, written, or implied. A written and signed contract stating the terms and conditions is the preferred method and is consistent with most customers. The terms of a written contract may be contained within the body of an email, during which proposals are made and campaign plans are outlined, or it may be a stand-alone document signed by both parties. Contracts that are oral in nature are consummated in status and pitch meetings and may be later followed up with email detail of the terms of the arrangement, along with a proposal document. No work is commenced without an understanding between the Company and our customers, that a valid contract exists.

2.	Identify the performance obligations in the contract

Our sales and account management teams define the scope of services to be offered, to ensure all parties are in agreement and obligations are being delivered to the customer as promised. The performance obligation may not be fully identified in a mutually signed contract, but may be outlined in email correspondence, face-to-face meetings, additional proposals or scopes of work, or phone conversations.

3.	Determine the transaction price

Pricing is discussed and identified by the operations team prior to submitting a proposal to the customer. Based on the obligation presented, third-party service pricing is established, and time and labor is estimated, to determine the most accurate transaction pricing for our customer. Price is subject to change upon agreed parties, and could be fixed or variable, milestone focused or T&M.

4.	Allocate the transaction price to the performance obligations in the contract

If a contract involves multiple obligations, the transaction pricing is allocated accordingly, during the performance obligation phase (criteria 2 above).

5.	Recognize revenue when (or as) we satisfy a performance obligation

The Company uses several means to satisfy the performance obligations:

a.	Billable Hours – The company employs a time tracking system where employees record their time by project. This method of satisfaction is used for time and material projects, change orders, website edits, revisions to designs, and any other project that is hours-based. The hours satisfy the performance obligation as the hours are incurred.

b.	Ad Spend – To satisfy ad spend, the company generates analytical reports monthly or as required to show how the ad dollars were spent and how the targeting resulted in click-throughs. The ad spend satisfies the performance obligation, regardless of the outcome or effectiveness of the campaign. In addition, the Company utilizes third party invoices after the ad dollars are spent, in order to satisfy the obligation.

c.	Milestones – If the contract requires milestones to be hit, then the Company satisfies the performance obligation when that milestone is completed and presented to the customer for review. As each phase of a project is complete, we consider it as a performance obligation being satisfied and transferred to the customer. At this point, the customer is invoiced the amount due based on the transaction pricing for that specific phase and/or we apply the customer deposit to recognize revenue.

d.	Monthly Retainer – If the contract is a retainer for work performed, then the customer is paying the Company for its expertise and accessibility, not for a pre-defines amount of output. In this case, the obligation is satisfied at the end of the period, regardless of the amount of work effort required.

e.	Hosting – Monthly recurring fees for hosting are recognized on a monthly basis, at a fixed rate. Hosting contracts are typically one-year and reviewed annually for renewal. Prices are subject to change at management discretion.

The Company generates income from four main revenue streams: data science, creative design, web development, digital marketing, and other. Each revenue stream is unique, and includes the following features:

Data Science

We analyze big data (large volume of information) to reveal patterns and trends associated with human behavior and interactions that can lead to better decisions and strategic business moves. As a result of our data science work, our clients are able to make informed and valuable decisions to positively impact their bottom lines. We classify revenue as data science that includes polling, research, modeling, data fees, consulting and reporting. Contracts are generated to assure both the Company and the client are committed to partnership and both agree to the defined terms and conditions and are typically less than one year. Transaction pricing is usually a lump sum, which is estimated by specific project requirements. The Company recognizes revenue when performance obligations are met, including, when the data sciences service is performed, polling is conducted, or support hours are expended. If the data sciences service is a fixed fee retainer, then the obligation is earned at the end of the period, regardless of how much service is performed.

Creative Design

We provide branding and creative design services which set apart our clients from their competitors and establish themselves in their specific market. We believe in showcasing our client’s brand uniquely and creatively to infuse the public with curiosity to learn more. We classify revenue as creative design that includes branding, photography, copyrighting, printing, signs and interior design. Contracts are generated to assure both the company and the client are committed to partnership and both agree to the defined terms and conditions and are typically less than one year. The Company recognizes revenue when performance obligations are met, usually when creative design services obligations are complete, when the hours are recorded, designs are presented, website themes are complete, or any other criteria as mutually agreed.

Web Development

We develop websites that attract high levels of traffic for our clients. We offer our clients the expertise to manage and protect their website, and the agility to adjust their online marketing strategy as their business expands. We classify revenue as web development that includes website coding, website patch installs, ongoing development support and fixing inoperable sites. Contracts are generated to assure both the company and the client are committed to the partnership and both agree to the defined terms and conditions. Although most projects are long-term (6-8 months) in scope, we do welcome short-term projects which are invoiced as the work is completed at a specified hourly rate. In addition, we offer monthly hosting support packages, which ensures websites are functioning properly. The Company records web development revenue as earned, when the developer hours are recorded (if T&M arrangements) or when the milestones are achieved (if a milestone arrangement).

Digital Marketing

We have a reputation for providing digital marketing services that get results. Whether presenting a vibrant but simple message about our clients that will enlighten their audience or deploying an influential digital marketing political campaign across one or multiple social media platforms, our marketing strategist are poised to execute and deliver valuable marketing results to our clients. We classify revenue as digital marketing that includes ad spend, SEO management and digital ad support. Billable hours and advertising spending are estimated based on client specific needs and subject to change with client concurrence. Revenue is recognized when ads are run on one of the third-party platforms or when the hours are recorded by the digital marketing specialist, if the obligation relates to support or services.

Other

We offer services that do not fit into the other four categories but rely heavily on the “other” services to provide the entire support package for our clients. Included in this category are domain name management, account management, web hosting, client training, and partner commissions. Revenue is recognized for these services as the service is performed (such as account management or training) or during the month in which the service was provided (such as hosting, partner commissions and domain name registration).

Included in creative design and digital marketing revenues are costs that are reimbursed by our clients, including third party services, such as photographers and stylists, furniture, supplies, and the largest component, digital advertising. We have determined, based on our review, that the amounts classified as reimbursable costs should be recorded as gross (principal), due to the following factors:

-	The Company is the primary obligor in the arrangement;

-	We have latitude in establishing price;

-	We have discretion in supplier selection; and

-	The Company has credit risk

During the years ended December 31, 2018 and 2017, we included $3,870,291 and $1,606,905 respectively, in revenue, related to reimbursable costs.

For the years ended December 31, 2018 and 2017, revenue was disaggregated into the five categories as follows:

	Year ended December 31, 2018			Year ended December 31, 2017 (unaudited)
	Third Parties	Related Parties	Total	Third Parties	Related Parties	Total
Data Sciences	$886,600	$51,100	$937,700	$—	$—	$—
Design	1,840,975	393,962	2,234,937	721,984	80,278	802,262
Development	1,519,337	154,048	1,673,385	2,654,481	48,198	2,702,679
Digital Advertising	4,938,067	1,289,016	6,227,083	383,852	1,434,374	1,818,226
Other	366,426	317,297	683,723	227,906	208,679	436,585
Total	$9,551,405	$2,205,423	$11,756,828	$3,988,223	$1,771,529	$5,759,752

4.	LIQUIDITY AND OPERATIONS

The Company had net loss of $2,870,013, $2,486,114, and $2,042,504, for the year ended December 31, 2018, the six months ended December 31, 2017, and the year ended June 30, 2017, respectively, and net cash used in operating activities of $344,407, $990,053, and $867,850, for the same periods, respectively.

While the Company expects that its capital needs in the foreseeable future may be met by cash-on-hand and projected positive cash-flow, there is no assurance that the Company will be able to generate enough positive cash flow or have sufficient capital to finance its growth and business operations, or that such capital will be available on terms that are favorable to the Company or at all. In the current financial environment, it could become difficult for the Company to obtain working capital and other business financing.  There is no assurance that the Company would be able to obtain additional working capital through the sale of its securities or from any other source.

5.	BUSINESS ACQUISITIONS

Indaba Group, LLC

On October 1, 2015, the Company completed the acquisition of Indaba Group, LLC, a Colorado limited liability company. As of that date, the Company’s operating subsidiary, Warp 9, Inc., a Delaware corporation, merged with Indaba Group, LLC and the name of the combined subsidiary was changed to Indaba Group, Inc. (“Indaba”). The total purchase price of two million dollars ($2,000,000) was paid in the form of the issuance of ten thousand (10,000) shares of the Company’s Series A Convertible Preferred Stock, at a liquidation preference of two hundred dollars ($200) per share and payment of working capital surplus in the amount of $55,601. As of the date of closing, Ryan Shields and Blake Gindi, two of the owners of Indaba Group, LLC, were appointed to the CloudCommerce Board of Directors. On June 23, 2017, Mr. Shields and Mr. Gindi resigned as members of the Board of Directors. As of December 31, 2017, neither Mr. Shields nor Mr. Gindi was an employee of the Company.

Under the purchase method of accounting, the transactions were valued for accounting purposes at $2,000,000, which was the fair value of Indaba at the time of acquisition. The assets and liabilities of Indaba were recorded at their respective fair values as of the date of acquisition. Since the Company determined there were no other separately identifiable intangible assets, any difference between the cost of the acquired entity and the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The acquisition date estimated fair value of the consideration transferred consisted of the following:

Tangible assets acquired	$417,700
Liabilities assumed	(193,889)
Net tangible assets	223,811
Non-compete agreements	201,014
Customer list	447,171
Goodwill	1,128,004
Total purchase price	$2,000,000

During the six months ended December 31, 2017, we determined that the goodwill and intangibles related to the Indaba acquisition were impaired. Therefore, all remaining indefinite and finite-lived intangibles, and goodwill were written off. The amount of the write off, included in operating expenses was $1,239,796.

Parscale Creative, Inc.

On August 1, 2017, the Company completed the acquisition of Parscale Creative, Inc., a Nevada corporation (“Parscale Creative”). As of that date, the Company’s wholly owned operating subsidiary, Parscale Digital, Inc., a Nevada corporation (“Parscale Digital”), merged with Parscale Creative, and the name of the combined subsidiary was changed to Parscale Digital. The total purchase price of $7,945,000, was paid in the form of the issuance of ninety thousand (90,000) shares of the Company’s Series D Convertible Preferred Stock, at a liquidation preference of one hundred dollars ($100) per share, plus dividend payments based on 5% of adjusted revenue of Parscale Digital. Adjusted revenue is defined as total revenue, minus digital marketing media buys. Based on the growth of the Parscale Digital, the actual amount of the dividend payments is estimated to be in the range of $850,000 and $1,300,000, over 36 months, if we achieve 0.5% to 3% monthly adjusted revenue growth. The dividend payments are recorded as a reduction to additional paid in capital. For the years ended December 31, 2018 and 2017, we paid $102,610 and $106,259, respectively, related to the Series D Convertible Preferred dividend. As of the date of closing, Brad Parscale, the 100% owner of Parscale Creative, was appointed to the Company’s Board of Directors. The Company assumed net liabilities of $535,000, related to this acquisition.

Under the purchase method of accounting, the transactions were valued for accounting purposes at $7,945,000, which was the fair value of Parscale Creative at the time of acquisition. The assets and liabilities of Parscale Creative were recorded at their respective fair values as of the date of acquisition. The acquisition date estimated fair value of the consideration transferred and purchase price allocation consisted of the following:

Cash	$200,000
Customer deposits and accrued expenses	(535,000)
Net tangible liabilities	$(335,000)

Non-compete agreements	$280,000
Brand name	1,930,000
Customer list	2,090,000
Goodwill	3,645,000
Total purchase price	$7,945,000

Issuance of series D convertible preferred stock	$7,610,000
Net tangible liabilities	335,000
Total purchase price	$7,945,000

During the year ended December 31, 2018, it was determined that, due to the Company never having paid federal income taxes and having a large net operating loss (NOL), it is unlikely we will pay federal income taxes in the foreseeable future. This change in estimate resulted in the Company removing the deferred tax liability from the purchase price of Parscale Creative, with a corresponding adjustment to goodwill. During the year ended December 31, 2018, this change in estimate resulted in a reduction of deferred tax liability to zero and goodwill to $3,645,000, or reductions of $1,075,000 to each.

WebTegrity, LLC

On November 15, 2017, the Company completed the acquisition of WebTegrity. As of that date, the Company’s operating subsidiary, Parscale Digital, Inc., a Nevada corporation, merged with WebTegrity and the name of the combined subsidiary remained unchanged as Parscale Digital. On April 16, 2018, we organized WebTegrity as a Nevada corporation, and split WebTegrity from Parscale Digital. The total purchase price of $900,000, was paid in the form of the issuance of ten thousand (10,000) shares of the Company’s Series E Convertible Preferred Stock, at a liquidation preference of one hundred dollars ($100) per share.

Under the purchase method of accounting, the transactions were valued for accounting purposes at $900,000, which was the fair value of WebTegrity at the time of acquisition. The assets and liabilities of WebTegrity were recorded at their respective fair values as of the date of acquisition. The acquisition date estimated fair value of the consideration transferred and purchase price allocation consisted of the following:

Current assets	$78,000
Fixed assets	30,000
Liabilities	(48,000)
Net assets	60,000
Brand name	130,000
Customer list	280,000
Goodwill	430,000
Total purchase price	$900,000

Issuance of Series E Convertible Preferred Stock	$900,000

During the year ended December 31, 2018, it was determined that, due to the Company never having paid federal income taxes and having a large net operating loss (NOL), it is unlikely we will pay federal income taxes in the foreseeable future. This change in estimate resulted in the Company removing the deferred tax liability from the purchase price of WebTegrity, with a corresponding adjustment to goodwill. During the year ended December 31, 2018, this change in estimate resulted in a reduction of deferred tax liability to zero and goodwill to $430,000, or reductions of $100,000 to each.

Parscale Media, LLC

On August 1, 2017, the Company entered into a purchase agreement with Brad Parscale, to purchase Parscale Media, LLC, a website hosting business, formed under the laws of Texas. Under the terms of the agreement, the Company agreed to pay Mr. Parscale $1,000,000 in cash, upon closing the transaction, but in no event later than January 1, 2018.

On February 1, 2018, the Company entered into an amended purchase agreement which provided for the issuance of a promissory note to Mr. Parscale as consideration for the acquisition, under which the Company agreed to pay Mr. Parscale $1,000,000 in twelve equal installments, and interest of 4% on the promissory note (the “Parscale Media Note”). For the year ended December 31, 2018, the Company made total payments of $350,600 on the promissory note, which includes $11,693 of interest expense. For the year ended December 31, 2018, we included $12,859 in interest expense related to this liability. On November 20, 2018, the Company exchanged the remaining balance of the Parscale Media Note for an equal amount owed by Mr. Parscale to the Company. As of November 20, 2018, the balance on the Parscale Media Note was zero.

Current assets	$—
Brand name	100,000
Customer list	400,000
Goodwill	500,000
Total purchase price	$1,000,000

During the year ended December 31, 2018, it was determined that, due to the Company never having paid federal income taxes and having a large net operating loss (NOL), it is unlikely we will pay federal income taxes in the foreseeable future. This change in estimate resulted in the Company removing the deferred tax liability from the purchase price of Parscale Media, with a corresponding adjustment to goodwill. During the year ended December 31, 2018, this change in estimate resulted in a reduction of deferred tax liability to zero and goodwill to $500,000, or reductions of $125,000 to each.

The above Parscale Creative, WebTegrity, and Parscale Media acquisitions are based on a preliminary purchase price allocation, and include identifiable intangible assets, which were based on their estimated fair values as of the acquisition date. The excess of purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired was recorded as goodwill. The allocation of the purchase price required management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to identifiable intangible assets. These estimated fair values were based on information obtained from management of the acquired companies and historical experience and, with respect to the long-lived tangible and intangible assets, were made with the assistance of an independent valuation firm.

Pro forma results

The following tables set forth the unaudited pro forma results of the Company as if the acquisitions of Parscale Creative and WebTegrity had taken place on the first day of the period presented. These combined results are not necessarily indicative of the results that may have been achieved had the companies been combined as of the first day of the period presented.

	Years ended December 31,
	2018	2017
Total revenues	$11,789,677	$9,550,675
Net loss	(2,840,160)	(3,255,656)
Basic and diluted net earnings per common share	$(0.02)	$(0.02)

This pro forma financial information is based on historical results of operations, adjusted for the allocation of the purchase price and other acquisition accounting adjustments, and is not indicative of what our results would have been had we operated the businesses since the beginning of the annual period presented.

6.	INTANGIBLE ASSETS

The Company conducted an impairment analysis for the year ended December 31, 2018 and determined that based on qualitative factors that no impairment was necessary for any intangible asset or goodwill.

Domain Name

On June 26, 2015, the Company purchased the rights to the domain “CLOUDCOMMERCE.COM”, from a private party at a purchase price of $20,000, plus transaction costs of $202, which will be used as the main landing page for the Company. The total recorded cost of this domain of $20,202 has been included in other assets on the balance sheet. As of December 31, 2018, we have determined that this domain has an indefinite useful life, and as such, is not included in depreciation and amortization expense. The Company will assess this intangible asset annually for impairment, in addition to it being classified with indefinite useful life.

Trademark

On September 22, 2015, the Company purchased the trademark rights of “CLOUDCOMMERCE”, from a private party at a purchase price of $10,000. The total recorded cost of this trademark of $10,000 has been included in other assets on the balance sheet. The trademark expires in 2020 and may be renewed for an additional 10 years. Therefore, as of September 30, 2015, we determined that this intangible asset has a definite useful life of 174 months, and as such, will be included in depreciation and amortization expense. For the year ended December 31, 2018, the six months ended December 31, 2017, and the year ended June 30, 2017, the Company included $690, $345, and $690, respectively, in depreciation and amortization expense related to this trademark. As of December 31, 2018, the balance on this intangible asset was $7,759.

Non-Compete Agreements

On October 1, 2015, the Company acquired Indaba from three members of the limited liability company. At that time, we retained two of the members, who currently serve as the Chief Executive Officer and Chief Technology Officer of Indaba. Both employees have non-compete agreements in place to protect the Company against the risk of either employee leaving Indaba to compete directly with us. We have calculated the value of those non-compete agreements at $201,014, with a useful life of two years, which coincides with the term of the non-compete agreement. This amount was included in depreciation and amortization expense until September 30, 2017. For the six months ended December 31, 2017, the Company included $25,127 in depreciation and amortization expense related to these non-compete agreements. This non-compete agreement was fully amortized as of December 31, 2017.

On August 1, 2017, the Company signed a merger agreement with Brad Parscale, in which Parscale Creative merged with and into Parscale Digital. The terms of the merger agreement include a non-compete agreement with Brad Parscale, for a period of three years. The Company has placed a value of this non-compete agreement at $280,000, amortized over a period of 36 months. For the year ended December 31, 2018, and the six months ended December 31, 2017, the Company included $93,333, and $38,889, respectively, in depreciation and amortization expense related to this non-compete agreement. As of December 31, 2018, the balance on this intangible asset was $147,778.

Customer List

On October 1, 2015, the Company acquired Indaba, and have calculated the value of the customer list at $447,171, with a useful life of 3 years. This amount was to be included in depreciation and amortization expense until September 30, 2018. During the six months ended December 31, 2017, we determined that the Customer List intangible asset was impaired. Therefore, we have written off the remaining balance during the period, totaling $111,793. As of December 31, 2017, the balance is zero. This non-compete agreement was fully amortized as of December 31, 2017.

On August 1, 2017, the Company acquired Parscale Creative, and have calculated the value of the customer list at $2,090,000, with a useful life of 3 years. For the year ended December 31, 2018, and the six months ended December 31, 2017, the Company included $671,583, and $387,447, respectively, in depreciation and amortization expense related to the customer list, and as of December 31, 2018, the remaining balance of this intangible asset was $1,050,101.

On November 15, 2017, the Company acquired WebTegrity, and have calculated the value of the customer list at $280,000, with a useful life of 3 years. For the year ended December 31, 2018, and the six months ended December 31, 2017, the Company included $87,779, and $15,556, respectively, in depreciation and amortization expense related to the customer list, and as of December 31, 2018, the remaining balance of this intangible asset was $157,533.

On February 1, 2018, the Company acquired Parscale Media, and have calculated the value of the customer list acquired at $400,000, with a useful life of 3 years. For the year ended December 31, 2018, the Company included $122,222, in depreciation and amortization expense related to the customer list, and as of December 31, 2018, the remaining balance of this intangible asset was $277,778.

Brand Name

On August 1, 2017, the Company acquired Parscale Creative, and have calculated the value of the brand name at $1,930,000, which is included in other assets on the balance sheet. As of December 31, 2018, we have determined that this brand name has an indefinite useful life, and as such, is not included in depreciation and amortization expense. The Company will assess this intangible asset annually for impairment, in addition to it being classified with an indefinite useful life.

On November 15, 2017, the Company acquired WebTegrity, and have calculated the value of the brand name at $130,000, which is included in other assets on the balance sheet. As of December 31, 2018, we have determined that this brand name has an indefinite useful life, and as such, is not included in depreciation and amortization expense. The Company will assess this intangible asset annually for impairment, in addition to it being classified with an indefinite useful life.

On February 1, 2018, the Company acquired Parscale Media, and have calculated the value of the brand name at $100,000, which is included in other assets on the balance sheet. As of February 1, 2018, we have determined that this brand name has an indefinite useful life, and as such, is not included in depreciation and amortization expense. The Company will assess this intangible asset annually for impairment, in addition to it being classified with an indefinite useful life.

Goodwill

On October 1, 2015, the Company acquired Indaba, and have calculated the value of the goodwill at $1,128,003, which was included in other assets on the balance sheet at June 30, 2017. During the six months ended December 31, 2017, we determined that the goodwill related to the Indaba acquisition was impaired. Therefore, all remaining goodwill was written off. The amount of the write off, included in operating expenses was $1,128,003.

On August 1, 2017, the Company acquired Parscale Creative, and have calculated the value of the goodwill at $3,645,000, which is included in other assets on the balance sheet. The Company will assess this intangible asset for impairment, if an event occurs that may effect the fair value, or at least annually.

On November 15, 2017, the Company acquired WebTegrity, and have calculated the value of the goodwill at $430,000, which is included in other assets on the balance sheet. The Company will assess this intangible asset for impairment, if an event occurs that may effect the fair value, or at least annually.

On February 1, 2018, the Company acquired Parscale Media, and have calculated the value of the goodwill at $500,000, which is included in other assets on the balance sheet. The Company will assess this intangible asset for impairment, if an event occurs that may effect the fair value, or at least annually.

The Company’s intangible assets consist of the following:

	December 31, 2018			December 31, 2017
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer list	2,770,000	(1,284,587)	1,485,413	2,370,000	(403,003)	1,966,997
Non-compete agreement	280,000	(132,222)	147,778	280,000	(38,889)	241,111
Domain name and trademark	30,201	(2,241)	27,960	30,201	(1,552)	28,649
Brand name	2,160,000	—	2,160,000	2,060,000	—	2,060,000
Goodwill	4,575,000	—	4,575,000	5,250,000	—	5,250,000
Total	9,815,201	(1,419,050)	8,396,151	9,990,201	(443,444)	9,546,757

Total amortization expense charged to operations for the year ended December 31, 2018, the six months ended December 31, 2017 and the year ended June 30, 2017, were $975,606, $532,893, and $275,380, respectively. The following table of remaining amortization of finite life intangible assets, for the years ended December 31, includes the intangible assets acquired, in addition to the CloudCommerce trademark:

2019	$976,506
2020	646,953
2021	11,801
2022	690
2023	690
Thereafter	4,310
Total	$1,640,950

7.	CREDIT FACILITIES

Lines of Credit

The Company has assumed an outstanding liability related to a bank line of credit agreement from the acquisition of Indaba. As of December 31, 2017, the balance was zero.

On November 30, 2016, CLWD Operations entered into a 12-month agreement wherein amounts due from our customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of $400,000. The agreement was amended on March 23, 2017, which increased the allowable borrowing amount by $100,000, to a maximum of $500,000. On November 30, 2017, the agreement auto renewed for another twelve months. The proceeds from the facility are determined by the amounts we invoice our customers. We record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented as a “Lines of credit” on the Balance Sheet. During the term of this facility, the third-party lender has a first priority security interest in CLWD Operations, and therefore, we will require such third-party lender’s written consent to obligate CLWD Operations further or pledge our assets against additional borrowing facilities. Because of this position, it may be difficult for CLWD Operations to secure additional secured borrowing facilities. The cost of this secured borrowing facility is 0.05% of the daily balance. During the year ended December 31, 2018, the six months ended December 31, 2017, and the year ended June 30, 2017, the Company included $16,012, $26,092, and $33,733, respectively, in interest expense, related to this secured borrowing facility, and as of December 31, 2018 and 2017, the outstanding balances were zero and $205,368, respectively.

On October 19, 2017, Parscale Digital entered into a 12-month agreement wherein amounts due from our customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of $500,000. The proceeds from the facility are determined by the amounts we invoice our customers. The Company evaluated this facility in accordance with ASC 860, classifying it as a secured borrowing arrangement. We record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented as a “Lines of credit” on the Balance Sheet. During the term of this facility, the third-party lender has a first priority security interest in the Company, and will, therefore, we will require such third-party lender’s written consent to obligate the Company further or pledge our assets against additional borrowing facilities. Because of this position, it may be difficult for the Company to secure additional secured borrowing facilities. The cost of this secured borrowing facility is 0.05% of the daily balance. During the year ended December 31, 2018, and the six months ended December 31, 2017, the Company included $78,566, and $10,437 in interest expense, related to the secured borrowing facility, and as of December 31, 2018 and 2017, the outstanding balances were $102,988 and $178,837.

On August 2, 2018, Giles Design Bureau, WebTegrity, and Data Propria entered into 12-month agreements wherein amounts due from our customers were pledged to a third-party, in exchange for borrowing facilities in amounts up to a total of $150,000, $150,000 and $600,000, respectively. The proceeds from the facility are determined by the amounts we invoice our customers. We evaluated these facilities in accordance with ASC 860, classifying as secured borrowing arrangements. We record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented as a “Lines of credit” on the Balance Sheet. During the term of these facilities, the third-party lender has a first priority security interest in the respective entities, and will, therefore, we will require such third-party lender’s written consent to obligate the entities further or pledge our assets against additional borrowing facilities. Because of this position, it may be difficult for the entities to secure additional secured borrowing facilities. The cost of this secured borrowing facilities is 0.056%, 0.056% and 0.049%, respectively, of the daily balance. During the year ended December 31, 2018, the Company included $21,276, in interest expense, related to these secured borrowing facilities, and as of December 31, 2018, the combined outstanding balances were $321,106.

8.	CONVERTIBLE NOTES PAYABLE

During the quarter ended December 31, 2015, the Company signed an addenda to each of its outstanding convertible notes, fixing the conversion price at $0.004. Before the addenda, the conversion price for each of the notes was tied to the trading price of the Company’s common stock. Because of that fluctuation, the Company was required to report derivative gains and losses each quarter, which was included in earnings, and an overall derivative liability balance on the balance sheet. Since the addenda, the Company has eliminated the derivative liability balance on the balance sheet and discontinued the gain/loss reporting on the income statement.

On March 25, 2013, the Company issued a convertible promissory note (the “March 2013 Note”) in the amount of up to $100,000, at which time an initial advance of $50,000 was received to cover operational expenses. The lender, a related party, advanced an additional $20,000 on April 16, 2013, $15,000 on May 1, 2013 and $15,000 on May 16, 2013, for a total draw of $100,000. The terms of the March 2013 Note, as amended, allow the lender to convert all or part of the outstanding balance plus accrued interest, at any time after the effective date, at a conversion price of $0.004 per share. The March 2013 Note bears interest at a rate of 10% per year and matured on March 25, 2018. The Company is working with the lender to extend the maturity date. On May 23, 2014, the lender converted $17,000 of the outstanding balance and accrued interest of $1,975 into 4,743,699 shares of common stock. On October 14, 2014, the lender converted $17,000 of the outstanding balance and accrued interest of $2,645 into 4,911,370 shares of common stock. On April 17, 2018, the lender converted $16,000 of the outstanding balance and accrued interest of $8,106 into 6,026,301 shares of common stock. The balance of the March 2013 Note, as of December 31, 2018 was $78,377, which includes $28,377 of accrued interest.

On April 20, 2018, the Company issued a convertible promissory note (the “April 2018 Note”) in the amount of up to $200,000, at which time an initial advance of $200,000 was received to cover operational expenses. The terms of the April 2018 Note, as amended, allow the lender, a related party, to convert all or part of the outstanding balance plus accrued interest, at any time after the effective date, at a conversion price of $0.01 per share. The April 2018 Note bears interest at a rate of 5% per year and matures on April 20, 2021. The balance of the April 2018 Note, as of December 31, 2018 was $206,986, which includes $6,986 of accrued interest. Due to the conversion price being lower than the market price on the effective date (“beneficial conversion feature”) of the April 2018 Note, we recorded a discount of $200,000 to offset the book value. The discount is amortized over 12 months, beginning on the effective date of the April 2018 Note. As of December 31, 2018, the balance remaining on the beneficial conversion feature was $60,274, and for the year ended December 31, 2018, we included $139,726 in interest expense related to amortization of the discount.

9.	NOTES PAYABLE

On July 31, 2017, the Company signed an exchange agreement with the holder of our notes, which exchanged ten convertible notes, totaling $1,485,914, for 14,425 shares of Series C Preferred stock. Each share of Series C Preferred stock has a face value of $100 and is convertible into common stock at a price of $0.01 per share. At the time of the exchange, all accrued interest was forgiven. The following notes were converted:

(a) On January 12, 2016, the Company borrowed $100,000 from Bountiful Capital, LLC to cover operating costs. The loan was offered interest free on a short-term basis, and was due February 12, 2016. On July 31, 2017, the principal balance of $100,000 was exchanged for Series C Preferred stock, leaving a balance of zero as of July 31, 2017. The other notes exchanged with Bountiful Capital, LLC, are noted below.

(b) On April 18, 2016, the Company issued a promissory note (the “April 2016 Note”) in the amount of up to $500,000, at which time an initial advance of $35,500 was received to cover operational expenses. The lender advanced an additional $41,000 on May 2, 2016, $35,000 on May 17, 2016, $160,000 on May 19, 2016, $34,000 on June 1, 2016, $21,000 on June 21, 2016, $33,500 on June 30, 2016, $10,000 on July 15, 2016, $33,000 on July 29, 2016, $35,500 on August 16, 2016, $28,000 on August 31, 2016, $33,500 on September 14, 2016, for a total draw of $500,000. The April 2016 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 60 months from the effective date of each tranche. On July 31, 2017, the principal balance of $500,000 was exchanged for Series C Preferred stock, and all accrued interest was forgiven, leaving a balance of zero as of July 31, 2017.

(c) On October 3, 2016, the Company issued a promissory note (the “October 2016 Note”) in the amount of up to $500,000, at which time an initial advance of $36,000 was received to cover operational expenses. The lender advanced an additional $48,000 on October 17, 2016, $34,000 on October 31, 2016, $27,000 on November 15, 2016, $34,000 on November 30, 2016, $28,500 on December 16, 2016, $21,000 on January 3, 2017, $50,000 on January 17, 2017, $29,000 on January 31, 2017, $15,000 on February 2, 2017, $30,000 on February 16, 2017, $29,000 on March 1, 2017, $28,000 on March 16, 2017, $46,500 on April 3, 2017, $23,500 on April 17, 2017, and $20,500 on May 2, 2017, for a total draw of $500,000. The October 2016 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 60 months from the effective date of each tranche. On July 31, 2017, the principal balance of $500,000 was exchanged for Series C Preferred stock, and all accrued interest was forgiven, leaving a balance of zero as of July 31, 2017.

(d) On May 16, 2017, the Company issued a promissory note (the “May 16, 2017 Note”) in the amount of $38,000, at which time the entire balance of $38,000 was received to cover operational expenses. The May 16, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. On July 31, 2017, the principal balance of $38,000 was exchanged for Series C Preferred stock, and all accrued interest was forgiven, leaving a balance of zero as of July 31, 2017.

(e) On May 30, 2017, the Company issued a promissory note (the “May 30, 2017 Note”) in the amount of $46,000, at which time the entire balance of $46,000 was received to cover operational expenses. The May 30, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. On July 31, 2017, the principal balance of $46,000 was exchanged for Series C Preferred stock, and all accrued interest was forgiven, leaving a balance of zero as of July 31, 2017.

(f) On June 14, 2017, the Company issued a promissory note (the “June 14, 2017 Note”) in the amount of $26,000, at which time the entire balance of $26,000 was received to cover operational expenses. The June 14, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. On July 31, 2017, the principal balance of $26,000 was exchanged for Series C Preferred stock, and all accrued interest was forgiven, leaving a balance of zero as of July 31, 2017.

(g) On June 29, 2017, the Company issued a promissory note (the “June 29, 2017 Note”) in the amount of $23,500, at which time the entire balance of $23,500 was received to cover operational expenses. The June 29, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. On July 31, 2017, the principal balance of $23,500 was exchanged for Series C Preferred stock, and all accrued interest was forgiven, leaving a balance of zero as of July 31, 2017.

(h) On July 10, 2017, the Company issued a promissory note (the “July 10, 2017 Note”) in the amount of $105,000, at which time the entire balance of $105,000 was received to cover operational expenses. The July 10, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. On July 31, 2017, the principal balance of $105,000 was exchanged for Series C Preferred stock, and all accrued interest was forgiven, leaving a balance of zero as of July 31, 2017.

(i) On July 14, 2017, the Company issued a promissory note (the “July 14, 2017 Note”) in the amount of $50,500, at which time the entire balance of $50,500 was received to cover operational expenses. The July 14, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. On July 31, 2017, the principal balance of $50,500 was exchanged for Series C Preferred stock, and all accrued interest was forgiven, leaving a balance of zero as of July 31, 2017.

(j) On July 30, 2017, the Company issued a promissory note (the “July 30, 2017 Note”) in the amount of $53,500, at which time the entire balance of $53,500 was received to cover operational expenses. The July 30, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. On July 31, 2017, the principal balance of $53,500 was exchanged for Series C Preferred stock, and all accrued interest was forgiven, leaving a balance of zero as of July 31, 2017.

Subsequent to July 31, 2017, the Company entered into the following new notes payable:

On August 3, 2017, the Company issued a promissory note (the “August 3, 2017 Note”) in the amount of $25,000, at which time the entire balance of $25,000 was received to cover operational expenses. The August 3, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or August 3, 2020. The balance of the August 3, 2017 Note, as of December 31, 2018 is $26,962, which includes $1,962 of accrued interest. The company is not in default on this note.

On August 15, 2017, the Company issued a promissory note (the “August 15, 2017 Note”) in the amount of $34,000, at which time the entire balance of $34,000 was received to cover operational expenses. The August 15, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or August 15, 2020. The balance of the August 15, 2017 Note, as of December 31, 2018 is $36,552, which includes $2,552 of accrued interest. The company is not in default on this note.

On August 28, 2017, the Company issued a promissory note (the “August 28, 2017 Note”) in the amount of $92,000, at which time the entire balance of $92,000 was received to cover operational expenses. The August 28, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or August 28, 2020. The balance of the August 28, 2017 Note, as of December 31, 2018 is $98,591, which includes $6,591 of accrued interest. The company is not in default on this note.

On September 28, 2017, the Company issued a promissory note (the “September 28, 2017 Note”) in the amount of $63,600, at which time the entire balance of $63,600 was received to cover operational expenses. The September 28, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or September 28, 2020. The balance of the September 28, 2017 Note, as of December 31, 2018 is $67,616, which includes $4,016 of accrued interest. The company is not in default on this note.

On October 11, 2017, the Company issued a promissory note (the “October 11, 2017 Note”) in the amount of $103,500, at which time the entire balance of $103,500 was received to cover operational expenses. The October 11, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or October 11, 2020. The balance of the October 11, 2017 Note, as of December 31, 2018 is $109,823, which includes $6,323 of accrued interest. The company is not in default on this note.

On October 27, 2017, the Company issued a promissory note (the “October 27, 2017 Note”) in the amount of $106,000, at which time the entire balance of $106,000 was received to cover operational expenses. The October 27, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or October 27, 2020. The balance of the October 27, 2017 Note, as of December 31, 2018 is $112,244, which includes $6,244 of accrued interest. The company is not in default on this note.

On November 15, 2017, the Company issued a promissory note (the “November 15, 2017 Note”) in the amount of $62,000, at which time the entire balance of $62,000 was received to cover operational expenses. The November 15, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or November 15, 2020. The balance of the November 15, 2017 Note, as of December 31, 2018 is $65,491, which includes $3,491 of accrued interest. The company is not in default on this note.

On November 27, 2017, the Company issued a promissory note (the “November 27, 2017 Note”) in the amount of $106,000, at which time the entire balance of $106,000 was received to cover operational expenses. The November 27, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or November 27, 2020. The balance of the November 27, 2017 Note, as of December 31, 2018 is $111,794, which includes $5,794 of accrued interest. The company is not in default on this note.

On November 30, 2017, the Company issued a promissory note (the “November 30, 2017 Note”) in the amount of $30,000, at which time the entire balance of $30,000 was received to cover operational expenses. The November 30, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or November 30, 2020. The balance of the November 30, 2017 Note, as of December 31, 2018 is $31,627, which includes $1,627 of accrued interest. The company is not in default on this note.

On December 19, 2017, the Company issued a promissory note (the “December 19, 2017 Note”) in the amount of $42,000, at which time the entire balance of $42,000 was received to cover operational expenses. The December 19, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or December 19, 2020. The balance of the December 19, 2017 Note, as of December 31, 2018 is $44,169, which includes $2,169 of accrued interest. The company is not in default on this note.

On January 3, 2018, the Company issued a promissory note (the “January 3, 2018 Note”) in the amount of $49,000, at which time the entire balance of $49,000 was received to cover operational expenses. The January 3, 2018 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or January 3, 2021. The balance of the January 3, 2018 Note, as of December 31, 2018 is $51,430, which includes $2,430 of accrued interest. The company is not in default on this note.

On January 30, 2018, the Company issued a promissory note (the “January 30, 2018 Note”) in the amount of $72,000, at which time the entire balance of $72,000 was received to cover operational expenses. The January 30, 2018 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or January 30, 2021. The balance of the January 30, 2018 Note, as of December 31, 2018 is $75,304, which includes $3,304 of accrued interest. The company is not in default on this note.

On February 1, 2018, the Company entered into an amended purchase agreement and promissory note with Mr. Parscale, which facilitated the closing of the Parscale Media transaction and established a revised payment arrangement, under which the Company agreed to pay Mr. Parscale $1,000,000 in twelve equal installments, which includes 4% interest. For the year ended December 31, 2018, the Company made total payments of $350,600 on the promissory note, which includes $11,693 of interest expense. For the year ended December 31, 2018, we included $12,859 in interest expense related to this liability. On November 20, 2018, the Company exchanged the remaining balance of the Parscale Media Note for an equal amount owed by Mr. Parscale to the Company. As of November 20, 2018, the balance on the Parscale Media Note was zero.

On February 2, 2018, the Company issued a promissory note (the “February 2, 2018 Note”) in the amount of $85,000, at which time the entire balance of $85,000 was received to cover operational expenses. The February 2, 2018 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date, or February 2, 2021. The balance of the February 2, 2018 Note, as of December 31, 2018 is $88,866, which includes $3,866 of accrued interest. The company is not in default on this note.

On June 29, 2018, the Company issued a promissory note (the “June 2018 Note”), in the amount of $750,000, at which time the Company received $735,000. The remaining $15,000 was retained by the lender as an origination fee. The June 2018 Note bears interest at a rate of 18% per year and is amortized over 12 months. During the year ended December 31, 2018, the Company made payments totaling $429,277, and included $54,277 in interest expense related to this note. As of December 31, 2018, the outstanding balance on the June 2018 Note was $375,000. The company is not in default on this note.

As of December 31, 2018, and 2017, the notes payable due to related parties totaled $920,470 and $670,819, respectively.

10.	CAPITAL STOCK

At December 31, 2018, December 31, 2017, and June 30, 2017, the Company’s authorized stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share. The Company is also authorized to issue 5,000,000 shares of preferred stock, par value of $0.001 per share.  The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares. The conversion of certain outstanding preferred stock could have a significant impact on our common stockholders.

Series A Preferred

The Company has designated 10,000 shares of its preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 10,000 shares of the Company’s common stock. The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, payable quarterly, out of any assets of the Corporation legally available therefor, at the rate of $8 per share per annum, payable in preference and priority to any payment of any dividend on the common stock. As of December 31, 2018, the Company has 10,000 shares of Series A Preferred Stock outstanding. During the year ended December 31, 2018, the six months ended December 31, 2017, and the year ended June 30, 2017, we paid dividends of $60,000, $40,000, and $60,000, respectively, to the holders of Series A Preferred stock.

Series B Preferred

The Company has designated 25,000 shares of its preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock shall have a stated value of $100. The Series B Preferred Stock is convertible into shares of fully paid and non-assessable shares of the Company’s common stock by dividing the stated value by a conversion price of $0.004 per share. Series B Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company. As of December 31, 2018, the Company has 18,025 shares of Series B Preferred Stock outstanding.

Series C Preferred

The Company has designated 25,000 shares of its preferred stock as Series C Preferred Stock. Each share of Series C Preferred Stock shall have a stated value of $100. The Series C Preferred Stock is convertible into shares of fully paid and non-assessable shares of the Company’s common stock by dividing the stated value by a conversion price of $0.01 per share. Series C Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company. As of December 31, 2018, the Company has 14,425 shares of Series C Preferred Stock outstanding.

Series D Preferred

The Company has designated 90,000 shares of its preferred stock as Series D Preferred Stock. Each share of Series D Preferred Stock shall have a stated value of $100. The Series D Preferred Stock is convertible into common stock at a ratio of 2,500 shares of common stock per share of preferred stock, and pays a quarterly dividend, calculated as (1/90,000) x (5% of the Adjusted Gross Revenue) of the Company’s subsidiary Parscale Digital. Adjusted Gross Revenue shall mean the top line gross revenue of Parscale Digital, as calculated under GAAP (generally accepted accounting principles) less any reselling revenue attributed to third party advertising products or service, such as, but not limited to, search engine keyword campaign fees, social media campaign fees, radio or television advertising fees, and the like. Series D Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company. As of December 31, 2018, the Company has 90,000 shares of Series D Preferred Stock outstanding. During the year ended December 31, 2018, and the six months ended December 31, 2017, we paid dividends of $49,478, and $101,260, respectively, to the holders of Series D Preferred stock.

Series E Preferred

The Company has designated 10,000 shares of its preferred stock as Series E Preferred Stock. Each share of Series E Preferred Stock shall have a stated value of $100. The Series E Preferred Stock is convertible into shares of fully paid and non-assessable shares of the Company’s common stock by dividing the stated value by a conversion price of $0.05 per share. Series E Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company. As of December 31, 2018, the Company has 10,000 shares of Series E Preferred Stock outstanding.

11.	STOCK OPTIONS AND WARRANTS

Stock Options

On July 10, 2003, the Company adopted the Warp 9, Inc. Stock Option Plan for directors, executive officers, and employees of and key consultants to the Company. Pursuant to the now terminated plan, the Company could issue 5,000,000 shares of common stock. The plan was administered by the Company’s Board of Directors, and options granted under the plan could be either incentive options or nonqualified options. Each option was exercisable in full or in installment and at such time as designated by the Board. Notwithstanding any other provision of the plan or of any option agreement, each option expired on the date specified in the option agreement, which date was to be no later than the tenth anniversary of the date on which the option was granted (fifth anniversary in the case of an incentive option granted to a greater-than-10% stockholder). The purchase price per share of the common stock under each incentive option was to be no less than the fair market value of the common stock on the date the option was granted (110% of the fair market value in the case of a greater-than-10% stockholder). The purchase price per share of the common stock under each nonqualified option was to be specified by the Board at the time the option is granted, and could be less than, equal to or greater than the fair market value of the shares of common stock on the date such nonqualified option was granted, but was to be no less than the par value of shares of common stock. The plan provided specific language as to the termination of options granted thereunder.

The following options were issued outside of the Warp 9, Inc. Stock Option Plan:

On August 1, 2017, we granted non-qualified stock options to purchase up to 10,000,000 shares of our common stock to a key employee, at a price of $0.01 per share. The stock options vest equally over a period of 36 months and expire August 1, 2022. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise. If the optionee exercises on a cashless basis, then the above water value (difference between the option price and the fair market price at the time of exercise) is used to purchase shares of common stock. Under this method, the number of shares of common stock issued will be less than the number of options used to obtain those shares of common stock. On September 30, 2018, the employee exercised, on a cashless basis, 3,324,201 options, resulting in 1,233,509 shares of common stock.

On September 18, 2017, we granted non-qualified stock options to purchase up to 1,800,000 shares of our common stock to three key employees, at a price of $0.05 per share. The stock options vest equally over a period of 36 months and expire September 18, 2022. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise.

On January 3, 2018, we granted non-qualified stock options to purchase up to 20,000,000 shares of our common stock to three key employees, at a price of $0.04 per share. The stock options vest equally over a period of 36 months and expire January 3, 2023. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise.

The Company used the historical industry index to calculate volatility, since the Company’s stock history did not represent the expected future volatility of the Company’s common stock. The fair value of options granted during the year ended December 31, 2018 and 2017, were determined using the Black Scholes method with the following assumptions:

	Year Ended	Six Months Ended
	December 31, 2018	December 31, 2017
Risk free interest rate	2.57%	5.00%
Stock volatility factor	250	376
Weighted average expected option life	3.5 years	5 years
Expected dividend yield	none	none

A summary of the Company’s stock option activity and related information follows:

	Year ended December 31, 2018
		Weighted
		average
		exercise
	Options	price
Outstanding -beginning of year	134,800,000	$0.013
Granted	20,000,000	$0.04
Exercised	(3,324,201)	$0.01
Forfeited	—	$—
Outstanding - end of year	151,475,799	$0.017
Exercisable at the end of period/year	131,780,091	$0.014
Weighted average fair value of options granted during the year		$800,000

	Six Months ended December 31, 2017		Year ended June 30, 2017
		Weighted		Weighted
		average		average
		exercise		exercise
	Options	price	Options	price
Outstanding -beginning of year	123,000,000	$0.013	123,000,000	$0.013
Granted	11,800,000	$0.016	—	$—
Exercised	—	$—	—	$—
Forfeited	—	$—	—	$—
Outstanding - end of period/year	134,800,000	$0.013	123,000,000	$0.013
Exercisable at the end of period/year	114,138,995	$0.013	94,095,890	$0.012
Weighted average fair value of options granted during the year		$—		$190,000

As of December 31, 2018, and 2017, the intrinsic value of the stock options was approximately $212,950 and $3,632,450, respectively. Stock option expense for the year ended December 31, 2018, the six months ended December 31, 2017 and the year ended June 30, 2017 were $479,182, $275,319, and $502,000, respectively.

The Black Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted average remaining contractual life of options outstanding, as of December 31, 2018 was as follows:

		Weighted
		Average
	Number of	remaining
Exercise	options	contractual
prices	outstanding	life (years)
$0.050	1,800,000	3.72
$0.040	20,000,000	4.01
$0.015	35,000,000	3.65
$0.013	60,000,000	3.10
$0.013	15,000,000	3.22
$0.010	6,675,799	3.59
$0.005	12,500,000	0.62
$0.004	500,000	2.78
	151,475,799

Warrants

During the years ended December 31, 2018 and 2017, the Company issued no warrants for services.

12.	RELATED PARTIES

Bountiful Capital, LLC, loaned the Company $100,000 on January 12, 2016, $500,000 through multiple fundings on the April 2016 Note, $500,000 through multiple fundings on the October 2016 Note, $38,000 on May 16, 2017, $46,000 on May 30, 2017, $26,000 on June 14, 2017, $23,500 on June 29, 2017, $105,000 on July 10, 2017, $50,500 on July 14, 2017, $53,500 on July 30, 2017, $25,000 on August 3, 2017, $34,000 on August 16, 2017, $92,000 on August 28, 2017, $63,600 on September 28, 2017, $103,500 on October 11, 2017, $106,000 on October 27, 2017, $62,000 on November 15, 2017, $106,000 on November 27, 2017, $30,000 on November 30, 2017, $42,000 on December 19, 2017, $49,000 on January 3, 2018, $72,000 on January 30, 2018 and $85,000 on February 2, 2018, as unsecured promissory notes (the “Bountiful Notes”). The terms of the Bountiful Notes include interest of 5% and are due and payable upon demand, but in no case later than 36 months after the effective date. On July 31, 2017, notes payable amounting to $1,442,500 and accrued interest of $43,414 were converted into 14,425 shares of Series C preferred stock. At December 31, 2018 and 2017, principal on the Bountiful Notes and accrued interest totaled $920,470 and $670,819, respectively. The Company’s chief financial officer, Greg Boden, also serves as the president of Bountiful Capital, LLC.

Brad Parscale has served on the board of directors of the Company since the acquisition of Parscale Creative on August 1, 2017. Mr. Parscale is also the owner of Parscale Strategy, LLC (“Parscale Strategy”), the largest customer of Parscale Digital. During the years ended December 31, 2018 and 2017, the Company earned $2,205,423 and $1,771,529, respectively, in revenue from providing services to Parscale Strategy, and as of December 31, 2018 and 2017, Parscale Strategy had an outstanding accounts receivable of $78,753 and $390,410, respectively.

On August 1, 2017, Parscale Digital signed a lease with Giles-Parscale, Inc., a related party, to provide a workplace for the employees of Parscale Digital. Giles-Parscale, Inc., is wholly owned by Jill Giles, an employee of the Company. Details on this lease are included in Note 14.

On August 1, 2017, Parscale Digital signed a lease with Parscale Strategy for computer equipment and office furniture. Parscale Strategy is wholly owned by Brad Parscale, who serves on the CloudCommerce board of directors. Details of this lease are included in Note 14.

On February 1, 2018, the Company entered into an amended purchase agreement and promissory note with Mr. Parscale, which facilitated the closing of the Parscale Media transaction and established a revised payment arrangement, under which the Company agreed to pay Mr. Parscale $1,000,000 in twelve equal installments, which includes 4% interest. For the year ended December 31, 2018, the Company made total payments of $336,620 on the promissory note, which includes $11,693 of interest expense. On November 20, 2018, the Company exchanged the outstanding balance on the Parscale Media Note, for an equal amount Mr. Parscale owed to the Company. On November 20, 2018, the balance in the Parscale Media Note was zero.

On April 28, 2018, Data Propria entered into an agreement to lease approximately 2,073 square feet of office space located at 311 Sixth Street, San Antonio, TX 78215, for a period of twelve months, commencing May 1, 2018, at a cost of $4,000 per month, plus a pro rata share of building maintenance expenses. This lease was signed with a related party, Jill Giles, an employee of the Company.

As of December 31, 2018, we had convertible notes in the amount of $225,089 with a relative of a shareholder that owns in excess of 5%. We believe that the terms of those convertible notes are consistent with arm’s length transactions.

13.	CONCENTRATIONS

For the year ended December 31, 2018, the Company had five major customers who represented approximately 38% of total revenue. For the six months ended December 31, 2017, the Company had four major customers who represented approximately 49% of total revenue. For the year ended June 30, 2017, the Company had three major customers who represented 58% of total revenue. At December 31, 2018 and 2017, accounts receivable from two and four customers, represented approximately 41% and 56% of total accounts receivable, respectively. The customers comprising the concentrations within accounts receivable are not the same customers that comprise the concentrations with the revenues discussed above.

14.	COMMITMENTS AND CONTINGENCIES

Operating Leases

On December 10, 2012, Indaba signed a lease, which commenced January 16, 2013 for approximately 3,300 square feet at 2854 Larimer Street, Denver, CO 80205, for approximately $3,500 per month. The original lease term expired February 28, 2016, but was extended until February 28, 2017, at a rate of $5,800 per month. This lease was further extended until February 28, 2018, at a rate of $5,850 per month. We did not renew this lease and moved out of the space by February 28, 2018. On February 12, 2018, we executed a lease agreement for office space at 1415 Park Avenue West, Denver, CO 80205, on a month-to-month basis, at a cost of $800 per month. This lease was terminated in June 30, 2018.

As a result of the WebTegrity acquisition, we assumed a lease for office space used by the WebTegrity employees, at 14603 Huebner Road, Suite 3402, San Antonio, TX 78230. The lease was executed on March 20, 2017 for a period of 36 months, commencing March 20, 2017, at a rate of $2,750 per month from April 1, 2017 through March 31, 2018, $2,950 per month from April 1, 2018 through March 31, 2019, and $3,150 per month from April 1, 2019 through March 31, 2020.

On August 1, 2017, Parscale Digital signed a lease agreement with Giles-Parscale, Inc., a related party, which commenced on August 1, 2017, for approximately 8,290 square feet, at 321 Sixth Street, San Antonio, TX 78215, for $9,800 per month, plus a pro rata share of the common building expenses. The lease expires on July 31, 2022.

On April 15, 2016, the CloudCommerce signed a lease for approximately 1,800 square feet of office space at 1933 Cliff Dr., Suite 1, Santa Barbara, California 93109 for approximately $3,000 per month, on a month-to-month basis which lease commenced on March 1, 2016 and concluded February 15, 2018. On October 24, 2017, we executed a lease agreement for the same space, commencing March 1, 2018 for a period of 36 months, at a rate of $2,795 per month, plus a pro rata share of the common area maintenance. On September 7, 2018, we assigned this lease to another tenant and moved out of the space.

The following is a schedule, by years, of future minimum lease payments required under the operating leases.

Years Ending December 31,	Amount
2019	$170,800
2020	127,050
2021	117,600
2022	68,600
2023	0
Total	$484,050

Total operating lease expense for the year ended December 31, 2018, the six months ended December 31, 2017 and the year ended June 30, 2017 were $214,021, $101,664, and $105,391, respectively. The Company is also required to pay its pro rata share of taxes, building maintenance costs, and insurance in according to the lease agreement.

On May 21, 2014, the Company entered into a settlement agreement with the landlord of our previous location at 6500 Hollister Ave., Goleta, CA, to make monthly payments on past due rent totaling $227,052. Under the terms of the agreement, the Company will make monthly payments of $350 on a reduced balance of $40,250. Upon payment of $40,250, the Company will record a gain on extinguishment of debt of $186,802. As of December 31, 2018, the Company recorded the outstanding balance under this settlement agreement as a long-term accrued expense, with the current portion of the debt recorded in accrued expenses. As of December 31, 2018, and 2017, the Company owed $21,000 and $25,200 on the outstanding reduced payment terms, respectively.

Capital Lease

On August 1, 2017, Parscale Digital signed a lease agreement with Parscale Strategy, a related party, for the use of office equipment and furniture. The lease provides for a term of thirty-six (36) months, at a monthly payment of $3,000, and an option to purchase all items at the end of the lease for one dollar. We have evaluated this lease in accordance with ASC 840-30 and determined that it meets the definition of a capital lease.

The following is a schedule of the net book value of the capital lease.

Assets	December 31, 2018	December 31, 2017
Leased equipment under capital lease,	$100,097	$100,097
less accumulated amortization	(35,176)	(13,023)
Net	$64,921	$87,074

Liabilities	December 31, 2018	December 31, 2017
Obligations under capital lease (current)	$34,039	$32,382
Obligations under capital lease (noncurrent)	20,654	54,692
Total	$54,693	$87,074

The following is a schedule, by years, of future minimum lease payments required under the capital lease.

Years ended December 31,	Lease Payments	Imputed Interest	Present Value of Payments
2019	$36,000	$(1,961)	$34,039
2020	21,000	(346)	20,654
Total	$57,000	$(2,307)	$54,693

The Company is required to pay its pro rata share of taxes, building maintenance costs, and insurance in accordance with the operating lease agreements of Parscale Digital, WebTegrity, Giles Design Bureau and Data Propria.

Legal Matters

The Company may be involved in legal actions and claims arising in the ordinary course of business, from time to time, none of which at the time are considered to be material to the Company’s business or financial condition.

15.	SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

During the year ended December 31, 2018, there were the following non-cash financing activities:

-	On February 1, 2018, the Company acquired Parscale Media for $1,000,000 payable by a note over twelve months.

-	On April 17, 2018, a lender converted a portion of the March 2013 Note into common stock. The conversion included $16,000 of principal, plus $8,106 of interest, which was converted into 6,026,301 common shares.

-	On September 30, 2018, an employee exercised, on a cashless basis, 3,324,201 options, resulting in 1,233,509 shares of common stock.

During the six months ended December 31, 2017, we had the following non-cash financing activities:

-	Entered into a capital lease obligation for the use of office equipment. The value of the lease is $100,097.

-	Decreased Notes Payable by $1,485,914 and issued 14,425 shares of Series C Convertible Preferred stock, as a result of the exchange of debt.

-	Issuance of Series D Convertible Preferred stock valued at $7,610,000 for the purchase of Parscale Creative, Inc.

-	Issuance of Series E Convertible Preferred stock valued at $900,000 for the purchase of WebTegrity, LLC.

During the year ended June 30, 2017, we had no non-cash financing activities.

16.	INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 2018 and 2017 were as follows, assuming a 21% and 35% effective tax rate, respectively:

	For the years ended December 31,
	2018	2017
		(unaudited)
Current tax provision:
Federal
Taxable income	$—	$—
Total current tax provision	$—	$—

Deferred tax provision:
Federal
Loss carryforwards	$2,781,142	$4,550,200
Change in valuation allowance	(2,781,142)	(4,550,200)
Total deferred tax provision	$—	$—

As of December 31, 2018, the Company had approximately $13,247,668 in tax loss carryforwards that can be utilized in future periods to reduce taxable income through 2038. The deferred tax liability balances as of December 31, 2018 and 2017 were zero and $1,021,566, respectively. During the year ended December 31, 2018, it was determined that, due to the Company never having paid federal income taxes and having a large net operating loss (NOL), it is unlikely we will pay federal income taxes in the foreseeable future.

The Company provided a valuation allowance equal to the deferred income tax assets for the period from June 30, 2011 to December 31, 2018 because it is not presently known whether future taxable income will be sufficient to utilize the tax loss carryforwards.

The Company has no uncertain tax positions.

17.	SUBSEQUENT EVENTS

Management has evaluated subsequent events according to ASC TOPIC 855 as of the date of the financial statements and has determined that the following subsequent events are reportable.

On January 16, 2019, the Company issued a convertible promissory note (the “January 16 Note”) in the amount of up to $103,000, at which time an advance of $100,000 was received to cover operational expenses. The terms of the January 16 Note allow the lender to convert all or part of the outstanding balance plus accrued interest, at any time after 180 days from the effective date, at a conversion price of 61% multiplied by the average of the two lowest trading prices during the preceding 20 days. The January 16 Note bears interest at a rate of 10% per year and matures on January 16, 2020.

On January 30, 2019, the Company entered into a secured promissory note (the “January 2019 Note”) in the amount of $1,000,000. This January 2019 Note extinguished the February 2018 Note and added $250,000 to the note balance. The January 2019 Note carries interest of 18% and is amortized over 12 months, with the first payment of $94,059 being due March 1, 2019. Upon execution of the January 2019 Note, the Company received $349,557, and will receive $250,000 upon the filing of this 10-K.

On January 31, 2019, the Company issued a convertible promissory note (the “January 31 Note”) in the amount of up to $53,500, at which time an advance of $51,000 was received to cover operational expenses. The terms of the January 31 Note allow the lender to convert all or part of the outstanding balance plus accrued interest, at any time after 180 days from the effective date, at a conversion price of 61% multiplied by the lowest trading prices during the preceding 15 days. The January 31 Note bears interest at a rate of 15% per year and matures on January 31, 2020.

On February 21, 2019, the Company issued a convertible promissory note (the “February 21 Note”) in the amount of up to $53,000, at which time an advance of $50,000 was received to cover operational expenses. The terms of the February 21 Note allow the lender to convert all or part of the outstanding balance plus accrued interest, at any time after 180 days from the effective date, at a conversion price of 61% multiplied by the average of the two lowest trading prices during the preceding 20 days. The January 16 Note bears interest at a rate of 10% per year and matures on February 21, 2020.

CLOUDCOMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$87,614	$116,312
Accounts receivable, net	1,164,363	923,703
Accounts receivable, net - related party	17,947	78,753
Costs in excess of billings	55,492	99,017
Prepaid and other current Assets	65,394	74,284
TOTAL CURRENT ASSETS	1,390,810	1,292,069

PROPERTY & EQUIPMENT, net	119,253	138,739
RIGHT-OF-USE ASSETS	336,227	—

OTHER ASSETS
Lease deposit	9,800	13,800
Goodwill and other intangible assets, net	7,907,899	8,396,151
TOTAL OTHER ASSETS	7,917,699	8,409,951

TOTAL ASSETS	$9,763,989	$9,840,759

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,324,095	$1,619,115
Accrued expenses	532,166	766,160
Operating lease liability	338,127	—
Lines of credit	643,656	417,618
Deferred revenue and customer deposit	1,244,473	1,081,570
Convertible notes and interest payable, current, net	657,393	225,089
Finance lease obligation, current	34,898	34,038
Notes payable	666,667	375,000
Notes payable, related parties	942,044	920,470
TOTAL CURRENT LIABILITIES	6,383,519	5,439,060

LONG TERM LIABILITIES
Finance lease obligation, long term	2,988	20,654
Accrued expenses, long term	201,503	203,603
TOTAL LONG TERM LIABILITIES	204,491	224,257

TOTAL LIABILITIES	6,588,010	5,663,317
COMMITMENTS AND CONTINGENCIES (see Note 14)

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 Authorized shares:
Series A Preferred stock; 10,000 authorized, 10,000 shaes issued and outstanding;	10	10
Series B Preferred stock; 25,000 authorized, 18,025 shares issued and outstanding;	18	18
Series C Preferred Stock; 25,000 authorized, 14,425 shares issued and outstanding;	14	14
Series D Preferred Stock; 90,000 authorized, 90,000 shares issued and outstanding;	90	90
Series E Preferred stock; 10,000 authorized, 10,000 shares issued and outstanding;	10	10
Common stock, $0.001 par value; 2,000,000,000 authorized shares; 137,512,588 and 137,512,588 shares issued and outstanding, respectively	137,513	137,513
Additional paid in capital	29,600,905	29,532,735
Accumulated deficit	(26,562,581)	(25,492,948)
TOTAL SHAREHOLDERS' EQUITY	3,175,979	4,177,442

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,763,989	$9,840,759

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLOUDCOMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Sixth Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

REVENUE	$2,083,160	$2,050,766	$4,608,003	$3,446,042
REVENUE - related party	71,401	546,884	$199,565	2,028,317
TOTAL REVENUE	2,154,561	2,597,650	4,807,568	5,474,359

OPERATING EXPENSES
Salaries and outside services	932,173	1,462,011	2,084,053	2,952,351
Selling, general and administrative expenses	1,484,919	1,128,626	2,827,105	2,933,804
Stock based compensation	82,274	125,904	163,644	285,976
Depreciation and amortization	254,910	254,791	509,841	508,186

TOTAL OPERATING EXPENSES	2,754,276	2,971,332	5,584,643	6,680,317

LOSS FROM OPERATIONS BEFORE OTHER INCOME AND TAXES	(599,715)	(373,682)	(777,075)	(1,205,958)

OTHER INCOME (EXPENSE)
Other income/(expense)	—	(39,506)	—	(63,126)
Loss on sale of fixed assets	—	—	—	(22,358)
Gain (loss) on extinguishment of debt	—	5,750	—	5,750
Interest expense	(125,999)	(59,336)	(292,558)	(102,437)

TOTAL OTHER INCOME (EXPENSE)	(125,999)	(93,092)	(292,558)	(182,171)

LOSS FROM OPERATIONS BEFORE PROVISION FOR TAXES	(725,714)	(466,774)	(1,069,633)	(1,388,129)

PROVISION (BENEFIT) FOR INCOME TAXES	—	(105,795)	—	(235,786)

NET LOSS	(725,714)	(360,979)	(1,069,633)	(1,152,343)

PREFERRED DIVIDENDS	33,784	75,315	95,474	129,794

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(759,498)	$(436,294)	$(1,165,107)	$(1,282,137)

NET LOSS PER SHARE
BASIC	$(0.01)	$(0.00)	$(0.01)	$(0.01)
DILUTED	$(0.01)	$(0.00)	$(0.01)	$(0.01)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	137,512,588	135,195,699	137,512,588	132,710,431
DILUTED	137,512,588	135,195,699	137,512,588	132,710,431

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLOUDCOMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

	Sixth Month Period Ended June 30, 2018
					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2017	142,450	$142	130,252,778	$130,252	$29,094,147	$(22,622,935)	$6,601,606

Dividend on Series A Preferred stock ($2.00 per share)	—	—	—	—	(20,000)	—	(20,000)

Dividend on Series D Preferred stock ($0.38 per share)	—	—	—	—	(34,477)	—	(34,477)

Stock based compensation	—	—	—	—	160,072	—	160,072

Net loss	—	—	—	—	—	(791,369)	(791,369)

Balance, March 31, 2018 (unaudited)	142,450	$142	130,252,778	$130,252	$29,199,742	$(23,414,304)	$5,915,832

Conversion of convertible note	—	—	6,026,301	6,027	18,079	—	24,106

Dividend on Series A Preferred stock ($2.00 per share)	—	—	—	—	(20,000)	—	(20,000)

Dividend on Series D Preferred stock ($0.38 per share)	—	—	—	—	(55,316)	—	(55,316)

Stock based compensation	—	—	—	—	125,904	—	125,904

Net loss	—	—	—	—	—	(360,974)	(360,974)

Balance, June 30, 2018 (unaudited)	142,450	$142	136,279,079	$136,279	$29,268,409	$(23,775,278)	$5,629,552

	Sixth Month Period Ended June 30, 2019

Balance, December 31, 2018	142,450	$142	137,512,588	$137,513	$29,532,735	$(25,492,948)	$4,177,442

Series A preferred stock dividend declared ($2.00 per share)	—	—	—	—	(20,000)	—	(20,000)

Series D preferred stock dividend declared ($0.46 per share)	—	—	—	—	(41,690)	—	(41,690)

Stock based compensation	—	—	—	—	81,370	—	81,370

Net loss	—	—	—	—	—	(343,919)	(343,919)

Balance, March 31, 2019 (unaudited)	142,450	$142	137,512,588	$137,513	$29,552,415	$(25,836,867)	$3,853,203

Series A preferred stock dividend declared ($2.00 per share)	—	—	—	—	(20,000)	—	(20,000)

Series D preferred stock dividend declared ($0.46 per share)	—	—	—	—	(13,784)	—	(13,784)

Stock based compensation	—	—	—	—	82,274	—	82,274

Net loss	—	—	—	—	—	(725,714)	(725,714)

Balance, June 30, 2019 (unaudited)	142,450	$142	137,512,588	$137,513	$29,600,905	$(26,562,581)	$3,175,979

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLOUDCOMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30, 2019	June 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,069,633)	$(1,152,343)
Adjustment to reconcile net loss to net cash (used in) operating activities
Bad debt expense	5,784	68,029
Depreciation and amortization	509,842	508,186
Loss on sale of fixed assets	—	22,358
Gain on extinguishment of debt		(5,750)
Non-cash compensation expense	163,644	285,976
Amortization of Beneficial Conversion Feature	67,712	—
Loss on impairment of goodwill and intangibles	—	—
Change in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(185,638)	(158,810)
Prepaid expenses and other assets	8,890	(43,804)
Costs in excess of billings	43,525	—
Lease deposit	4,000	(5,300)
Accounts payable	(295,020)	202,261
Accrued expenses	(225,931)	183,701
Change in lease obligation	(10,806)	(16,503)
Customer Deposits	198,071	—
Deferred income	(35,168)	47,751
Deferred taxes	—	(235,786)

NET CASH USED IN OPERATING ACTIVITIES	(820,728)	(300,034)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of fixed assets	(2,104)	(41,304)
Proceeds from the sale of fixed assets	—	20,658

NET CASH USED IN INVESTING ACTIVITIES	(2,104)	(20,646)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation	(6,000)	(9,000)
Payment of dividend	(20,000)	(93,132)
Proceeds on line of credit, net	174,467	8,705
Proceeds from issuance of notes, related party	—	—
Proceeds from issuance of notes payable	354,000	1,141,000
Principal payments on term loan	(333,333)	(255,450)
Proceeds from issuance of term loan	625,000	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	794,134	792,123

NET INCREASE / (DECREASE) IN CASH	(28,698)	471,443

CASH, BEGINNING OF PERIOD	116,312	272,321

CASH, END OF PERIOD	$87,614	$743,764

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$123,223	$71,074
Taxes paid	$—	$16,156

Non-cash financing activities:
Changes in operating lease liability	$—	$—
Change in deferred tax estimate	$—	$—
Beneficial conversion feature	$—	$—
Exchange of accounts receiveable for notes payable	$—	$—
Cashless exercise of stock options	$—	$—
Acquisition of Parscale Media for $1,000,000 notes payable	$—	$—
Capital lease obligation	$—	$—
Exchange of notes payable for preferred stock	$—	$—
Issuance of Series D preferred stock for acquisition	$—	$—
Issuance of Series E preferred stock for acquisition	$—	$—
Conversion of notes payable to common stock	$—	$24,106

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLOUDCOMMERCE, INC. AND SUBSIDIARIES

 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

JUNE 30, 2019

1.	BASIS OF PRESENTATION

The accompanying unaudited Condensed Consolidated Financial Statements of CloudCommerce, Inc. (“CloudCommerce,” “we,” “us,” or the “Company”) and its wholly-owned subsidiaries, have been prepared in accordance with the instructions to interim financial reporting as prescribed by the Securities and Exchange Commission (the “SEC”).  The results for the interim periods are not necessarily indicative of results for the entire year. These interim financial statements do not include all disclosures required by generally accepted accounting principles (“GAAP”) and should be read in conjunction with our consolidated financial statements and footnotes filed with the SEC in the Company's Form 10-K. In the opinion of management, the unaudited Condensed Consolidated Financial Statements contained in this report include all known accruals and adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods reported herein. Any such adjustments are of a normal recurring nature.

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company's condensed consolidated financial position, results of operations or cash flows.

Going Concern

The accompanying Condensed Consolidated Financial Statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying Condensed Consolidated Financial Statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, an additional cash infusion. Historically, the Company has obtained funds from its shareholders since its inception through sales of our securities. It is management’s plan to generate additional working capital from increasing sales from its data sciences, creative, website development and digital advertising service offerings, and then continue to pursue its business plan and purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of CloudCommerce is presented to assist in understanding the Company’s Condensed Consolidated Financial Statements. The Condensed Consolidated Financial Statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the Condensed Consolidated Financial Statements.

The Condensed Consolidated Financial Statements include the Company and its wholly owned subsidiaries, CLWD Operations, Inc., a Delaware corporation (“CLWD Operations”, formerly Indaba Group, Inc.), Parscale Digital, Inc., a Nevada corporation (“Parscale Digital”), WebTegrity, Inc., a Nevada corporation (“WebTegrity”), Data Propria, Inc., a Nevada corporation (“Data Propria”), Parscale Media, LLC, a Texas limited liability company (“Parscale Media”), and Giles Design Bureau, Inc., a Nevada corporation (“Giles Design Bureau”). All significant inter-company transactions are eliminated in consolidation.

Accounts Receivable

The Company extends credit to its customers, who are located nationwide. Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected. The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off. The balance of the allowance account at June 30, 2019 and December 31, 2018 are $21,563 and $45,613 respectively.

On November 30, 2016, CLWD Operations entered into a 12-month agreement wherein amounts due from our customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of $400,000. The agreement was amended on March 23, 2017, which increased the allowable borrowing amount by $100,000, to a maximum of $500,000. On November 30, 2017, the agreement auto renewed for another twelve months. The proceeds from the facility are determined by the amounts we invoice our customers. We record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented as a “Lines of credit” on the Balance Sheet. During the term of this facility, the third-party lender has a first priority security interest in CLWD Operations’ assets, and therefore, we will require such third-party lender’s written consent to obligate CLWD Operations further or pledge our assets against additional borrowing facilities. Because of this position, it may be difficult for CLWD Operations to secure additional secured borrowing facilities. The cost of this secured borrowing facility is 0.05% of the daily balance. As of June 30, 2019, the balance due from this arrangement was $32,669.

On October 19, 2017, Parscale Digital entered into a 12-month agreement wherein amounts due from our customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of $500,000. The proceeds from the facility are determined by the amounts we invoice our customers. The Company evaluated this facility in accordance with ASC 860, classifying it as a secured borrowing arrangement. We record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented as a “Lines of credit” on the Balance Sheet. During the term of this facility, the third-party lender has a first priority security interest in the Parscale Digital, and will, therefore, we will require such third-party lender’s written consent to obligate the Parscale Digital further or pledge our assets against additional borrowing facilities. Because of this position, it may be difficult for the Company to secure additional secured borrowing facilities. The cost of this secured borrowing facility is 0.05% of the daily balance. On April 12, 2018, the Company amended the secured borrowing arrangement, which increased the maximum allowable balance by $250,000, to a total of $750,000. As of June 30, 2019, the balance due from this arrangement was $487,667.

On August 2, 2018, Giles Design Bureau, WebTegrity, and Data Propria entered into 12-month agreements wherein amounts due from our customers were pledged to a third-party, in exchange for borrowing facilities in amounts up to a total of $150,000, $150,000 and $600,000, respectively. The proceeds from the facility are determined by the amounts we invoice our customers. We evaluated these facilities in accordance with ASC 860, classifying as secured borrowing arrangements. We record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented as a “Lines of credit” on the Balance Sheet. During the term of these facilities, the third-party lender has a first priority security interest in the respective entities, and will, therefore, we will require such third-party lender’s written consent to obligate the entities further or pledge our assets against additional borrowing facilities. Because of this position, it may be difficult for the entities to secure additional secured borrowing facilities. The cost of this secured borrowing facilities is 0.056%, 0.056% and 0.049%, respectively, of the daily balance. As of June 30, 2019, the combined balance due from these arrangement was $123,320.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are primarily used in our revenue recognition, the allowance for doubtful account receivable, fair value assumptions in accounting for business combinations and analyzing goodwill, intangible assets and long-lived asset impairments and adjustments, the deferred tax valuation allowance, and the fair value of stock options and warrants.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of June 30, 2019, the Company held cash and cash equivalents in the amount of $87,614, which was held in the operating bank accounts. Of this amount, none was held in any one account, in amounts exceeding the FDIC insured limit of $250,000.

Property and Equipment

Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

Furniture, fixtures & equipment	7 Years
Computer equipment	5 Years
Commerce server	5 Years
Computer software	3 - 5 Years
Leasehold improvements	Length of the lease

Depreciation expenses were $21,590 and $20,832 for the six months ended June 30, 2019 and 2018, respectively.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were zero for the six months ended June 30, 2019 and 2018.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. Total advertising costs were $4,797 and $30,449 for the six months ended June 30, 2019 and 2018, respectively.

Fair value of financial instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of June 30, 2019 and December 31, 2018, the Company’s notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

Fair value is defined as the price to sell an asset or transfer a liability, between market participants at the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

As of June 30, 2019, and December 31, 2018, the Company had no assets or liabilities that are required to be valued on a recurring basis.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of a long-lived asset, management evaluates whether the estimated future undiscounted net cash flows from the asset are less than its carrying amount. If impairment is indicated, the long-lived asset would be written down to fair value. Fair value is determined by an evaluation of available price information at which assets could be bought or sold, including quoted market prices, if available, or the present value of the estimated future cash flows based on reasonable and supportable assumptions.

Indefinite Lived Intangibles and Goodwill Assets

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired customer lists, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

The Company tests for indefinite lived intangibles and goodwill impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable. In accordance with its policies, the Company performed a qualitative assessment of indefinite lived intangibles and goodwill at December 31, 2018 and determined there was no impairment of indefinite lived intangibles and goodwill.

Business Combinations

The acquisition of subsidiaries is accounted for using the purchase method. The cost of the acquisition is measured at the aggregate of the fair value, at the acquisition date, of assets received, liabilities incurred or assumed, and equity instruments issued by the Company in exchange for control of the acquiree. Any costs directly attributable to the business combination are expensed in the period incurred. The acquiree’s identifiable assets and liabilities are recognized at their fair values at the acquisition date.

Goodwill arising on acquisition is recognized as an asset and initially measured at cost, being the excess of the cost of the business combination over the Company’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognized.

Concentrations of Business and Credit Risk

The Company operates in a single industry segment. The Company markets its services to companies and individuals in many industries and geographic locations. The Company’s operations are subject to rapid technological advancement and intense competition. Accounts receivable represent financial instruments with potential credit risk. The Company typically offers its customers credit terms. The Company makes periodic evaluations of the credit worthiness of its enterprise customers and other than obtaining deposits pursuant to its policies, it generally does not require collateral. In the event of nonpayment, the Company has the ability to terminate services. As of June 30, 2019, the Company held cash and cash equivalents in the amount of $87,614, which was held in the operating bank accounts. Of this amount, none was held in any one account, in amounts exceeding the FDIC insured limit of $250,000.

Stock-Based Compensation

The Company addressed the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The transactions are accounted for using a fair-value-based method and recognized as expenses in our statement of operations.

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the condensed consolidated statement of operations during the six months ended June 30, 2019, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of June 30, 2019 based on the grant date fair value estimated. Stock-based compensation expense recognized in the condensed consolidated statement of operations for the six months ended June 30, 2019 is based on awards ultimately expected to vest or has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The stock-based compensation expense recognized in the condensed consolidated statements of operations during the six months ended June 30, 2019 and 2018 were $163,644 and $285,976, respectively.

Basic and Diluted Net Income (Loss) per Share Calculations

Income (Loss) per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The shares for employee options, warrants and convertible notes were used in the calculation of the income per share.

For the six months ended June 30, 2019, the Company has excluded 151,475,799 shares of common stock underlying options, 10,000 Series A Preferred shares convertible into 100,000,000 shares of common stock, 18,025 Series B Preferred shares convertible into 450,625,000 shares of common stock, 14,425 Series C Preferred shares convertible into 144,250,000 shares of common stock, 90,000 Series D Preferred shares convertible into 225,000,000 shares of common stock, 10,000 Series E Preferred shares convertible into 20,000,000 shares of common stock and 76,353,409 shares of common stock underlying $657,393 in convertible notes, because their impact on the loss per share is anti-dilutive.

For the six months ended June 30, 2018, the Company has excluded 154,800,000 shares of common stock underlying options, 10,000 Series A Preferred shares convertible into 100,000,000 shares of common stock, 18,025 Series B Preferred shares convertible into 450,625,000 shares of common stock, 14,425 Series C Preferred shares convertible into 144,250,000 shares of common stock, 90,000 Series D Preferred shares convertible into 225,000,000 shares of common stock, 10,000 Series E Preferred shares convertible into 20,000,000 shares of common stock and 39,158,500 shares of common stock underlying 277,801 in convertible notes, because their impact on the loss per share is anti-dilutive.

Dilutive per share amounts are computed using the weighted-average number of common shares outstanding and potentially dilutive securities, using the treasury stock method if their effect would be dilutive.

Recently Adopted Accounting Pronouncements

Management reviewed accounting pronouncements issued during the quarter ended June 30, 2019, and the following pronouncements were adopted during the period.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASC 842”). Under ASC 842, lessees are recognized as a right-of-use asset and a lease liability for all leases, other than those that meet the definition of a short-term lease. For income statement purposes, leases are classified as either operating or finance. Operating leases are expensed on a straight-line basis, similar to current operating leases, while finance leases result in a front-loaded pattern, similar to current capital leases. The Company adopted ASC 842 effective January 1, 2019 and elected certain available transitional practical expedients.

Management reviewed accounting pronouncements issued during the year ended December 31, 2018, and the following pronouncements were adopted during the period.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The standard is effective for annual periods beginning after December 15, 2017, and interim periods therein. The Company follows paragraph 606 of the FASB Accounting Standards Codification for revenue recognition and ASU 2014-09, adopting the pronouncements on January 1, 2018. The company considers revenue realized or realizable and earned when services are performed to such a degree that the performed service is delivered or deliverable to the client, or when a tangible item, such as interior décor or signage, is delivered to the client. Since the Company was already recognizing revenue in a manner consistent with paragraph 606 of the FASB Accounting Standards Codification, there was no material impact on prior year results.

ASU 2014-09 supersedes existing guidance on revenue recognition with a five-step model for recognizing and measuring revenue from contracts with customers. The objective of the new standard is to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance also requires a number of disclosures regarding the nature, amount, timing, and uncertainty of revenue and the related cash flows. The guidance can be applied retrospectively to each prior reporting period presented (full retrospective method) or retrospectively with a cumulative effect adjustment to retained earnings for initial application of the guidance at the date of initial adoption (modified retrospective method). The Company adopted the new standard effective January 1, 2018 using the modified retrospective method applied to those contracts that were not completed or substantially completed as of January 1, 2018. The timing and measurement of revenue recognition under the new standard is not materially different than under the old standard. The adoption of the new standard had an immaterial impact on the Company’s Condensed Consolidated Financial Statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 (ASU 2016-13) "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2019. We are currently in the process of evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

In January 2017, the FASB issued 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test and eliminating the requirement for a reporting unit with a zero or negative carrying amount to perform a qualitative assessment. Instead, under this pronouncement, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and would recognize an impairment change for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized is not to exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects will be considered, if applicable. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized. The six months ended June 30, 2019, we used the federal tax rate of 21% in our determination of the deferred tax assets and liabilities balances.

For the 6 months ended
June 30, 2019

Current tax provision:
Federal
Taxable income	$—
Total current tax provision	$—

Deferred tax provision:
Federal
Loss carryforwards	$2,956,834
Change in valuation allowance	(2,956,834)
Total deferred tax provision	$—

3.	REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605. Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

The core principles of revenue recognition under ASC 606 includes the following five criteria:

1.	Identify the contract with the customer

Contract with our customers may be oral, written, or implied. A written and signed contract stating the terms and conditions is the preferred method and is consistent with most customers. The terms of a written contract may be contained within the body of an email, during which proposals are made and campaign plans are outlined, or it may be a stand-alone document signed by both parties. Contracts that are oral in nature are consummated in status and pitch meetings and may be later followed up with an email detailing the terms of the arrangement, along with a proposal document. No work is commenced without an understanding between the Company and our customers, that a valid contract exists.

2.	Identify the performance obligations in the contract

Our sales and account management teams define the scope of services to be offered, to ensure all parties are in agreement and obligations are being delivered to the customer as promised. The performance obligation may not be fully identified in a mutually signed contract, but may be outlined in email correspondence, face-to-face meetings, additional proposals or scopes of work, or phone conversations.

3.	Determine the transaction price

Pricing is discussed and identified by the operations team prior to submitting a proposal to the customer. Based on the obligation presented, third-party service pricing is established, and time and labor are estimated, to determine the most accurate transaction pricing for our customer. Price is subject to change upon agreed parties, and could be fixed or variable, milestone focused or time and materials.

4.	Allocate the transaction price to the performance obligations in the contract

If a contract involves multiple obligations, the transaction pricing is allocated accordingly, during the performance obligation phase (criteria 2 above).

5.	Recognize revenue when (or as) we satisfy a performance obligation

The Company uses several means to satisfy the performance obligations:

a.	Billable Hours – The Company employs a time tracking system where employees record their time by project. This method of satisfaction is used for time and material projects, change orders, website edits, revisions to designs, and any other project that is hours-based. The hours satisfy the performance obligation as the hours are incurred.

b.	Ad Spend – To satisfy ad spend, the Company generates analytical reports monthly or as required to show how the ad dollars were spent and how the targeting resulted in click-throughs. The ad spend satisfies the performance obligation, regardless of the outcome or effectiveness of the campaign. In addition, the Company utilizes third party invoices after the ad dollars are spent, in order to satisfy the obligation.

c.	Milestones – If the contract requires milestones to be hit, then the Company satisfies the performance obligation when that milestone is completed and presented to the customer for review. As each phase of a project is complete, we consider it as a performance obligation being satisfied and transferred to the customer. At this point, the customer is invoiced the amount due based on the transaction pricing for that specific phase and/or we apply the customer deposit to recognize revenue.

d.	Monthly Retainer – If the contract is a retainer for work performed, then the customer is paying the Company for its expertise and accessibility, not for a pre-defines amount of output. In this case, the obligation is satisfied at the end of the period, regardless of the amount of work effort required.

e.	Hosting – Monthly recurring fees for hosting are recognized on a monthly basis, at a fixed rate. Hosting contracts are typically one-year and reviewed annually for renewal. Prices are subject to change at management discretion.

The Company generates income from four main revenue streams: data science, creative design, web development, digital marketing, and other. Each revenue stream is unique, and includes the following features:

Data Science

We analyze big data (large volume of information) to reveal patterns and trends associated with human behavior and interactions that can lead to better decisions and strategic business moves. As a result of our data science work, our clients are able to make informed and valuable decisions to positively impact their bottom lines. We classify revenue as data science that includes polling, research, modeling, data fees, consulting and reporting. Contracts are generated to assure both the Company and the client are committed to partnership and both agree to the defined terms and conditions and are typically less than one year. Transaction pricing is usually a lump sum, which is estimated by specific project requirements. The Company recognizes revenue when performance obligations are met, including, when the data sciences service is performed, polling is conducted, or support hours are expended. If the data sciences service is a fixed fee retainer, then the obligation is earned at the end of the period, regardless of how much service is performed.

Creative Design

We provide branding and creative design services which set apart our clients from their competitors and establish themselves in their specific market. We believe in showcasing our client’s brand uniquely and creatively to infuse the public with curiosity to learn more. We classify revenue as creative design that includes branding, photography, copyrighting, printing, signs and interior design. Contracts are generated to assure both the company and the client are committed to partnership and both agree to the defined terms and conditions and are typically less than one year. The Company recognizes revenue when performance obligations are met, usually when creative design services obligations are complete, when the hours are recorded, designs are presented, website themes are complete, or any other criteria as mutually agreed.

Web Development

We develop websites that attract high levels of traffic for our clients. We offer our clients the expertise to manage and protect their website, and the agility to adjust their online marketing strategy as their business expands. We classify revenue as web development that includes website coding, website patch installs, ongoing development support and fixing inoperable sites. Contracts are generated to assure both the company and the client are committed to the partnership and both agree to the defined terms and conditions. Although most projects are long-term (6-8 months) in scope, we do welcome short-term projects which are invoiced as the work is completed at a specified hourly rate. In addition, we offer monthly hosting support packages, which ensures websites are functioning properly. The Company records web development revenue as earned, when the developer hours are recorded (if T&M arrangements) or when the milestones are achieved (if a milestone arrangement).

Digital Marketing

We have a reputation for providing digital marketing services that get results. Whether presenting a vibrant but simple message about our clients that will enlighten their audience or deploying an influential digital marketing political campaign across one or multiple social media platforms, our marketing strategist are poised to execute and deliver valuable marketing results to our clients. We classify revenue as digital marketing that includes ad spend, SEO management and digital ad support. Billable hours and advertising spending are estimated based on client specific needs and subject to change with client concurrence. Revenue is recognized when ads are run on one of the third-party platforms or when the hours are recorded by the digital marketing specialist, if the obligation relates to support or services.

Other

We offer services that do not fit into the other four categories but rely heavily on the “other” services to provide the entire support package for our clients. Included in this category are domain name management, account management, web hosting, client training, and partner commissions. Revenue is recognized for these services as the service is performed (such as account management or training) or during the month in which the service was provided (such as hosting, partner commissions and domain name registration).

Included in creative design and digital marketing revenues are costs that are reimbursed by our clients, including third party services, such as photographers and stylists, furniture, supplies, and the largest component, digital advertising. We have determined, based on our review, that the amounts classified as reimbursable costs should be recorded as gross (principal), due to the following factors:

-	The Company is the primary obligor in the arrangement;

-	We have latitude in establishing price;

-	We have discretion in supplier selection; and

-	The Company has credit risk

During the six months ended June 30, 2019 and 2018, we included $1,721,404 and 1,813,527, respectively, in revenue, related to reimbursable costs.

The deferred revenue and customer deposits as of June 30, 2019 and December 31, 2018 was $1,244,473 and $1,081,570, respectively.

For the six months ended June 30, 2019 and 2018 (unaudited), revenue was disaggregated into the five categories as follows:

	Six Months Ended June 30, 2019 (unaudited)			Six Months Ended June 30, 2018 (unaudited)
	Third Parties	Related Parties	Total	Third Parties	Related Parties	Total
Data Sciences	$451,052	$10,800	$461,852	$226,100	$20,0000	$246,100
Design	1,018,894	594	1,019,488	948,012	154,731	1,102,743
Development	1,177,342	21,518	1,198,860	780,941	111,879	892,820
Digital Advertising	1,433,751	140,074	1,573,825	1,013,738	1,544,015	2,557,753
Other	526,964	26,579	553,543	477,251	197,692	674,943
Total	$4,608,003	$199,565	$4,807,568	$3,446,042	$2,028,317	$5,474,359

4.	LIQUIDITY AND OPERATIONS

The Company had net loss of $1,069,633 for the six months ended June 30, 2019, and $1,152,343 the six months ended June 30, 2018, and net cash used in operating activities of $820,728 and $300,034, in the same periods, respectively.

While the Company expects that its capital needs in the foreseeable future may be met by cash-on-hand and projected positive cash-flow, there is no assurance that the Company will be able to generate enough positive cash flow or have sufficient capital to finance its growth and business operations, or that such capital will be available on terms that are favorable to the Company or at all. In the current financial environment, it could become difficult for the Company to obtain working capital and other business financing.  There is no assurance that the Company would be able to obtain additional working capital through the sale of its securities or from any other source.

5.	BUSINESS ACQUISITIONS

Parscale Creative, Inc.

On August 1, 2017, the Company completed the acquisition of Parscale Creative, Inc., a Nevada corporation (“Parscale Creative”). As of that date, the Company’s wholly owned operating subsidiary, Parscale Digital, Inc., a Nevada corporation (“Parscale Digital”), merged with Parscale Creative, and the name of the combined subsidiary was changed to Parscale Digital. The total purchase price of $7,945,000, was paid in the form of the issuance of ninety thousand (90,000) shares of the Company's Series D Convertible Preferred Stock, at a liquidation preference of one hundred dollars ($100) per share, plus dividend payments based on 5% of adjusted revenue of Parscale Digital. Adjusted revenue is defined as total revenue, minus digital marketing media buys. Based on the growth of the Parscale Digital, the actual amount of the dividend payments is estimated to be in the range of $850,000 and $1,300,000, over 36 months, if we achieve 0.5% to 3% monthly adjusted revenue growth. The dividend payments are recorded as a reduction to additional paid in capital. During the six months ended June 30, 2019, we did not pay any dividend related to the Series D Convertible Preferred stock, and as of June 30, 2019, the accrued balance of the Series D Preferred dividend payable was $184,435. At the closing, Brad Parscale, the 100% owner of Parscale Creative, was appointed to the Company’s Board of Directors. The Company assumed net liabilities of $535,000, related to this acquisition.

Under the purchase method of accounting, the transactions were valued for accounting purposes at $7,945,000, which was the fair value of Parscale Creative at the time of acquisition. The assets and liabilities of Parscale Creative were recorded at their respective fair values as of the date of acquisition. The acquisition date estimated fair value of the consideration transferred and purchase price allocation consisted of the following:

Cash	$200,000
Customer deposits and accrued expenses	(535,000)
Net tangible liabilities	$(335,000)

Non-compete agreements	$280,000
Brand name	1,930,000
Customer list	2,090,000
Goodwill	3,645,000
Total purchase price	$7,945,000

Issuance of series D convertible preferred stock	$7,610,000
Net tangible liabilities	335,000
Total purchase price	$7,945,000

WebTegrity, LLC

On November 15, 2017, the Company completed the acquisition of WebTegrity. As of that date, the Company’s operating subsidiary, Parscale Digital, Inc., a Nevada corporation, merged with WebTegrity and the name of the combined subsidiary remained unchanged as Parscale Digital. On April 16, 2018, we organized WebTegrity as a Nevada corporation, and split WebTegrity from Parscale Digital. The total purchase price of $900,000, was paid in the form of the issuance of ten thousand (10,000) shares of the Company's Series E Convertible Preferred Stock, at a liquidation preference of one hundred dollars ($100) per share.

Under the purchase method of accounting, the transactions were valued for accounting purposes at $900,000, which was the fair value of WebTegrity at the time of acquisition. The assets and liabilities of WebTegrity were recorded at their respective fair values as of the date of acquisition. The acquisition date estimated fair value of the consideration transferred and purchase price allocation consisted of the following:

Current assets	$78,000
Fixed assets	30,000
Liabilities	(48,000)
Net assets	60,000
Brand name	130,000
Customer list	280,000
Goodwill	430,000
Total purchase price	$900,000

Issuance of Series E Convertible Preferred Stock	$900,000

The above Parscale Creative and WebTegrity acquisitions are based on a preliminary purchase price allocation, and include identifiable intangible assets, which were based on their estimated fair values as of the acquisition date. The excess of purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired was recorded as goodwill. The allocation of the purchase price required management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to identifiable intangible assets. These estimated fair values were based on information obtained from management of the acquired companies and historical experience and, with respect to the long-lived tangible and intangible assets, were made with the assistance of an independent valuation firm.

Parscale Media, LLC

On August 1, 2017, the Company entered into a purchase agreement with Brad Parscale, to purchase Parscale Media, LLC, a website hosting business, formed under the laws of Texas. Under the terms of the agreement, the Company agreed to pay Mr. Parscale $1,000,000 in cash, upon closing the transaction, but in no event later than January 1, 2018.

On February 1, 2018, the Company entered into an amended purchase agreement which provided for the issuance of a promissory note to Mr. Parscale as consideration for the acquisition, under which the Company agreed to pay Mr. Parscale $1,000,000 in twelve equal installments, and interest of 4% on the promissory note (the “Parscale Media Note”). On November 20, 2018, the Company exchanged the remaining balance of the Parscale Media Note for an equal amount owed by Mr. Parscale to the Company. As of November 20, 2018, the balance on the Parscale Media Note was zero.

Current assets	$—
Brand name	100,000
Customer list	400,000
Goodwill	500,000
Total purchase price	$1,000,000

During the year ended December 31, 2018, it was determined that, due to the Company never having paid federal income taxes and having a large net operating loss (NOL), it is unlikely we will pay federal income taxes in the foreseeable future. This change in estimate resulted in the Company removing the deferred tax liability from the purchase price of Parscale Media, with a corresponding adjustment to goodwill. During the year ended December 31, 2018, this change in estimate resulted in a reduction of deferred tax liability to zero and goodwill to $500,000, or reductions of $125,000 to each.

The above Parscale Creative, WebTegrity, and Parscale Media acquisitions are based on a preliminary purchase price allocation, and include identifiable intangible assets, which were based on their estimated fair values as of the acquisition date. The excess of purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired was recorded as goodwill. The allocation of the purchase price required management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to identifiable intangible assets. These estimated fair values were based on information obtained from management of the acquired companies and historical experience and, with respect to the long-lived tangible and intangible assets, were made with the assistance of an independent valuation firm.

Pro forma results

The following tables set forth the unaudited pro forma results of the Company as if the acquisitions of Parscale Creative and WebTegrity had taken place on the first day of the period presented. These combined results are not necessarily indicative of the results that may have been achieved had the companies been combined as of the first day of the period presented.

	Six months ended, June 30, 2019	Six months ended, June 30, 2018
Total revenues	$4,807,568	$5,474,359
Net income (loss)	(1,069,633)	(1,152,343)
Basic and diluted net earnings per common share	$(0.01)	$(0.01)

6.	INTANGIBLE ASSETS

Domain Name

On June 26, 2015, the Company purchased the rights to the domain “CLOUDCOMMERCE.COM”, from a private party at a purchase price of $20,000, plus transaction costs of $202, which is used as the main landing page for the Company. The total recorded cost of this domain of $20,202 has been included in other assets on the balance sheet. As of June 30, 2015, we determined that this domain has an indefinite useful life, and as such, is not included in depreciation and amortization expense. The Company will assess this intangible asset annually for impairment, in addition to it being classified with indefinite useful life.

Trademark

On September 22, 2015, the Company purchased the trademark rights of “CLOUDCOMMERCE”, from a private party at a purchase price of $10,000. The total recorded cost of this trademark of $10,000 has been included in other assets on the balance sheet. The trademark expires in 2020 and may be renewed for an additional 10 years. As of September 30, 2015, we determined that this intangible asset has a definite useful life of 174 months, and as such, will be included in depreciation and amortization expense. For the six months ended June 30, 2019 and 2018, the Company included $345 and $345, respectively, in depreciation and amortization expense related to this trademark. As of June 30, 2019, the balance on this intangible asset was $7,415

Non-Compete Agreements

On August 1, 2017, the Company entered into a merger agreement with Brad Parscale, pursuant to which Parscale Creative merged with and into Parscale Digital. The terms of the merger agreement include a non-compete agreement with Brad Parscale, for a period of three years. The Company has placed a value on this non-compete agreement at $280,000, amortized over a period of 36 months. For the six months ended June 30, 2019 and 2018 we have included $46,667 and $46,667 in amortization expense related to this non-compete agreement. As of June 30, 2019, the balance on this intangible asset was $101,111.

Customer List

On August 1, 2017, the Company acquired Parscale Creative, and have calculated the value of the customer list acquired at $2,090,000, with a useful life of 3 years. For the six months ended June 30, 2019 and 2018 we included $331,611 and $339,972 in depreciation and amortization expense related to the customer list, and as of June 30, 2019, the remaining balance of this intangible asset was $718,492.

On November 15, 2017, the Company acquired WebTegrity, and have calculated the value of the customer list acquired at $280,000, with a useful life of 3 years. For the six months ended June 30, 2019 and 2018, we included $42,964 and $44,815 in depreciation and amortization expense related to the customer list, and as of June 30, 2019, the remaining balance of this intangible asset was $114,570.

On February 1, 2018, the Company acquired Parscale Media, and have calculated the value of the customer list acquired at $400,000, with a useful life of 3 years. For the six months ended June 30, 2019 and 2018, we included $66,667 and $55,556 in depreciation and amortization expense related to the customer list, and as of June 30, 2019, the remaining balance of this intangible asset was $211,111.

Brand Name

On August 1, 2017, the Company acquired Parscale Creative, and have calculated the value of the brand name at $1,930,000, which is included in other assets on the balance sheet. As of June 30, 2019, we have determined that this brand name has an indefinite useful life, and as such, is not included in depreciation and amortization expense. The Company will assess this intangible asset annually for impairment, in addition to it being classified with an indefinite useful life.

On November 15, 2017, the Company acquired WebTegrity, and have calculated the value of the brand name at $130,000, which is included in other assets on the balance sheet. As of June 30, 2019, we have determined that this brand name has an indefinite useful life, and as such, is not included in depreciation and amortization expense. The Company will assess this intangible asset annually for impairment, in addition to it being classified with an indefinite useful life.

On February 1, 2018, the Company acquired Parscale Media, and have calculated the value of the brand name at $100,000, which is included in other assets on the balance sheet. As of June 30, 2019, we have determined that this brand name has an indefinite useful life, and as such, is not included in depreciation and amortization expense. The Company will assess this intangible asset annually for impairment, in addition to it being classified with an indefinite useful life.

Goodwill

On August 1, 2017, the Company acquired Parscale Creative, and have calculated the value of the goodwill at $3,645,000, which is included in other assets on the balance sheet. The Company will assess this intangible asset for impairment, if an event occurs that may affect the fair value, or at least annually.

On November 15, 2017, the Company acquired WebTegrity, and have calculated the value of the goodwill at $430,000, which is included in other assets on the balance sheet. The Company will assess this intangible asset for impairment, if an event occurs that may affect the fair value, or at least annually.

On February 1, 2018, the Company acquired Parscale Media, and have calculated the value of the goodwill at $500,000, which is included in other assets on the balance sheet. The Company will assess this intangible asset for impairment, if an event occurs that may affect the fair value, or at least annually.

The Company’s intangible assets consist of the following:

	June 30, 2019			December 31, 2018
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer list	2,770,000	(1,725,827)	1,044,173	2,770,000	(1,284,587)	1,485,413
Non-compete agreement	280,000	(178,889)	101,111	280,000	(132,222)	147,778
Domain name and trademark	30,201	(2,586)	27,615	30,201	(2,241)	27,960
Brand name	2,160,000	—	2,160,000	2,160,000	—	2,160,000
Goodwill	4,575,000	—	4,575,000	4,575,000	—	4,575,000
Total	9,815,201	(1,907,302)	7,907,899	9,815,201	(1,419,050)	8,396,151

Total amortization expense charged to operations for the six months ended June 30, 2019, and 2018 were $488,252 and $487,354, respectively. The following table of remaining amortization of finite life intangible assets, for the years ended December 31, includes the intangible assets acquired, in addition to the CloudCommerce trademark:

2019 (excluding six months ended June 30, 2019)	$488,253
2020	646,953
2021	11,801
2022	690
2023	690
Thereafter	4,310
Total	$1,152,697

7.	CREDIT FACILITIES

Lines of Credit

The Company has assumed an outstanding liability related to a bank line of credit agreement from the acquisition of Indaba. As of December 31, 2017, the balance was zero.

On November 30, 2016, CLWD Operations entered into a 12-month agreement wherein amounts due from our customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of $400,000. The agreement was amended on March 23, 2017, which increased the allowable borrowing amount by $100,000, to a maximum of $500,000. On November 30, 2017, the agreement auto renewed for another twelve months. The proceeds from the facility are determined by the amounts we invoice our customers. We record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented as a “Lines of credit” on the Balance Sheet. During the term of this facility, the third-party lender has a first priority security interest in CLWD Operations, and therefore, we will require such third-party lender’s written consent to obligate CLWD Operations further or pledge our assets against additional borrowing facilities. Because of this position, it may be difficult for CLWD Operations to secure additional secured borrowing facilities. The cost of this secured borrowing facility is 0.05% of the daily balance. During the six months ended June 30, 2019 and 2018, the Company included $1,406 and $15,079, respectively, in interest expense, related to this secured borrowing facility, and as of June 30, 2019 and December 31, 2018, the outstanding balances were $36,699 and zero, respectively.

On October 19, 2017, Parscale Digital entered into a 12 month agreement with a third party to sell the rights to amounts due from our customers, in exchange for a borrowing facility in amounts up to a total of $500,000. The agreement was amended on April 12, 2018, which increased the allowable borrowing amount by $250,000, to a maximum of $750,000. The proceeds from the facility are determined by the amounts we invoice our customers. We evaluated this facility in accordance with ASC 860, classifying it as a secured borrowing arrangement. As such, we record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented as a “line of credit” on the Balance Sheet. During the term of this facility, the third party lender has a first priority security interest in Parscale Digital, and will, therefore, we will require such third party lender’s written consent to obligate it further or pledge our assets against additional borrowing facilities. Because of this position, it may be difficult for Parscale Digital to secure additional secured borrowing facilities. The cost of this secured borrowing facility is 0.05% of the daily balance. During the six months ended June 30, 2019 and 2018, the Company included $30,823 and $16,712, respectively, in interest expense, related to this secured borrowing facility, and as of June 30, 2019 and December 31, 2018, the outstanding balances were $487,667 and $102,988, respectively.

On August 2, 2018, Giles Design Bureau, WebTegrity, and Data Propria entered into a 12 month agreements with a third party to sell the rights to amounts due from our customers, in exchange for borrowing facilities in amounts up to a total of $150,000, $150,000 and $600,000, respectively. The proceeds from the facility are determined by the amounts we invoice our customers. We evaluated these facilities in accordance with ASC 860, classifying as secured borrowing arrangements. As such, we record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented as a “line of credit” on the Balance Sheet. During the term of these facilities, the third party lender has a first priority security interest in the respective entities, and will, therefore, we will require such third party lender’s written consent to obligate the entities further or pledge our assets against additional borrowing facilities. Because of this position, it may be difficult for the entities to secure additional secured borrowing facilities. The cost of this secured borrowing facilities is 0.056%, 0.056% and 0.049%, respectively, of the daily balance. During the six months ended June 30, 2019 and 2018, the Company included $73,023 and zero, respectively, in interest expense, related to these secured borrowing facilities, and as of June 30, 2019 and December 31, 2018, the combined outstanding balances were $123,320 and $321,106, respectively.

8.	CONVERTIBLE NOTES PAYABLE

During the quarter ended December 31, 2015, the Company signed an addendum to each of its outstanding convertible notes, fixing the conversion price at $0.004. Before the addenda, the conversion price for each of the notes was tied to the trading price of the Company’s common stock. Because of that fluctuation, the Company was required to report derivative gains and losses each quarter, which was included in earnings, and an overall derivative liability balance on the balance sheet. Since the addenda, the Company has eliminated the derivative liability balance on the balance sheet and discontinued the gain/loss reporting on the income statement.

On March 25, 2013, the Company issued a convertible promissory note (the “March 2013 Note”) in the amount of up to $100,000, at which time an initial advance of $50,000 was received to cover operational expenses. The lender, a related party, advanced an additional $20,000 on April 16, 2013, $15,000 on May 1, 2013 and $15,000 on May 16, 2013, for a total draw of $100,000. The terms of the March 2013 Note, as amended, allow the lender to convert all or part of the outstanding balance plus accrued interest, at any time after the effective date, at a conversion price of $0.004 per share. The March 2013 Note bears interest at a rate of 10% per year and matured on March 25, 2018. The Company is working with the lender to extend the maturity date, and remove the March 2013 Note from default status. On May 23, 2014, the lender converted $17,000 of the outstanding balance and accrued interest of $1,975 into 4,743,699 shares of common stock. On October 14, 2014, the lender converted $17,000 of the outstanding balance and accrued interest of $2,645 into 4,911,370 shares of common stock. On April 17, 2018, the lender converted $16,000 of the outstanding balance and accrued interest of $8,106 into 6,026,301 shares of common stock. The balance of the March 2013 Note, as of June 30, 2019 was $80,857, which includes $30,857 of accrued interest.

On April 20, 2018, the Company issued a convertible promissory note (the “April 2018 Note”) in the amount of up to $200,000, at which time an initial advance of $200,000 was received to cover operational expenses. The terms of the April 2018 Note, as amended, allow the lender, a related party, to convert all or part of the outstanding balance plus accrued interest, at any time after the effective date, at a conversion price of $0.01 per share. The April 2018 Note bears interest at a rate of 5% per year and matures on April 20, 2021. The balance of the April 2018 Note, as of June 30, 2019 was $211,945, which includes $11,945 of accrued interest.

On January 16, 2019 the Company issued a promissory note (the “January 16, 2019 Note”) in the amount of $103,000 at which time the company received of $100,000, the remaining $3,000 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The January 16, 2019 Note bears interest at a rate of 10% per year, is payable on January 16, 2020, and is convertible into common stock after 180 days. The conversion price is calculated as a 39% discount off of the average of the two lowest trading prices during the 20 trading days prior to conversion. The balance of the January 16, 2019 Note, as of June 30, 2019 is $107,656, which includes $4,656 of accrued interest.

On January 31, 2019 the Company issued a promissory note (the “January 31, 2019 Note”) in the amount of $53,500 at which time the company received of $50,000, the remaining $3,500 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The January 31, 2019 Note bears interest at a rate of 10% per year, is payable on January 31, 2020, and is convertible into common stock after 180 days. The conversion price is calculated as a 39% discount off of the lowest trading prices during the 15 trading days prior to conversion. The balance of the January 31, 2019 Note, as of June 30, 2019 is $55,699, which includes $2,199 of accrued interest.

On February 21, 2019 the Company issued a promissory note (the “February 21, 2019 Note”) in the amount of $53,000 at which time the company received of $50,000, the remaining $3,000 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The February 21, 2019 Note bears interest at a rate of 10% per year, is payable on February 21, 2020, and is convertible into common stock after 180 days. The conversion price is calculated as a 39% discount off of the average of the two lowest trading prices during the 20 trading days prior to conversion. The balance of the February 21, 2019 Note, as of June 30, 2019 is $54,873, which includes $1,873 of accrued interest.

On April 24, 2019 the Company issued a promissory note (the “April 24, 2019 Note”) in the amount of $43,000 at which time the company received of $43,000, the remaining $3,000 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The April 24, 2019 Note bears interest at a rate of 10% per year, is payable on April 24, 2020, and is convertible into common stock after 180 days. The conversion price is calculated as a 39% discount off of the average of the two lowest trading prices during the 20 trading days prior to conversion. The balance of the April 24, 2019 Note, as of June 30, 2019 is $43,789, which includes $789 of accrued interest.

On May 02, 2019 the Company issued a promissory note (the “May 02, 2019 Note”) in the amount of $48,500 at which time the company received of $45,000, the remaining $3,500 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The May 02, 2019 Note bears interest at a rate of 10% per year, is payable on May 02, 2020, and is convertible into common stock after 180 days. The conversion price is calculated as a 39% discount off of the average of the two lowest trading prices during the 20 trading days prior to conversion. The balance of the May 02, 2019 Note, as of June 30, 2019 is $49,284, which includes $784 of accrued interest.

On June 10, 2019 the Company issued a promissory note (the “June 10, 2019 Note”) in the amount of $53,000 at which time the company received of $50,000, the remaining $3,000 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The June 10, 2019 Note bears interest at a rate of 10% per year, is payable on June 10, 2020, and is convertible into common stock after 180 days. The conversion price is calculated as a 39% discount off of the average of the two lowest trading prices during the 20 trading days prior to conversion. The balance of the June 10, 2019 Note, as of June 30, 2019 is $53,290, which includes $290 of accrued interest.

9.	NOTES PAYABLE

Related Party Notes Payable

On August 3, 2017, the Company issued a promissory note (the “August 3, 2017 Note”) in the amount of $25,000, at which time the entire balance of $25,000 was received to cover operational expenses. The August 3, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the August 3, 2017 Note, as of June 30, 2019 is $27,582, which includes $2,582 of accrued interest.

On August 15, 2017, the Company issued a promissory note (the “August 15, 2017 Note”) in the amount of $34,000, at which time the entire balance of $34,000 was received to cover operational expenses. The August 15, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the August 15, 2017 Note, as of June 30, 2019 is $37,395, which includes $3,395 of accrued interest.

On August 28, 2017, the Company issued a promissory note (the “August 28, 2017 Note”) in the amount of $92,000, at which time the entire balance of $92,000 was received to cover operational expenses. The August 28, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the August 28, 2017 Note, as of June 30, 2019 is $100,872 which includes $8,872 of accrued interest.

On September 28, 2017, the Company issued a promissory note (the “September 28, 2017 Note”) in the amount of $63,600, at which time the entire balance of $63,600 was received to cover operational expenses. The September 28, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the September 28, 2017 Note, as of June 30, 2019 is $69,193, which includes $5,593 of accrued interest.

On October 11, 2017, the Company issued a promissory note (the “October 11, 2017 Note”) in the amount of $103,500, at which time the entire balance of $103,500 was received to cover operational expenses. The October 11, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the October 11, 2017 Note, as of June 30, 2019 is $112,389, which includes $8,889 of accrued interest.

On October 27, 2017, the Company issued a promissory note (the “October 27, 2017 Note”) in the amount of $106,000, at which time the entire balance of $106,000 was received to cover operational expenses. The October 27, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the October 27, 2017 Note, as of June 30, 2019 is $114,872, which includes $8,872 of accrued interest.

On November 15, 2017, the Company issued a promissory note (the “November 15, 2017 Note”) in the amount of $62,000, at which time the entire balance of $62,000 was received to cover operational expenses. The November 15, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the November 15, 2017 Note, as of June 30, 2019 is $67,028, which includes $5,028 of accrued interest.

On November 27, 2017, the Company issued a promissory note (the “November 27, 2017 Note”) in the amount of $106,000, at which time the entire balance of $106,000 was received to cover operational expenses. The November 27, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the November 27, 2017 Note, as of June 30, 2019 is $114,422, which includes $8,422 of accrued interest.

On November 30, 2017, the Company issued a promissory note (the “November 30, 2017 Note”) in the amount of $30,000, at which time the entire balance of $30,000 was received to cover operational expenses. The November 30, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the November 30, 2017 Note, as of June 30, 2019 is $32,371, which includes $2,371 of accrued interest.

On December 19, 2017, the Company issued a promissory note (the “December 19, 2017 Note”) in the amount of $42,000, at which time the entire balance of $42,000 was received to cover operational expenses. The December 19, 2017 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the December 19, 2017 Note, as of June 30, 2019 is $45,211, which includes $3,211 of accrued interest.

On January 3, 2018, the Company issued a promissory note (the “January 3, 2018 Note”) in the amount of $49,000, at which time the entire balance of $49,000 was received to cover operational expenses. The January 3, 2018 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the January 3, 2018 Note, as of June 30, 2019 is $52,645, which includes $3,645 of accrued interest.

On January 30, 2018, the Company issued a promissory note (the “January 30, 2018 Note”) in the amount of $72,000, at which time the entire balance of $72,000 was received to cover operational expenses. The January 30, 2018 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the January 30, 2018 Note, as of June 30, 2019 is $77,090, which includes $5,090 of accrued interest.

On February 1, 2018, the Company entered into an amended purchase agreement and promissory note with Mr. Parscale, which facilitated the closing of the Parscale Media transaction and established a revised payment arrangement, under which the Company agreed to pay Mr. Parscale $1,000,000 in twelve equal installments, which includes 4% interest. On November 20, 2018, the Company exchanged the remaining balance of the Parscale Media Note for an equal amount owed by Mr. Parscale to the Company. As of November 20, 2018, the balance on the Parscale Media Note was zero.

On February 2, 2018, the Company issued a promissory note (the “February 2, 2018 Note”) in the amount of $85,000, at which time the entire balance of $85,000 was received to cover operational expenses. The February 2, 2018 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than 36 months from the effective date. The balance of the February 2, 2018 Note, as of June 30, 2019 is $90,974, which includes $5,974 of accrued interest.

As of June 30, 2019, and December 31, 2018, the notes payable due to related parties totaled $942,042 and $920,470, respectively.

Third Party Notes Payable

On June 29, 2018, the Company issued a promissory note (the “June 2018 Note”), in the amount of $750,000, at which time the Company received $735,000. The remaining $15,000 was retained by the lender as an origination fee. On February 28, 2019 refinanced this promissory note and increased the balance to $1,000,000 (the “February 28, 2019 Note”). As of the date of closing the lender withheld $25,443 from the $375,000 balance increase as an origination fee, netting $349,557 to the Company, and on April 3, 2019 the Company received the remaining $250,000. The February 28, 2019 Note bears interest at a rate of 18% per year and is amortized over 12 months. During the six months ended June 30, 2019, the Company made payments totaling $374,347, and included $66,457 in interest expense related to this note. As of June 30, 2019, the outstanding balance on the February 28, 2019 Note was $666,667. The company is not in default on this note.

10.	CAPITAL STOCK

At June 30, 2019 and December 31, 2018, the Company’s authorized stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share. The Company is also authorized to issue 5,000,000 shares of preferred stock, par value of $0.001 per share.  The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares. The conversion of certain outstanding preferred stock could have a significant impact on our common stockholders.

Series A Preferred

The Company has designated 10,000 shares of its preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 10,000 shares of the Company’s common stock. The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, payable quarterly, out of any assets of the Corporation legally available therefor, at the rate of $8 per share per annum, payable in preference and priority to any payment of any dividend on the common stock. As of June 30, 2019, the Company has 10,000 shares of Series A Preferred Stock outstanding. During the six months ended June 30, 2019 and 2018, we paid dividends of $20,000 and $40,000, respectively, to the holders of Series A Preferred stock. As of June 30, 2019, the balance owed on the Series A Preferred stock dividend was $40,000.

Series B Preferred

The Company has designated 25,000 shares of its preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock shall have a stated value of $100. The Series B Preferred Stock is convertible into shares of fully paid and non-assessable shares of the Company's common stock by dividing the stated value by a conversion price of $0.004 per share. Series B Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company. As of June 30, 2019, the Company has 18,025 shares of Series B Preferred Stock outstanding.

Series C Preferred

The Company has designated 25,000 shares of its preferred stock as Series C Preferred Stock. Each share of Series C Preferred Stock shall have a stated value of $100. The Series C Preferred Stock is convertible into shares of fully paid and non-assessable shares of the Company's common stock by dividing the stated value by a conversion price of $0.01 per share. Series C Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company. As of June 30, 2019, the Company has 14,425 shares of Series C Preferred Stock outstanding.

Series D Preferred

The Company has designated 90,000 shares of its preferred stock as Series D Preferred Stock. Each share of Series D Preferred Stock shall have a stated value of $100. The Series D Preferred Stock is convertible into common stock at a ratio of 2,500 shares of common stock per share of preferred stock, and pays a quarterly dividend, calculated as (1/90,000) x (5% of the Adjusted Gross Revenue) of the Company’s subsidiary Parscale Digital. Adjusted Gross Revenue shall mean the top line gross revenue of Parscale Digital, as calculated under GAAP (generally accepted accounting principles) less any reselling revenue attributed to third party advertising products or service, such as, but not limited to, search engine keyword campaign fees, social media campaign fees, radio or television advertising fees, and the like. Series D Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company. As of June 30, 2019, the Company has 90,000 shares of Series D Preferred Stock outstanding. During the six months ended June 30, 2019, and 2018, we paid dividends of zero, and $53,132 respectively, to the holders of Series D Preferred stock. As of June 30, 2019, the balance owed on the Series D Preferred stock dividend was $183,435.

Series E Preferred

The Company has designated 10,000 shares of its preferred stock as Series E Preferred Stock. Each share of Series E Preferred Stock shall have a stated value of $100. The Series E Preferred Stock is convertible into shares of fully paid and non-assessable shares of the Company's common stock by dividing the stated value by a conversion price of $0.05 per share. Series E Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company. As of June 30, 2019, the Company has 10,000 shares of Series E Preferred Stock outstanding.

11.	STOCK OPTIONS AND WARRANTS

Stock Options

On July 10, 2003, the Company adopted the Warp 9, Inc. Stock Option Plan for directors, executive officers, and employees of and key consultants to the Company. Pursuant to the now terminated plan, the Company could issue 5,000,000 shares of common stock. The plan was administered by the Company’s Board of Directors, and options granted under the plan could be either incentive options or nonqualified options. Each option was exercisable in full or in installment and at such time as designated by the Board. Notwithstanding any other provision of the plan or of any option agreement, each option expired on the date specified in the option agreement, which date was to be no later than the tenth anniversary of the date on which the option was granted (fifth anniversary in the case of an incentive option granted to a greater-than-10% stockholder). The purchase price per share of the common stock under each incentive option was to be no less than the fair market value of the common stock on the date the option was granted (110% of the fair market value in the case of a greater-than-10% stockholder). The purchase price per share of the common stock under each nonqualified option was to be specified by the Board at the time the option is granted, and could be less than, equal to or greater than the fair market value of the shares of common stock on the date such nonqualified option was granted, but was to be no less than the par value of shares of common stock. The plan provided specific language as to the termination of options granted thereunder.

The following options were issued outside of the Warp 9, Inc. Stock Option Plan:

On August 1, 2017, we granted non-qualified stock options to purchase up to 10,000,000 shares of our common stock to a key employee, at a price of $0.01 per share. The stock options vest equally over a period of 36 months and expire August 1, 2022. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise. If the optionee exercises on a cashless basis, then the above water value (difference between the option price and the fair market price at the time of exercise) is used to purchase shares of common stock. Under this method, the number of shares of common stock issued will be less than the number of options used to obtain those shares of common stock. On September 30, 2018, the employee exercised, on a cashless basis, 3,324,201 options, resulting in 1,233,509 shares of common stock.

On September 18, 2017, we granted non-qualified stock options to purchase up to 1,800,000 shares of our common stock to three key employees, at a price of $0.05 per share. The stock options vest equally over a period of 36 months and expire September 18, 2022. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise.

On January 3, 2018, we granted non-qualified stock options to purchase up to 20,000,000 shares of our common stock to three key employees, at a price of $0.04 per share. The stock options vest equally over a period of 36 months and expire January 3, 2023. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise.

The Company used the historical industry index to calculate volatility, since the Company’s stock history did not represent the expected future volatility of the Company’s common stock. The fair value of options granted during the six months ending June 30, 2019 and 2018, were determined using the Black Scholes method with the following assumptions:

	Six Months Ended	Six Months Ended
	June 30, 2019	June 30, 2018
Risk free interest rate	—	5.00%
Stock volatility factor	—	397%
Weighted average expected option life	—	5 years
Expected dividend yield	—	none

A summary of the Company’s stock option activity and related information follows:

	Six Months Ended June 30, 2019		Six Months Ended June 30, 2018
		Weighted		Weighted
		average		average
		exercise		exercise
	Options	price	Options	price
Outstanding -beginning of period	151,475,799	$0.017	134,800,000	$0.013
Granted	—	$—	20,000,000	$0.040
Exercised	—	$—	—	$—
Forfeited	—	$—	—	$—
Outstanding - end of period	151,475,799	$0.017	154,800,000	$0.017
Exercisable at the end of period	137,036,530	$0.015	125,738,995	$0.013
Weighted average fair value of options granted during the period		$—		$800,000

As of June 30, 2019, and December 31, 2018, the intrinsic value of the stock options was approximately $126,150 and $212,950, respectively. Stock option expense for the six months ended June 30, 2019, and 2018 were $163,644 and $285,976, respectively.

The Black Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted average remaining contractual life of options outstanding, as of June 30, 2019 was as follows:

		Weighted
		Average
	Number of	remaining
Exercise	options	contractual
prices	outstanding	life (years)
$0.050	1,800,000	3.22
$0.040	20,000,000	3.52
$0.015	35,000,000	3.16
$0.013	60,000,000	2.60
$0.013	15,000,000	2.72
$0.010	6,675,799	3.09
$0.005	12,500,000	0.12
$0.004	500,000	2.29
	151,475,799

Warrants

During the six months ended June 30, 2019 and 2018, the Company issued no warrants for services.

12.	RELATED PARTIES

Bountiful Capital, LLC, loaned the Company $100,000 on January 12, 2016, $500,000 through multiple fundings on the April 2016 Note, $500,000 through multiple fundings on the October 2016 Note, $38,000 on May 16, 2017, $46,000 on May 30, 2017, $26,000 on June 14, 2017, $23,500 on June 29, 2017, $105,000 on July 10, 2017, $50,500 on July 14, 2017, $53,500 on July 30, 2017, $25,000 on August 3, 2017, $34,000 on August 16, 2017, $92,000 on August 28, 2017, $63,600 on September 28, 2017, $103,500 on October 11, 2017, $106,000 on October 27, 2017, $62,000 on November 15, 2017, $106,000 on November 27, 2017, $30,000 on November 30, 2017, $42,000 on December 19, 2017, $49,000 on January 3, 2018, $72,000 on January 30, 2018 and $85,000 on February 2, 2018, as unsecured promissory notes (the “Bountiful Notes”). The terms of the Bountiful Notes include interest of 5% and are due and payable upon demand, but in no case later than 36 months after the effective date. On July 31, 2017, notes payable amounting to $1,442,500 and accrued interest of $43,414 were converted into 14,425 shares of Series C preferred stock. At June 30, 2019 and December 31, 2018, principal on the Bountiful Notes and accrued interest totaled $942,042 and $920,470. The Company’s chief financial officer, Greg Boden, also serves as the president of Bountiful Capital, LLC.

Brad Parscale has served on the board of directors of the Company since the acquisition of Parscale Creative on August 1, 2017. Mr. Parscale is also the owner of Parscale Strategy, LLC (“Parscale Strategy”), the largest customer of Parscale Digital. During the six months ended June 30, 2019 and 2018, the Company earned $128,164 and $2,205,423, respectively, in revenue from providing services to Parscale Strategy, and as of June 30, 2019 and December 31, 2018, Parscale Strategy had an outstanding accounts receivable of $17,947 and $78,753, respectively.

On August 1, 2017, Parscale Digital signed a lease with Giles-Parscale, Inc., a related party, to provide a workplace for the employees of Parscale Digital. Giles-Parscale, Inc., is wholly owned by Jill Giles, an employee of the Company. Details on this lease are included in Note 14.

On August 1, 2017, Parscale Digital signed a lease with Parscale Strategy for computer equipment and office furniture. Parscale Strategy is wholly owned by Brad Parscale, who serves on the CloudCommerce board of directors. Details of this lease are included in Note 14.

On April 28, 2018, Data Propria entered into an agreement to lease approximately 2,073 square feet of office space located at 311 Sixth Street, San Antonio, TX 78215, for a period of twelve months, commencing May 1, 2018, at a cost of $4,000 per month, plus a pro rata share of building maintenance expenses. This lease was signed with a related party, Jill Giles, an employee of the Company. Upon expiration the company did not renew this lease.

As of June 30, 2019, we had convertible notes in the amount of $292,802 with a relative of a shareholder that owns in excess of 5%. We believe that the terms of those convertible notes are consistent with arm’s length transactions.

13.	CONCENTRATIONS

For the six months ended June 30, 2019 and 2018, the Company had one and one major customers who represented approximately 12% and 37% of total revenue, respectively. At June 30, 2019 and December 31, 2018, accounts receivable from two and two customers, represented approximately 45% and 19% of total accounts receivable, respectively. The customers comprising the concentrations within the accounts receivable are not the same customers that comprise the concentrations with the revenues discussed above.

14.	COMMITMENTS AND CONTINGENCIES

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” Topic 842, which amends the guidance in former ASC Topic 840, Leases. The new standard increases transparency and comparability most significantly by requiring the recognition by lessees of right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all leases longer than 12 months. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. For lessees, leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement, over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, current operating lease liabilities and non-current operating lease liabilities. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on our condensed consolidated balance sheets. Finance leases are included in property and equipment, current liabilities, and long-term liabilities on our condensed consolidated balance sheets.

The Company adopted the new lease guidance effective January 1, 2019 using the modified retrospective transition approach, applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. The Company has elected the practical expedient to combine lease and non-lease components as a single component. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change our previously reported condensed consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. As of June 30, 2019, the company recognized ROU assets of $336,227 and lease liabilities of $338,127.

The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate of 10%, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. In calculating the present value of the lease payments, the Company elected to utilize its incremental borrowing rate based on the remaining lease terms as of the January 1, 2019 adoption date.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred, if any. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Our leases have remaining lease terms of 1 years to 3 years, some of which include options to extend the lease term for up to an undetermined number of years.

Operating Leases

As a result of the WebTegrity acquisition, we assumed a lease for office space used by the WebTegrity employees, at 14603 Huebner Road, Suite 3402, San Antonio, TX 78230. The lease was executed on March 20, 2017 for a period of 36 months, commencing March 20, 2017, at a rate of $2,750 per month from April 1, 2017 through March 31, 2018, $2,950 per month from April 1, 2018 through March 31, 2019, and $3,150 per month from April 1, 2019 through March 31, 2020. As of June 30, 2019, it has been determined that the Company will not attempt to extend this lease past the March 31, 2020 expiration date. This lease does not include a residual value guarantee, nor do we expect any material exit costs. As of January 1, 2019, we determined that this lease meets the criterion to be classified as a ROU Asset and is included on the balance sheet as Right-Of-Use Assets. As of June 30, 2019, the ROU asset and liability balances of this lease were $25,304 and $27,204, respectively.

On August 1, 2017, Parscale Digital signed a lease agreement with Giles-Parscale, Inc., a related party, which commenced on August 1, 2017, for approximately 8,290 square feet, at 321 Sixth Street, San Antonio, TX 78215, for $9,800 per month, plus a pro rata share of the common building expenses. The lease expires on July 31, 2022. As of June 30, 2019, it is unclear whether we will attempt to extend this lease beyond the July 31, 2022 expiration date. However, because the lease expiration is greater than twelve months, the lease liability is included on the Balance Sheet as Right-of-use lease. This lease does not include a residual value guarantee, nor do we expect any material exit costs. As of January 1, 2019, we determined that this lease meets the criterion to be classified as a ROU Asset and is included on the balance sheet as Right-Of-Use Assets. As of June 30, 2019, the ROU asset and liability balances of this lease were $310,923 and $310,923, respectively.

On October 24, 2017, we executed a lease agreement for office space located at 1933 Cliff Drive, Santa Barbara, CA, commencing March 1, 2018 for a period of 36 months, at a rate of $2,795 per month, plus a pro rata share of the common area maintenance. As of September 31, 2018, the Company vacated this office space and the landlord relieved the Company of any further liability by leasing the space to another party. As of September 30, 2018, the Company moved its headquarters to 321 Sixth Street in San Antonio, Texas.

On February 12, 2018, we executed a lease agreement for office space at 1415 Park Avenue West, Denver, CO 80205, expiring August 14, 2018, at a cost of $800 per month. This lease was cancelled on June 30, 2018, at no cost to the Company.

On April 28, 2018, Data Propria entered into an agreement to lease approximately 2,073 square feet of office space located at 311 Sixth Street, San Antonio, TX 78215, for a period of twelve months, commencing May 1, 2018, at a cost of $4,000 per month, plus a pro rata share of building maintenance expenses. This lease was signed with a related party, Jill Giles, an employee of the Company. The Company did not extend this lease upon expiration on April 30, 2019.

Total operating lease expense for the six months ended June 30, 2019 and 2018 was $87,433 and $118,957, respectively. The Company is also required to pay its pro rata share of taxes, building maintenance costs, and insurance in according to the lease agreement.

On May 21, 2014, the Company entered into a settlement agreement with the landlord of our previous location at 6500 Hollister Ave., Goleta, CA, to make monthly payments on past due rent totaling $227,052. Under the terms of the agreement, the Company will make monthly payments of $350 on a reduced balance of $40,250. Upon payment of $40,250, the Company will record a gain on extinguishment of debt of $186,802. As of June 30, 2019, the Company recorded the outstanding balance under this settlement agreement as a long-term accrued expense, with the current portion of the debt recorded in accrued expenses. As of June 30, 2019, and December 31, 2018, the Company owed $18,900 and $21,000 on the outstanding reduced payment terms, respectively.

The Company is required to pay its pro rata share of taxes, building maintenance costs, and insurance in accordance with the operating lease agreements of Parscale Digital, WebTegrity, and Data Propria.

Finance Leases

On August 1, 2017, Parscale Digital signed a lease agreement with Parscale Strategy, a related party, for the use of office equipment and furniture. The lease provides for a term of thirty-six (36) months, at a monthly payment of $3,000, and an option to purchase all items at the end of the lease for one dollar. It is certain that the Company will exercise this purchase option. We have evaluated this lease in accordance with ASC 840-30 and determined that it meets the definition of a finance lease.

The following is a schedule of the net book value of the finance lease.

Assets	June 30, 2019	December 31, 2018
Leased equipment under finance lease,	$100,097	$100,097
less accumulated amortization	(47,592)	(35,176)
Net	$52,505	$64,921

Liabilities	June 30, 2019	December 31, 2018
Obligations under finance lease (current)	$34,898	$34,039
Obligations under finance lease (noncurrent)	2,988	20,654
Total	$37,886	$54,693

Below is a reconciliation of leases to the financial statements.

	ROU Operating Leases	Finance Leases	Short Term Leases
Leased asset balance	$336,227	$52,505	$—
Other fixed assets	—	31,518	—
Total	336,227	84,023	—

Liability balance	338,127	37,886	—

Cash flow (operating)	76,900	—	4,000
Cash flow (financing)	—	6,000	—

Interest expense	$18,624	$1,193	$—

The following is a schedule, by years, of future minimum lease payments required under the operating and finance leases.

Years Ending December 31,	ROU Operating Leases	Finance Leases	Short Term Leases
2019*	$77,700	$18,000	$—
2020	127,050	21,000	—
2021	117,600	—	—
2022	68,600	—	—
2023	—	—	—
Thereafter	—	—	—
Total	$390,950	$39,000	$—
Less imputed interest	(52,823)	(1,114)	—
Total liability	$338,127	$37,886	$—

*	Excludes six months ended June 30, 2019

Other information related to leases is as follows:

Lease Type	Weighted Average Remaining Term	Weighted Average Discount Rate (1)
Operating Leases	1.9 years	10%
Finance Leases	1.0 years	10%

(1)	This discount rate is consistent with our borrowing rates from various lenders.

Legal Matters

The Company may be involved in legal actions and claims arising in the ordinary course of business, from time to time, none of which at the time are considered to be material to the Company’s business or financial condition.

15.	SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

During the six months ended June 30, 2019, there were the following non-cash activities.

-	Recorded the initial values of ROU operating leases, which increased ROU assets by $365,460 and operating lease liability by $365,460, netting to zero on the statement of cash flows.

During the six months ended June 30, 2018, there were the following non-cash financing activities:

-	On February 1, 2018, the Company acquired Parscale Media for $1,000,000 payable by a note over twelve months.

-	On April 17, 2018, a lender converted a portion of the March 2013 Note into common stock. The conversion included $16,000 of principal, plus $8,106 of interest, which was converted into 6,026,301 common shares.

16.	SUBSEQUENT EVENTS

Management has evaluated subsequent events according to ASC TOPIC 855 as of the date of the financial statements and has determined that the following subsequent events are reportable.

On July 16, 2019 the Company issued a convertible note (the “July 16, 2019 Note”) in the amount of $43,000, at which time an advance of $40,000 was received to cover operational expenses. The July 16, 2019 Note accrues interest at a rate of 10% per year, is payable on July 16, 2020, and is convertible into common stock after 180 days. The conversion price is calculated as a 50% discount off of the average of the one lowest trading prices during the 25 trading days prior to conversion. The July 16, 2019 Note matures on July 16, 2020.

On July 17, 2019 a lender presented a conversion notice to the Company, which converted $12,000 principle plus interest into 1,967,213 shares of common stock. This conversion was in accordance with the terms of the convertible note.

On July 22, 2019, a shareholder relinquished his holdings of Company stock, in the amount of 8,400 common shares. This reduced the number of outstanding shares by 8,400.

On July 23, 2019 the Company issued an unsecured promissory note (the “July 23, 2019 Note”) in the amount of $25,000, at which time an advance of $25,000 was received to cover operational expenses. The July 23, 2019 Note accrues interest at a rate of 5% per year. The July 23, 2019 Note matures on July 23, 2020.

On August 5, 2019 a lender presented a conversion notice to the Company, which converted $7,839 principle plus interest into 2,550,000 shares of common stock. This conversion was in accordance with the terms of the convertible note.

Taking into consideration the two stock conversions and the relinquished shares mentioned above, total outstanding shares is calculated as follows:

137,512,588	Shares outstanding, as of June 30, 2019
1,967,213	Conversion, dated July 17, 2019
(8,400)	Share relinquishment, dated July 22. 2019
2,550,000	Conversion, dated August 5, 2019
142,021,401	Shares outstanding, as of August 13, 2019

PART III—EXHIBITS

Exhibit	Description
2.1	Articles of Incorporation (incorporated by reference from the exhibits included with the Company’s Report on Form 10-KSB filed with the Securities and Exchange Commission, dated April 10, 2002).
2.2	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated September 30, 2015).
2.3	Bylaws (incorporated by reference from the exhibits included with the Company’s Report on Form 10-KSB filed with the Securities and Exchange Commission, dated April 10, 2002).
2.4	Certificate of Designation of Series A Preferred Stock (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated October 6, 2015).
2.5	Certificate of Designation of Series B Preferred Stock (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated December 18, 2015).
2.6	Certificate of Amendment to Certificate of Designation of Series B Preferred Stock (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated June 28, 2016).
2.7	Certificate of Designation of Series C Preferred Stock (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated August 2, 2017).
2.8	Certificate of Designation of Series D Preferred Stock (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated August 2, 2017).
2.9	Certificate of Designation of Series E Preferred Stock (incorporated by reference to 8-K filed November 17, 2017)
2.10	Form of Certificate of Designation of Series F Preferred Stock (to be filed by amendment)
4.1	Form of Subscription Agreement for offering (to be filed by amendment)
6.1	First Agreement and Plan of Reorganization between Latinocare Management Corporation, a Nevada corporation, and Warp 9, Inc., a Delaware corporation (Incorporated by reference from the exhibits included with the Company’s Report on Form SC 14F1 filed with the Securities and Exchange Commission, dated April 8, 2003).
6.2	Second Agreement and Plan of Reorganization between Latinocare Management Corporation, a Nevada corporation, and Warp 9, Inc., a Delaware corporation (Incorporated by reference from the exhibits included with the Company’s prior Report on Form 8-K filed with the Securities and Exchange Commission, dated May 30, 2003).
6.3	Agreement and Plan of Merger by and among Indaba Group, LLC, a Colorado limited liability company, Ryan Shields, Blake Gindi, and Jack Gindi, Warp 9, Inc., a Nevada corporation, and Warp 9, Inc., a Delaware corporation. (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed June 30, 2015).
6.4	Statement of Merger between Indaba Group, LLC, a Colorado limited liability company, and Warp 9, Inc., a Delaware corporation (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated October 6, 2015).
6.5	Certificate of Merger of Domestic Corporation and Foreign Limited Liability Corporation between Warp 9, Inc., a Delaware corporation, and Indaba Group, LLC, a Colorado limited liability company (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated October 6, 2015).
6.6	Agreement and Plan of Merger, dated as of August 1, 2017, by and among CloudCommerce, Inc., Parscale Creative, Inc., Bradley Parscale and Parscale Digital, Inc. (incorporated by reference from the exhibits included with the Company’s Report on Form 8-K filed with the Securities and Exchange Commission, dated August 2, 2017).

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6.7	Purchase Agreement, dated August 1, 2017, by and among CloudCommerce, Inc., Parscale Media, LLC, and Bradley Parscale (incorporated by reference from the exhibits included with the Company’s Report on Form 8-K filed with the Securities and Exchange Commission, dated August 2, 2017).
6.8	Stock Option Plan (Incorporated by reference from the exhibits included in the Company’s Information Statement filed with the Securities and Exchange Commission, dated August 1, 2003).
6.9	Form of Convertible Note, dated January 5, 2015 (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 10-Q/A filed with the Securities and Exchange Commission, dated February 17, 2015).
6.10	Form of Stock Option Agreement (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 10-Q/A filed with the Securities and Exchange Commission, dated February 17, 2015).
6.11	Agreement and Plan of Merger by and among Indaba Group, LLC, a Colorado limited liability company, Ryan Shields, Blake Gindi, and Jack Gindi, Warp 9, Inc., a Nevada corporation, and Warp 9, Inc., a Delaware corporation. (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed June 30, 2015).
6.12	Employment Agreement between Indaba Group, Inc., a Delaware corporation, and Ryan Shields (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated October 6, 2015).
6.13	Employment Agreement between Indaba Group, Inc., a Delaware corporation, and Blake Gindi (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated October 6, 2015).
6.14	Convertible Promissory Note (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated October 9, 2015).
6.15	Form of Promissory Note (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated April 21, 2016).
6.16	Form of Exchange Agreement (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated June 28, 2016).
6.17	Form of Promissory Note (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, dated October 7, 2016).
6.18	Exchange Agreement, dated July 31, 2017, by and between CloudCommerce, Inc., and Bountiful Capital, LLC (incorporated by reference from the exhibits included with the Company’s Report on Form 8-K filed with the Securities and Exchange Commission, dated August 2, 2017).
6.19	Management Services Agreement, dated August 1, 2017, by and between CloudCommerce, Inc., and Parscale Creative, Inc. (incorporated by reference from the exhibits included with the Company’s Report on Form 8-K filed with the Securities and Exchange Commission, dated August 2, 2017).
6.20	Management Services Agreement, dated August 1, 2017, by and between CloudCommerce, Inc., and Parscale Media, LLC (incorporated by reference from the exhibits included with the Company’s Report on Form 8-K filed with the Securities and Exchange Commission, dated August 2, 2017).
6.20	Advisory Agreement, dated August 1, 2017, with Jill Giles (incorporated by reference from the exhibits included with the Company’s Report on Form 8-K filed with the Securities and Exchange Commission, dated August 2, 2017).
6.21	Secured Promissory Note, dated June 29, 2018, issued by Parscale Digital Inc. to P2Binvestor, Incorporated (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2018).
6.22	Security Agreement dated June 29, 2018, between Parscale Digital Inc. and P2Binvestor, Incorporated (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2018).
6.23	Agreement, dated November 20, 2018, by and between CloudCommerce, Inc. and Bradley Parscale (incorporated by reference to the Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2018).
6.24	Securities Purchase Agreement, dated June 10, 2019 (incorporated by reference to 10-Q filed August 13, 2019)
6.25	Note issued June 10, 2019 (incorporated by reference to 10-Q filed August 13, 2019)
6.26	Securities Purchase Agreement, dated July 16, 2019 (incorporated by reference to 10-Q filed August 13, 2019)
6.27	Note issued July 16, 2019 (incorporated by reference to 10-Q filed August 13, 2019)
6.28	Broker-Dealer Agreement between the Company and Dalmore Group, LLC
6.29	Reg A+ Engagement Agreement between the Company and Manhattan Street Capital
8.1	Escrow Services Agreement (to be filed by amendment)
11.1	Consent of M&K CPAS, PLLC
11.2	Consent of Liggett & Webb, P.A.
11.3	Consent of Sichenzia Ross Ference LLP (to be filed by amendment)
12.1	Opinion of Sichenzia Ross Ference LLP (to be filed by amendment)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Sate of Texas, on August 30, 2019.

CloudCommerce, Inc.

By:	/s/ Andrew Van Noy
Andrew Van Noy
Chief Executive Officer and President
(Principal Executive Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Andrew Van Noy	Dated: August 30, 2019
Andrew Van Noy,
Chief Executive Officer, President and Chairman
(Principal Executive Officer)

By:	/s/ Gregory Boden	Dated: August 30, 2019
Gregory Boden, Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

By:	/s/ Zachary Bartlett	Dated: August 30, 2019
Zachary Bartlett, Director

Bradley Parscale, Director

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